Exhibit 4.1

CONFORMED COPY

INDENTURE

between

PINNACLE TOWERS ACQUISITION HOLDINGS LLC

GS SAVINGS INC.

GOLDENSTATE TOWERS, LLC

PINNACLE TOWERS ACQUISITION LLC

TOWER VENTURES III, LLC

TVHT, LLC,

as Issuers,

GLOBAL SIGNAL HOLDINGS III, LLC,

as Guarantor

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

as Indenture Trustee

dated as of July 31, 2009

Senior Secured Notes

i

v

EXHIBITS

Exhibit A-1	FORM OF RULE 144A GLOBAL NOTE
Exhibit A-2	FORM OF REGULATION S GLOBAL NOTE
Exhibit A-3	FORM OF IAI DEFINITIVE NOTE
Exhibit B	FORM OF REMINDER NOTICE
Exhibit C-1	FORM OF TRANSFEREE CERTIFICATION FOR TRANSFERS OF BENEFICIAL INTERESTS IN RULE 144A GLOBAL NOTES
Exhibit C-2	FORM OF TRANSFEREE CERTIFICATE FOR TRANSFERS OF BENEFICIAL INTERESTS IN REGULATION S GLOBAL NOTES
Exhibit C-3	FORM OF TRANSFEREE CERTIFICATE FOR TRANSFERS OF DEFINITIVE NOTES TO QUALIFIED INSTITUTIONAL BUYERS
Exhibit C-4	FORM OF TRANSFEREE CERTIFICATE FOR TRANSFERS OF DEFINITIVE NOTES TO INSTITUTIONAL ACCREDITED INVESTORS
Exhibit C-5	FORM OF TRANSFEROR CERTIFICATE FOR TRANSFERS OF DEFINITIVE NOTES TO QUALIFIED INSTITUTIONAL BUYERS

Exhibit C-6	FORM OF TRANSFEROR CERTIFICATE FOR TRANSFERS OF DEFINITIVE NOTES TO INSTITUTIONAL ACCREDITED INVESTORS
Exhibit D	FORM OF RENT ROLL
Exhibit E	FORM OF INFORMATION REQUEST
Exhibit F	FORM OF MONTHLY REPORTS
Exhibit G	FORM OF SERVICER REPORT

INDENTURE, dated as of July 31, 2009 (as amended, supplemented or otherwise modified and in effect from time to time, this “Indenture”), between PINNACLE TOWERS ACQUISITION HOLDINGS LLC, a Delaware limited liability company (the “Issuer Entity”), TOWER VENTURES III, LLC, a Tennessee limited liability company, TVHT, LLC, a Tennessee limited liability company, GOLDENSTATE TOWERS, LLC, a Delaware limited liability company, GS SAVINGS INC., a Delaware corporation, and PINNACLE TOWERS ACQUISITION LLC, a Delaware limited liability company (collectively, together with the Issuer Entity, the “Issuers”), GLOBAL SIGNAL HOLDINGS III, LLC, a Delaware limited liability company (the “Guarantor”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Indenture Trustee and not in its individual capacity (in such capacity, the “Indenture Trustee”).

The Issuers, the Guarantor and the Indenture Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Noteholders (as defined herein) and the other Secured Parties (as defined in the Pledge Agreement (as defined herein)):

ARTICLE I

Definitions and Incorporation by Reference

SECTION 1.01. Definitions. Except as otherwise specified in this Indenture or as the context may otherwise require, the following terms have the respective meanings set forth below for all purposes of this Indenture and each Indenture Supplement. In the event of a definitional conflict between this Indenture and an Indenture Supplement, the definition contained in the Indenture Supplement shall control.

“30/360 Basis” shall mean the accrual of interest calculated on the basis of a 360-day year consisting of twelve 30-day months.

“Acceptable Manager” shall mean (i) Crown Castle USA Inc. or another wholly owned subsidiary of Crown International with experience managing sites similar to the Tower Sites or (ii) another management company reasonably acceptable to the Servicer with experience managing sites similar to the Tower Sites.

“Account Collateral” shall mean all of the Issuers’ right, title and interest in and to the Accounts, the Reserves, all monies and amounts which may from time to time be on deposit therein, all monies, checks, notes, instruments, documents, deposits, and credits from time to time in the possession of the Indenture Trustee (or the Servicer on its behalf) representing or evidencing such Accounts and Reserves and all earnings and investments held therein and proceeds thereof.

“Accounts” means, collectively, the Lock Box Account, the Central Account, the Sub-Accounts thereof and any other accounts pledged to the Indenture Trustee pursuant to this Indenture or any other Transaction Document.

“Accrued Note Interest” shall mean the interest that shall accrue during each Interest Accrual Period at the applicable Note Rate on the Note Principal Balance of such Note Outstanding immediately prior to the related Payment Date.

“Act” shall have the meaning ascribed to it in Section 16.03(a).

“Additional Issuer Expenses” shall mean (i) Other Servicing Fees payable to the Servicer; (ii) reimbursements and indemnification payments to the Indenture Trustee and any of its Affiliates, directors, officers, employees or agents hereunder and under the Servicing Agreement; and (iii) reimbursements and indemnifications payable to the Servicer and certain persons related to it as described under the Servicing Agreement and any other Transaction Documents. Additional Issuer Expenses do not include reimbursements in respect of Advances.

“Additional Notes” shall mean the Notes issued under this Indenture and the related Indenture Supplement after the date hereof and in compliance with Section 2.11.

“Advance Interest” shall have the meaning ascribed to it in the Servicing Agreement.

“Advance Rents Reserve” shall have the meaning ascribed to it in Section 4.04.

“Advance Rents Reserve Deposit” shall have the meaning set forth in the Cash Management Agreement.

“Advance Rents Reserve Sub-Account” shall have the meaning ascribed to it in Section 4.04.

“Advances” shall mean Debt Service Advances and Servicing Advances subject, in each case, to the Servicer’s reasonable, good faith determination that such Advance, if made, would not constitute a Nonrecoverable Advance.

“Affiliate” shall mean in relation to any Person, any other Person: (i) directly or indirectly controlling, controlled by, or under common control with, the first Person; (ii) directly or indirectly owning or holding fifty percent (50%) or more of the voting stock or other equity interest in the first Person; or (iii) fifty percent (50%) or more of whose voting stock or other equity interest is directly or indirectly owned or held by the first Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”)

means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affirmative Direction” shall mean, with respect to any Series, a written direction of Noteholders of such Series representing more than 25% of the Outstanding Class Principal Balance of all Classes of Notes of such Series.

“Allocated Note Amount” shall have the meaning ascribed to it in the applicable Indenture Supplement.

“Amended Easement” shall have the meaning ascribed to it in Section 7.25(a)(iii).

“Amended Ground Lease” shall have the meaning ascribed to it in Section 7.24(a)(iii).

“Annual Advance Rents Reserve Deposit” shall have the meaning set forth in the Cash Management Agreement.

“Annualized Run Rate Net Cash Flow” shall mean, for any Tower Site at any point in time, the Annualized Run Rate Revenue for such Tower Site, less the sum of (i) annualized current insurance expenses, real estate and similar taxes (including payments in lieu of taxes), ground lease payments (if any) with respect to such Tower Site, and amounts payable to any third-party owner under a Tower Site Management Agreement, if applicable, (ii) trailing twelve (12) month expenses in respect of such Tower Site for maintenance (including Maintenance Capital Expenditures), utilities, licensing and permitting (excluding portfolio support personnel), and (iii) a management fee equal to ten percent (10%) of the Annualized Run Rate Revenue for such Tower Site. For purposes of clause (ii) of this definition, the calculation of the trailing twelve (12) month expenses shall be based on, at the time of the acquisition of such Tower Site and through three (3) full months thereafter, the Issuers’ annual budgeted expenses in respect of such Tower Site for maintenance (including Maintenance Capital Expenditures), utilities, licensing and permitting (excluding portfolio support personnel), and following the third (3rd) full calendar month following acquisition of such Tower Site and through the date that the Tower Site is no longer an Unseasoned Tower Site, actual expenses in respect of such Tower Site for maintenance (including Maintenance Capital Expenditures), utilities, licensing and permitting (excluding portfolio support personnel) annualized based upon the number of full calendar months of ownership of such Tower Site.

“Annualized Run Rate Revenue” shall mean, at any point in time, the annualized rent payable by Tenants for occupancy of a Tower Site at such time.

“Applicable Maturity Date” shall mean the maturity date of any Class or Series of Notes as set forth in the applicable Indenture Supplement relating to such Class or Series.

“Applicable Procedures” shall mean, with respect to any Transfer or transaction involving a Regulation S Global Note or beneficial interest therein, the rules and procedures of the Depositary, Euroclear and Clearstream, as the case may be, for such Global Note, in each case to the extent applicable to such transaction and as in effect from time to time.

“Assets” shall mean the assets of the Issuers, which, as of January 31, 2009, consisted primarily of various interests in 1,167 wireless communication towers in the United States.

“Assignment of Management Agreement” shall mean the Assignment and Subordination of Management Agreement dated as of July 31, 2009 among the Issuers and the Manager.

“Authorized Officer” shall mean (i) with respect to the Issuers, any director, Member, manager or Executive Officer of the Issuers who is authorized to act for or on behalf of the Issuers in matters relating to the Issuers and (ii) with respect to the Manager, and for so long as the Management Agreement is in full force and effect, any officer of the Manager who is authorized to act for the Manager in matters relating to the Issuers and to be acted upon by the Manager pursuant to the Management Agreement.

“Average Life Date” for any Note shall be the date which follows the date of determination by a period equal to the Remaining Weighted Average Life of such Note.

“Bankruptcy Code” shall mean Title 11 of the United States Code, as amended from time to time, and all rules and regulations promulgated thereunder.

“Beneficial Owner” shall mean, with respect to any Series, the owner of a beneficial interest in a Global Note of such Series.

“Book-Entry Notes” shall mean any Note registered in the name of the Depositary or its nominee.

“Business Day” shall mean any day other than (i) a Saturday, (ii) a Sunday or (iii) a legal holiday in the State of New York, the State of Texas, the state in which the Corporate Trust Office of the Indenture Trustee is located, the state where the primary servicing office of the Servicer is located, or any such day on which banking institutions in any such state are generally not open for the conduct of regular business.

“CapEx Budget” shall mean the annual budget for the Issuers taken as a whole covering the planned Capital Expenditures for the period covered by such budget. The CapEx Budget shall not include Capital Expenditures consisting of discretionary expenditures made to acquire fee or easement interests with respect to any Ground Leased Tower Site or Easement, or nonrecurring expenditures made to enhance the Operating Revenues of a Tower Site.

“Capital Expenditures” shall mean expenditures for Capital Improvements.

“Capital Improvements” shall mean capital improvements, repairs or alterations, fixtures, equipment and other capital items (whether paid in cash or property or accrued as liabilities) made by the Issuers that, in conformity with GAAP, would not be included in the Issuers’ annual Financial Statements as an Operating Expense of the Tower Sites.

“Cash Management Agreement” shall mean the Cash Management Agreement dated as of July 31, 2009 among the Issuers, the Indenture Trustee and the Manager.

“Cash Trap Condition” shall mean, as of the end of any calendar quarter, the DSCR is less than or equal to 1.30, and shall continue to exist until the DSCR exceeds 1.30 for two consecutive calendar quarters.

“Cash Trap Reserve” shall have the meaning ascribed to it in Section 4.05.

“Cash Trap Reserve Sub-Account” shall have the meaning ascribed to it in Section 4.05.

“Central Account” shall have the meaning ascribed to it in Section 3.01(a).

“Central Account Bank” shall have the meaning ascribed to it in Section 3.01(a).

“Claims” shall have the meaning ascribed to it in Section 7.04(a).

“Class” shall mean, collectively, all of the Notes bearing the same alphabetical and, if applicable, numerical class designation and having the same payment terms. The respective Classes of Notes are designated under Indenture Supplements.

“Class A” shall mean the Class A-1 Notes and the Class A-2 Notes.

“Class A-1” shall mean all Notes issued under the Indenture or any applicable Indenture Supplement that are designated Class A-1.

“Class A-2” shall mean all Notes issued under the Indenture or any applicable Indenture Supplement that are designated Class A-2.

“Class Principal Balance” shall mean, as of any date of determination, the aggregate Outstanding principal balance of all Notes of such Class on such date. The Class Principal Balance of each Class of Notes shall be reduced on each Payment Date by the amount of any principal payments made to the holders of the Notes of such Class on such Payment Date.

“Clearstream” shall mean Clearstream Banking, société anonyme, Luxembourg.

“Clearstream Participants” shall mean the participating organizations of Clearstream.

“Closing Date” shall have the meaning ascribed to it in the related Indenture Supplement.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Collateral” shall mean rights, interests, assets and property of every kind, real and personal, tangible and intangible, which is granted, pledged, liened, or encumbered as security for the Notes and each of the other Obligations under this Indenture, the Cash Management Agreement, the Pledge Agreement, the Security Agreement or other Transaction Documents, including without limitation the Account Collateral.

“Collection Period” shall mean, with respect to any Payment Date, the calendar month preceding the month in which such Payment Date occurs.

“Compliance Certificate” shall have the meaning ascribed to it in Section 7.02(a)(vii).

“Condemnation Proceeds” shall mean, collectively, the proceeds of any condemnation or taking pursuant to the exercise of the power of eminent domain or purchase in lieu thereof.

“Contingent Obligation” as applied to any Person, shall mean any direct or indirect liability, contingent or otherwise, of that Person: (A) with respect to any indebtedness, lease, dividend or other obligation of another if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (B) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (C) under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect against fluctuations in interest rates; or (D) under any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect that Person against fluctuations in currency values. Contingent Obligations shall include (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making (other than the Notes), discounting with recourse or sale with recourse by such Person of the obligation of another, (ii) the obligation to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement, and (iii) any liability of such Person for the obligations of another through any agreement to purchase, repurchase or otherwise acquire such obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed.

“Contractual Obligation” as applied to any Person, shall mean any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject, other than the Transaction Documents.

“Controlling Holders Representative” shall have the meaning ascribed in Section 10.05.

“Corporate Trust Office” shall mean, solely for purposes of presenting the Notes, The Bank of New York Mellon, as agent, located at 101 Barclay Street, 7 East, New York, New York 10014 and, for all other purposes the office of the Indenture Trustee at which any time its corporate trust business shall be administered, which at the date hereof is located at 601 Travis Street, 16th floor, Houston, Texas 77002, Attention: Corporate Trust Services, re: Pinnacle Towers Acquisitions Holdings, LLC, or such other address as the Indenture Trustee may designate from time to time by notice to the Noteholders and the Issuers, or the principal corporate trust office of any successor Indenture Trustee (or such other address as such successor Indenture Trustee may designate from time to time by notice to the Noteholders and the Issuers).

“Crown International” shall mean Crown Castle International Corp., a Delaware corporation.

“Debt Service Advance” shall mean the advance required to be made by the Servicer on the Business Day preceding each Payment Date in an amount equal to the excess of the Monthly Payment Amount due over the amount of funds on deposit in the Central Account and available to pay the Monthly Payment Amount in accordance with the terms hereof, at the end of the Collection Period relating to such Payment Date.

“Default” shall mean any event, occurrence or circumstance that is, or with notice or the lapse of time or both would become, an Event of Default.

“Defeasance Date” shall have the meaning ascribed to it in Section 2.10(a).

“Definitive Note” shall have the meaning ascribed to it in Section 2.01(a).

“Deposit Account Control Agreement” shall have the meaning ascribed to such term in the Cash Management Agreement.

“Depositary” and “DTC” shall mean The Depository Trust Company, or any successor Depositary hereafter named as contemplated by Section 2.03(c).

“Dormant Issuer” shall mean any Issuer from time to time that owns no Tower Sites or other Assets (other than de minimis Assets).

“DSCR” shall mean, as of any date of determination, the quotient of the Net Cash Flow divided by the amount of interest that the Issuers shall be required to pay over the succeeding twelve months on the principal amount of all Notes, assuming the Scheduled Principal Payments with respect to all such Notes are made during such twelve-month period.

“DTC Participant” shall mean a broker, dealer, bank or other financial institution or other Person for whom from time to time DTC effects book-entry transfers and pledges of securities deposited with DTC.

An “Early Amortization Event” shall occur as of the end of any calendar quarter, if the DSCR is less than the Minimum DSCR and shall continue to exist until the end of any calendar quarter for which the DSCR exceeds the Minimum DSCR.

“Easement” shall mean, individually and collectively, the easement interests granted to the Issuers by the owner of the applicable fee interest in the land underlying the Tower Sites described on Schedule 6.26(a) attached hereto; provided that, (i) following termination of an Easement pursuant to Section 7.25, “Easement” shall mean each of the Tower Sites that remain subject to an Easement and (ii) following a substitution with respect to a Tower Site that will be subject to an Easement, “Easement” shall include the Replacement Tower Site and shall exclude the replaced Tower Site.

“Easement Default” shall mean any breach or default or event that with the giving of notice or passage of time would constitute a breach or default under any Easement.

“Eligible Account” means a separate and identifiable account from all other funds held by the holding institution, which account is either (i) an account maintained with an Eligible Bank or (ii) a segregated trust account maintained by a corporate trust department of a Federal depositary institution or a state chartered depositary institution subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulations § 9.10(b), which, in either case, has corporate trust powers and is acting in its fiduciary capacity or for which a Rating Agency Confirmation from each Rating Agency has been received.

“Eligible Bank” means a bank that satisfies the Rating Criteria.

“Employee Benefit Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA (including any Multiemployer Plan) which is subject to Title IV of ERISA or to Section 412 of the Code and (i) which is maintained for employees of any of the Issuers or the Guarantor or any ERISA Affiliate, (ii) which has at any time within the preceding six years been maintained for the employees of any of the Issuers or the Guarantor or any current or former ERISA Affiliate or (iii) for which any of the Issuers or the Guarantor or any ERISA Affiliate has any liability, including contingent liability.

“Environmental Indemnity” shall mean the Environmental Indemnity dated as of July 31, 2009 from the Issuers to the Indenture Trustee and the Servicer.

“Environmental Laws” shall mean all applicable local, state, Federal or other Governmental Authority, statutes, ordinances, codes, orders, decrees, laws, rules or regulations pertaining to or imposing liability or standards of conduct concerning environmental protection (including, without limitation, regulations concerning health and safety to the extent relating to human exposure to Hazardous Materials), contamination or clean-up or the handling, generation, release or storage of Hazardous Material affecting the Tower Sites including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act, as amended, the Emergency Planning and Community Right-to-Know Act of 1986, as amended, the Hazardous Substances Transportation Act, as amended, the Solid Waste Disposal Act, as amended, the Clean Water Act, as amended, the Clean Air Act, as amended, the Toxic Substances Control Act, as amended, the Safe Drinking Water Act, as amended, the Occupational Safety and Health Act, as amended (to the extent relating to human exposure to Hazardous Materials), any state superlien and environmental clean-up statutes and all regulations adopted in respect of the foregoing laws whether now or hereafter in effect, but excluding any local, state, Federal, or other governmental historic preservation or similar laws relating to historical resources and historic preservation not related to (i) protection of the environment or (ii) Hazardous Materials.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, in relation to any Person, any other Person under common control with the first Person, within the meaning of Section 4001(a)(14) of ERISA.

“Estoppel” shall mean, with respect to a Ground Lease, a separate letter agreement from the applicable Ground Lessor that (i) confirms that the Ground Lessor is the owner of the underlying fee or leasehold estate, as applicable, and that the Ground Lease is in full force and effect and (ii) obligates the applicable Ground Lessor to provide to the Indenture Trustee and Servicer certain rights with respect to the Ground Lease including (a) notice of default by Tenant and an opportunity to cure such default and (b) an opportunity to enter into a new Ground Lease on termination of the existing Ground Lease.

“Euroclear” shall mean The Euroclear System.

“Euroclear Participants” shall mean participants of Euroclear.

“Event of Default” shall have the meaning ascribed to it in Section 10.01.

“Excess Cash Flow” means, with respect to any Payment Date, amounts remaining in the Central Account on the last day of the immediately preceding Collection Period after allocations and/or payments of all amounts required to be allocated or paid pursuant to Section 5.01(a), items first through ninth.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Executive Officer” shall mean, with respect to any corporation or limited liability company, the Chairman of the Board, the Chief Executive Officer, the President, the Executive Vice Chairman, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such corporation or limited liability company and, with respect to any partnership, any general partner thereof.

“Financial Statements” shall mean statements of operations and retained earnings, statements of cash flow and balance sheets.

“Fitch” shall mean Fitch, Inc.

“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, as such are in effect on the date of this Indenture.

“Global Notes” shall mean Rule 144A Global Notes and Regulation S Global Notes.

“Governmental Authority” shall mean with respect to any Person, any Federal or state government or other political subdivision thereof and any entity, including any regulatory or administrative authority or court, exercising executive, legislative, judicial, regulatory or administrative or quasi-administrative functions of or pertaining to government, and any arbitration board or tribunal in each case having jurisdiction over such applicable Person or such Person’s property, and any stock exchange on which shares of capital stock of such Person are listed or admitted for trading.

“Governmental Leases” shall mean Leases with any Federal or state government or other political subdivision thereof for space on a Tower Site, provided that such lease (by way of a lease, purchase order, request for proposal, or similar requisition system) does not contain any provision that would materially and adversely affect the Collateral.

“Grant” shall mean to charge, mortgage, pledge, bargain, sell, warrant, alienate, remise, release, convey, assign, transfer, create, and to grant a Lien upon and a security interest in and right of set-off against, and to deposit, set over and confirm pursuant to this Indenture. A Grant of the Collateral or of any other agreement, contract or instrument shall include all rights, powers and options (but none of the obligations) of the granting party thereunder, including the immediate and continuing right to claim for, collect, receive and give receipt for lease, license and other payments in respect of the Collateral and all other monies payable thereunder, to give and receive notices and other communications, to make waivers or other agreements, to exercise all rights and options, to bring Proceedings, and generally to do and receive anything that the granting party is or may be entitled to do or receive thereunder or with respect thereto.

“Ground Lease Default” shall mean a breach or default or event that with the giving of notice or passage of time would constitute a breach or default under a Ground Lease.

“Ground Leased Tower Site” and “Ground Leased Tower Sites” shall mean, collectively or individually, the Tower Sites subject to the Ground Leases as described on Schedule 6.25(a) attached hereto; provided that, (i) following termination of a Ground Lease pursuant to Section 7.24, “Ground Leased Sites” shall mean each of the Tower Sites that remain subject to a Ground Lease, and (ii) following a substitution with respect to a Tower Site that will be subject to a Ground Lease, “Ground Leased Sites” shall include the Replacement Tower Site and shall exclude the replaced Tower Site.

“Ground Leases” shall mean the ground leases corresponding to the Ground Leased Tower Sites described on Schedule 6.25(a) attached hereto together with any future ground leases with respect to Replacement Tower Sites; provided that “Ground Leases” shall not refer to any ground lease where any of the Issuers is the landlord under such lease.

“Ground Lessors” shall mean the landlords under the Ground Leases.

“Guarantor” shall mean Global Signal Holdings III, LLC and its permitted successors and assigns.

“Guaranteed Obligations” shall have the meaning ascribed to it in Section 15.01(a).

“Guaranty” shall mean the guaranty set forth in Article XV of this Indenture pursuant to which the Guarantor shall guaranty all of the payment and other Obligations of the Issuers.

“Hazardous Material” shall mean all or any of the following: (A) substances, materials, compounds, wastes, products, emissions and vapors that are defined or listed in, regulated by, or otherwise classified pursuant to, any applicable Environmental Laws, including any so defined, listed, regulated or classified as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances”, “pollutants”, “contaminants”, or any other formulation intended to regulate, define, list or classify substances by reason of deleterious, harmful or dangerous properties; (B) waste oil, oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources;

(C) any flammable substances or explosives or any radioactive materials; (D) asbestos in any form; (E) electrical or hydraulic equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; (F) radon; (G) toxic mold; or (H) urea formaldehyde, provided, however, such definition shall not include (i) cleaning materials and other substances commonly used in the ordinary course of the Issuers’ businesses, which materials exist in reasonable quantities and are stored, contained, transported, used, released, and disposed of in accordance with all applicable Environmental Laws, or (ii) cleaning materials and other substances commonly used in the ordinary course of the Issuers’ Tenant’s, or any of their respective agent’s, business, which materials exist in reasonable quantities and are stored, contained, transported, used, released, and disposed of in accordance with all applicable Environmental Laws.

“Holder” and “Noteholder” shall mean a Person in whose name a particular Note is registered in the Note Register.

“Impositions” shall mean (i) all real estate and personal property taxes (net of abatements, reductions or refunds of real estate or personal property taxes relating to the Tower Sites applicable to and actually received or credited during the corresponding period), and vault charges and all other taxes, levies, assessments and other similar charges, general and special, ordinary and extraordinary, foreseen and unforeseen, of every kind and nature whatsoever (including any payments in lieu of taxes), which at any time prior to, at or after the execution hereof may be assessed, levied or imposed by, in each case, a governmental authority upon any of the Tower Sites or the rents relating thereto or upon the ownership, use, occupancy or enjoyment thereof, and any interest, cost or penalties imposed by such governmental authority with respect to any of the foregoing and (ii) all rent and other amounts payable by the Issuers under each of the Ground Leases and Easements. Impositions shall not include (x) any sales or use taxes payable by the Issuers, (y) taxes payable by Tenants or guests occupying any portions of the Tower Sites, or (z) taxes or other charges payable by any Manager unless such taxes are being paid on behalf of the Issuers.

“Impositions and Insurance Reserve” shall have the meaning ascribed to it in Section 4.03.

“Impositions and Insurance Reserve Sub-Account” shall mean the Sub-Account of the Central Account designated to reserve for the payment of real property taxes, other Impositions (including ground rent for Ground Leased Tower Sites and payments due under Easements) and Insurance Premiums with respect to the Tower Sites.

“Improvements” shall mean all buildings, structures, fixtures, additions, enlargements, extensions, modifications, repairs, replacements and improvements of every kind and nature now or hereafter located on the Tower Sites and owned by any of the Issuers.

“Indebtedness” or “indebtedness”, shall mean for any Person, without duplication: (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such

Person or its assets is liable, (ii) all unfunded amounts under a loan agreement, letter of credit (unless secured in full by Dollars), or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests but not any preferred return or special dividend paid solely from, and to the extent of, excess cash flow after the payment of all operating expenses, capital improvements and debt service on all Indebtedness, (iv) all obligations under leases that constitute capital leases for which such Person is liable, and (v) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.

“Indenture” shall have the meaning ascribed to it in the preamble hereto.

“Indenture Supplement” shall mean an indenture supplemental to this Indenture that authorizes a particular Series.

“Indenture Trustee” shall have the meaning ascribed to it in the preamble hereto until a permitted successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means such successor serving hereunder.

“Indenture Trustee Fee” shall mean the monthly fee to be paid on each Payment Date to the Indenture Trustee as compensation for services rendered by it in its capacity as Indenture Trustee.

“Indenture Trustee Report” shall have the meaning ascribed to it in Section 11.11(d).

“Independent” shall mean, when used with respect to any specified Person (other than a director), that such Person (a) is in fact independent of the Issuers, any other obligor on the Notes and any Affiliate of any of the foregoing Persons, (b) does not have any direct financial interest or any material indirect financial interest in the Issuers, any such other obligor or any Affiliate of any of the foregoing Persons and (c) is not connected with the Issuers, any such other obligor or any Affiliate of any of the foregoing Persons as an officer, employee, promoter, underwriter, trustee, partner, director or person performing similar functions.

“Independent Certificate” shall mean a certificate or opinion to be delivered to the Indenture Trustee or Servicer, as applicable, and upon which each may conclusively rely under the circumstances described in, and otherwise complying with the applicable requirements of, Section 16.01 made by an Independent certified public accountant or other expert appointed by an Issuer Entity Order, and such opinion or certificate shall state that the signer has read the definition of “Independent” in this Indenture and that the signer is Independent within the meaning thereof.

“Independent Director” means, with respect to any entity, an individual who shall not have been at the time of such individual’s appointment or at any time while serving as a director of such entity, and shall not have been at any time during the preceding five years (i) a stockholder, director (other than as an independent director/member), officer, employee, partner, attorney or counsel of such entity or any of its Affiliates (except that such individual may be or have been an independent director of any of its Affiliates) or a direct or indirect legal or beneficial owner in such entity or any of its Affiliates, (ii) a customer, creditor, manager, contractor, supplier or other Person who derives any of its purchases or revenues from its activities with such entity or any of its Affiliates (other than a company that provides professional independent directors and which also may provide other ancillary corporate, partnership, company or trust services to such entity or any of its Affiliates in the ordinary course of their business), (iii) a Person or other entity controlling, directly or indirectly, or under common control with such entity or any of its Affiliates or stockholder, creditor, manager, contractor, partner, customer, employee, officer, director, supplier or other such Person, or (iv) a member of the immediate family of such entity or any of its Affiliates or stockholder, director, officer, employee, partner, customer, creditor, manager, contractor, supplier or other such Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise.

“Initial Class Principal Balance” shall mean, with respect to any Class of Notes, the aggregate initial principal balance of all Notes of that Class Outstanding on the date of issuance.

“Initial Management Fee” shall mean, with respect to any Payment Date, an amount equal to 10% of the Operating Revenues for the calendar month immediately preceding such Payment Date.

“Initial Principal Payment Date” with respect to each Class of Notes, shall have the meaning ascribed to it in the applicable Indenture Supplement relating to such Class of Notes.

“Initial Purchasers” shall have the meaning ascribed to it in the applicable Indenture Supplement.

“Institutional Accredited Investor” shall mean an “accredited investor” within the meaning of paragraph (1), (2), (3) or (7) of Rule 501(a) of Regulation D of the Securities Act or an entity owned entirely by other entities that fall within such paragraphs.

“Insurance Policies” shall have the meaning ascribed to it in Section 7.05.

“Insurance Premiums” means the annual insurance premiums for the Insurance Policies required to be maintained by the Issuers with respect to the Tower Sites under Section 7.05.

“Insurance Proceeds” shall mean all of the proceeds received under the Insurance Policies.

“Interest Accrual Period” for each Payment Date and each Series, shall have the meaning ascribed to it in the applicable Indenture Supplement relating to such Series of Notes.

“Investment Company Act” shall mean the United States Investment Company Act of 1940, as amended.

“Involuntary Issuer Bankruptcy” shall have the meaning ascribed to it in Section 7.21.

“Issuer Entity” shall have the meaning ascribed to it in the preamble hereto.

“Issuer Entity Order” and “Issuer Entity Request” shall mean a written order or request signed in the name of the Issuer Entity by any two of its Authorized Officers and delivered to the Indenture Trustee and the Servicer upon which the Indenture Trustee and the Servicer, as applicable, may conclusively rely.

“Issuer Interest” shall have the meaning ascribed to it in Section 8.01.

“Issuer Party” or “Issuer Parties” shall have the meaning ascribed to it in Section 8.01.

“Issuers” shall have the meaning ascribed to it in the preamble hereto. All references to an Issuer shall also include its direct and indirect subsidiaries, if any.

“Knowledge” whenever used in this Indenture or any of the Transaction Documents, or in any document or certificate executed pursuant to this Indenture or any of the Transaction Documents, (whether by use of the words “knowledge” or “known”, or other words of similar meaning, and whether or not the same are capitalized), shall mean actual knowledge (without independent investigation unless otherwise specified) (i) of the individuals who have significant responsibility for any policy making, major decisions or financial affairs of the applicable entity; and (ii) also to the knowledge of the person signing such document or certificate.

“Lease” shall mean any lease, tenancy, license, assignment and/or other rental or occupancy agreement or other agreement or arrangement (including, without limitation, any and all guaranties of any of the foregoing) heretofore or hereafter entered into affecting the use, enjoyment or occupancy of, or the conduct of any activity upon or in, the Tower Sites or any portion thereof, including any extensions, renewals, modifications or amendments thereof, and including any ground lease where any of the Issuers is the landlord thereunder.

“Lease Estoppel” shall have the meaning ascribed to it in Section 7.11.

“Lien” shall mean any lien, mortgage, pledge, security interest, charge or encumbrance of any kind, whether voluntary or involuntary (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

“Liquidation Fee” shall have the meaning ascribed to it in the Servicing Agreement.

“Liquidation Proceeds” shall mean all cash amounts (other than Insurance Proceeds or Condemnation Proceeds) received by the Indenture Trustee in connection with: (a) the full, discounted or partial liquidation of a Tower Site, the Guarantor, the Issuer Entity or any of the direct or indirect subsidiaries of the Issuer Entity, any of their respective Assets, any Lease, or any other Collateral constituting security for the Notes or the Guaranty or any proceeds of any of the foregoing following default, through the Indenture Trustee’s sale, foreclosure sale or otherwise, exclusive of any portion thereof required to be released to the Issuers in accordance with applicable law and/or any applicable terms and conditions of this Indenture or the other Transaction Documents; or (b) the realization upon any deficiency judgment obtained against the Issuers during the related Collection Period.

“Lock Box Account” shall mean the lock box account established by the Issuers into which Tenants shall have been directed to pay all Rents and other sums owed to the Issuers, and into which the Issuers shall deposit all Receipts pursuant to Section 7.14 hereof.

“Lock Box Bank” shall mean the bank at which one or more of the Lock Box Account is maintained.

“Loss Proceeds” shall mean, collectively, all Insurance Proceeds and all Condemnation Proceeds.

“Loss Proceeds Reserve Sub-Account” shall mean the Sub-Account of the Central Account established for the purpose of depositing the proceeds of any Insurance Policies paid upon the event of (i) casualty or loss or (ii) condemnation of any Tower Sites prior to the application of such proceeds in accordance with the terms hereof.

“Maintenance Capital Expenditures” shall mean Capital Expenditures made for the purpose of maintaining the Tower Sites or complying with applicable laws, regulations, ordinances, statutes, codes, or rules applicable to the Tower Sites, but shall exclude discretionary expenditures made to acquire fee or easement interests with respect to any Ground Leased Tower Site or Easement and nonrecurring expenditures made solely to enhance the Operating Revenues of a Tower Site, but excluding Capital Expenditures set forth in the CapEx Budget.

“Managed Tower Site” shall mean all Tower Sites but excluding Owned Tower Sites. “Managed Tower Sites” shall be tower, rooftop or land sites, owned by third parties, on which an Issuer leases Site Space and receives a commission or other compensation and subleases it to Tenants or shall have a right to broker Leases to Tenants in exchange for a portion of the revenues generated by such Leases.

“Management Agreement” shall mean the Management Agreement among the Manager and the Issuers dated as of July 31, 2009, as amended and supplemented from time to time.

“Management Fee” shall have the meaning ascribed to it in the Management Agreement.

“Manager” shall mean the manager described in the Management Agreement or an Acceptable Manager as may hereafter be charged with management of the Issuers in accordance with the terms and conditions hereof.

“Manager Termination Event” shall have the meaning ascribed to it in the Management Agreement.

“Material Adverse Effect” shall mean (A) a material adverse effect (which may include economic or political events) upon the business, operations, or condition (financial or otherwise) of the Issuers, the subsidiaries of the Issuers, and the Guarantor (taken as a whole), (B) the material impairment of the ability of the Issuers, the subsidiaries of the Issuers and Guarantor (taken as a whole) to perform their obligations under the Transaction Documents (taken as a whole), (C) a material impairment of the rights and remedies of or benefits available to the Indenture Trustee under any Transaction Document, or (D) a material adverse effect on the use, value or operation of the Tower Sites; provided, however, that if 5% or more of the Operating Revenues derived from the Tower Sites (taken as a whole) are materially and adversely affected, then a Material Adverse Effect shall be deemed to exist. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then occurring events and existing conditions would result in a Material Adverse Effect.

“Material Agreement” shall mean the Tower Site Management Agreements and any contract or agreement, or series of related agreements, by any Issuer relating to the ownership, management, development, use, operation, leasing, maintenance, repair or improvement of the Tower Sites under which there is an obligation of the Issuers, in the aggregate, to pay, or under which any of the Issuers receives in compensation, more than $250,000 per annum, excluding (i) the Management Agreement, and (ii) any agreement which is terminable by the Issuers on not more than 60 days’ prior written notice without any fee or penalty.

“Material Lease” shall mean any Lease, or series of related Leases, by any Issuer or Issuers of space at one or more of the Tower Sites which (i)(a) provides for annual rent or other payments in an amount equal to or greater than $250,000, and (b) may not be cancelled by the applicable Issuer on 30 days’ notice without payment of a termination fee, penalty or other cancellation fee, (ii) obligates the Issuers to make any improvements to the Tower Sites either directly or through cash allowances (including, without limitation, free rent, tenant improvement allowances, or landlord’s construction work) to the applicable Tenant in excess of $100,000, or (iii) is a ground lease where any of the Issuers is the landlord under such ground lease.

“Member” means, individually or collectively, those parties identified on Schedule 8.01 as “Members”, and any other entity which is now or hereafter becomes the managing member of any of the Issuers under such Persons’ limited liability company operating agreement (other than the sole member of any single member limited liability company).

“Minimum DSCR” shall mean a DSCR of 1.15.

“Monthly Operating Expense Amount” shall mean, for any calendar month, the budgeted Operating Expenses of the Issuers for such calendar month (exclusive of the Management Fee (for so long as the Manager is an Affiliate of the Issuers) and expenses covered by the Impositions and Insurance Reserve Sub-Account). The initial budgeted Operating Expenses for the remainder of the 2009 calendar year after the date hereof shall be $1,731,000. For each calendar year thereafter, the budgeted Operating Expenses in respect of (i) rent under Ground Leases will be increased in accordance with the terms of the applicable Ground Lease, (ii) Insurance Premiums will be increased in accordance with the terms of the applicable Insurance Policies, (iii) property taxes will be increased in accordance with applicable law and (iv) all other budgeted annualized Operating Expenses will be increased by not more than 3.0% per annum.

“Monthly Payment Amount” shall mean with respect to any Class of any Series of Notes, the amount of interest required to be paid each month in respect of such Notes prior to the Applicable Maturity Date with respect to such Class and Series.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 3(37) or Section 4001(a)(3) of ERISA to which any of the Issuers or any of their Affiliates is making, or is accruing an obligation to make, contributions or has made, or been obligated to make, contributions within the preceding six years, or for which any of the Issuers or any of their Affiliates has any liability, including contingent liability.

“Net Cash Flow” shall mean, as of any date of determination, the Net Operating Income for the trailing twelve-month period ended as of the most recently ended calendar month for which monthly Financial Statements have been required to delivered pursuant to Section 7.02 less a Management Fee equal to 10% of Operating Revenues for such period; provided that (x) for any period prior to and during the first three full calendar months following acquisition of a Tower Site, Net Cash Flow for such Tower Site shall be equal to the Annualized Run Rate Net Cash Flow of such Tower Site and (y) following the third full calendar month of ownership of such Tower Site and through the date that the Tower Site ceases to be an Unseasoned Tower Site, Net Cash Flow for such Tower Site shall be equal to the Net Operating Income annualized based upon the number of full calendar months of ownership of such Tower Site, less a Management Fee equal to 10% of the actual Operating Revenues of such Tower Site, annualized based upon such period of ownership.

“Net Operating Income” shall mean, for any period, the amount by which Operating Revenues exceed Operating Expenses (excluding Management Fees, interest, income taxes, depreciation, accretion, and amortization); provided that (x) for any period prior to and during the first three full calendar months following acquisition of any Unseasoned Tower Site, Net Operating Income for such Tower Site shall be equal to the Annualized Run Rate Revenue of such Tower Site less the sum of (i) annualized current insurance expenses, real estate and similar taxes (including payments in lieu of taxes), ground lease payments (if any) and amounts payable to any Third Party Owner under a Tower Site Management Agreement (if applicable) with respect to such Tower Site and (ii) the Issuers’ annual budgeted expenses in respect of such Tower Site, including expenses for maintenance (including Maintenance Capital Expenditures), utilities, licensing, permitting and site management (excluding portfolio support personnel), and (y) from and after the third full calendar month following acquisition of any Unseasoned Tower Site and through the date that such Tower Site ceases to be an Unseasoned Tower Site, Net Operating Income shall be equal to the Net Operating Income annualized based upon the number of full calendar months of ownership of such Tower Site.

“Nonrecoverable Advance” shall mean any Nonrecoverable Debt Service Advance or Nonrecoverable Servicing Advance.

“Nonrecoverable Debt Service Advance” shall mean, as evidenced by an Officer’s Certificate, any portion of a Debt Service Advance previously made and not previously reimbursed, or proposed to be made, in respect of the Notes that, together with any then outstanding Advances, as determined by the Servicer, in its reasonable good faith judgment, are not or would not be ultimately recoverable (with Advance Interest thereon) from late payments, Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds or any other recovery on or in respect of the Notes or from any funds on deposit in the Central Account, giving due consideration to the limited assets of the Issuers. In making such determination, the Servicer may consider only the obligations of the Issuers and the Guarantor under the terms of the Transaction Documents as they may have been modified, the related Tower Sites in “as is” or then-current condition and the timing and availability of anticipated cash flows as modified by the Servicer’s assumptions regarding the possibility and effect of future adverse changes, together with such other factors, including but not limited to an estimate of future expenses, timing of recovery, the inherent risk of a protracted period to complete liquidation, or the potential inability to liquidate Collateral securing the Notes as a result of intervening creditor claims or of a bankruptcy proceeding impacting an Issuer, the Manager or the Guarantor and the effect thereof on the existence, validity and priority of any security interest encumbering the Assets, the Leases, the direct and indirect equity interests in the Issuers, available cash on deposit in the Lock Box Account and the Central Account and the net proceeds derived from any of the foregoing. The Servicer may update or change its nonrecoverability determination at any time. Any such determination shall be conclusive and binding on the Noteholders and the Indenture Trustee so long as it was made in accordance with the Servicing Standard.

“Nonrecoverable Servicing Advance” shall mean, as evidenced by an Officer’s Certificate, any portion of a Servicing Advance previously made and not previously reimbursed, or proposed to be made, in respect of the Notes or a Tower Site that, together with any then outstanding Advances, as determined by the Servicer, in its reasonable good faith judgment, are not or would not be ultimately recoverable (with Advance Interest thereon) from late payments, Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds or any other recovery on or in respect of the Notes or such Tower Site or from any funds on deposit in the Central Account, giving due consideration to the limited assets of the Issuers. In making such determination, the Servicer may consider only the obligations of Issuers and the Guarantor under the terms of the Transaction Documents as they may have been modified, the related Tower Sites in “as is” or then-current condition and the timing and availability of anticipated cash flows as modified by the Servicer’s assumptions regarding the possibility and effect of future adverse changes, together with such other factors, including but not limited to an estimate of future expenses, timing of recovery, the inherent risk of a protracted period to complete liquidation or the potential inability to liquidate Collateral as a result of intervening creditor claims or of a bankruptcy proceeding impacting an Issuer, the Manager, or the Guarantor and the effect thereof on the existence, validity and priority of any security interest encumbering the Assets, the Leases, the direct and indirect equity interests in the Issuers, available cash on deposit in the Lockbox Accounts and the Central Account and the net proceeds derived from any of the foregoing. The Servicer may update or change its nonrecoverability determination at any time. Any such determination shall be conclusive and binding on the Noteholders and the Indenture Trustee so long as it was made in accordance with the Servicing Standard.

“Note Owners” shall mean, with respect to any Book-Entry Note, the Person who is the Beneficial Owner of such Note as reflected on the books of the Depositary or on the books of a Depositary Participant or on the books of an indirect participating brokerage firm for which a Depositary Participant acts as agent.

“Note Principal Balance” shall mean, for any individual Note as of any date of determination, the initial principal balance of such Note on the Closing Date, as set forth on the face thereof, less any payment of principal made in respect of such Note up to and including such date.

“Note Rate” shall have the meaning, for any Class of Notes, ascribed to it in the applicable Indenture Supplement.

“Note Register” and “Note Registrar” shall mean, respectively, the register maintained and the registrar appointed or otherwise acting pursuant to Section 2.02(a).

“Notes” shall mean any Outstanding Class A Notes issued by the Issuers and constituted by this Indenture and an Indenture Supplement, together with any Additional Notes.

“Obligations” shall mean the Notes and all obligations, liabilities and indebtedness of every nature to be paid or performed by the Guarantor or the Issuers under the Transaction Documents, including the principal balance of the Notes, interest accrued thereon and all fees, costs and expenses, and other sums now or hereafter owing, due or payable and whether before or after the filing of a proceeding under the Bankruptcy Code by or against any of the Guarantor or the Issuers, and the performance of all other terms, conditions and covenants under the Transaction Documents (including any fees, expenses and reimbursements owing to the Indenture Trustee and the Servicer under the Transaction Documents).

“Offering Memorandum” shall have the meaning ascribed to it in the applicable Indenture Supplement.

“Officer’s Certificate” shall mean a certificate signed by any Authorized Officer of the Issuers, under the circumstances described in, and otherwise complying with, the applicable requirements of Section 16.01, and delivered to the Indenture Trustee or the Servicer, as applicable.

“Operating Budget” shall mean, for any period, the budget for the Issuers taken as a whole setting forth the best estimate, after due consideration, of all Operating Expenses of the Issuers and any other expenses for the Tower Sites owned by the Issuers for such period, as the same may be amended pursuant to Section 7.02(a)(ix) hereof.

“Operating Expenses” shall mean, for any period, without duplication, all direct costs and expenses of operating and maintaining the Tower Sites determined in accordance with GAAP, including, without limitation, Impositions, Insurance Premiums, repair and maintenance costs (including Maintenance Capital Expenditures), and Management Fees. Operating Expenses exclude principal and interest payments on the Notes, and fees and expenses due and payable to or for the benefit of Noteholders under this Indenture or any of the other Transaction Documents (including, without limitation, all servicing fees and expenses), expenses which, in accordance with GAAP, should be capitalized, any expense paid by a Tenant that would otherwise be an Operating Expense, capital expenditures, Tenant improvement allowances and leasing commissions, if any, asset management fees, any payment or expense for which each Issuer was or is to be reimbursed from proceeds of the Notes or insurance or by any third party, any fees or expenses paid to any partner or member of the Issuers for services provided to any of the Issuers and any noncash charges such as depreciation and amortization, the cost of portfolio support personnel provided by Manager to perform site visits, the impact on rent expense of accounting for ground and other site leases with fixed escalators on a straight-line basis as required under SFAS No. 13, Federal, state or local income taxes or legal and other professional fees unrelated to the operation of the Tower Site, discretionary expenditures made to acquire fee or easement interests with respect to any Ground Leased Tower Site, or nonrecurring expenditures made to enhance the Operating Revenues of a Tower Site.

“Operating Revenues” shall mean, without duplication, all revenues of the Issuers from operation of the Tower Sites or otherwise arising in respect of the Tower Sites which are properly allocable to the Tower Sites for the applicable period in accordance with GAAP, including, without limitation, all revenues from the leasing, subleasing, licensing, concessions or other grant of the right of the possession, use or occupancy of all or any portion of the Tower Sites or personalty located thereon, or rendering of service by any of the Issuers, proceeds from rental or business interruption insurance relating to business interruption or loss of income for the period in question and any other items of revenue which would be included in operating revenues under GAAP. Operating Revenues exclude the impact on revenues of accounting for leases with fixed escalators as required by SFAS No. 13, proceeds from abatements, reductions or refunds of real estate or personal property taxes relating to the Tower Sites, dividends on Insurance Policies relating to the Tower Sites, Condemnation Proceeds arising from a temporary taking of all or a part of any Tower Sites, security and other deposits until they are forfeited by the depositor, advance rentals until they are earned, proceeds from a sale, financing or other disposition of the Tower Sites or any part thereof or interest therein and other nonrecurring revenues as determined by the Servicer, Insurance Proceeds (other than proceeds from rental or business interruption insurance), other Condemnation Proceeds, capital contributions or loans to any of the Issuers and disbursements to any of the Issuers from the Reserves.

“Opinion of Counsel” shall mean one or more written opinions of counsel which shall be reasonably acceptable to and delivered to the addressee(s) thereof and shall comply with any applicable requirements of Section 16.01. With respect to Crown International and/or the Issuers, such counsel may be an employee of or counsel to Crown International or any subsidiary of Crown International.

“Other Servicing Fees” shall mean the Special Servicing Fee, the Liquidation Fee, the Workout Fee, the Site Acquisition Fee and the Site Release/Substitution Fee.

“Outstanding” shall mean with respect to any Notes and as of the date of determination, all Notes theretofore authenticated and delivered under this Indenture, except:

(a) Notes theretofore canceled by the Indenture Trustee or delivered to the Indenture Trustee for cancellation;

(b) Notes for the payment of which money in the necessary amount has been theretofore deposited with the Indenture Trustee or any Paying Agent (other than the Issuers) in trust for the Holders of such Notes (provided, however, that if such Notes are to be redeemed, notice of such redemption has been duly given pursuant to this Indenture or provision for such notice has been made, satisfactory to the Indenture Trustee);

(c) Notes in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to this Indenture unless proof satisfactory to the Indenture Trustee is presented that any such first-mentioned Notes are held by a protected purchaser;

provided, however, that in determining whether the Holders of the requisite outstanding Class Principal Balance of all Classes of Notes have given any request, demand, authorization, direction, notice, consent, or waiver hereunder or under any Transaction Document, Notes owned by the Issuers, any other obligor upon the Notes or any Affiliate of the foregoing Persons shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Indenture Trustee shall be protected in relying on any such request, demand, authorization, direction, notice, consent, or waiver, only Notes that a Responsible Officer of the Indenture Trustee knows to be so owned shall be so disregarded. Notes so owned that have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Indenture Trustee the pledgee’s right so to act with respect to such Notes and that the pledgee is not an Issuer, any other obligor upon the Notes or any Affiliate of any of the foregoing Persons.

“Owned Fee Tower Site” shall mean Tower Sites situated on land owned by an Issuer in fee or pursuant to a permanent Easement.

“Owned Tower Site” shall mean the Owned Fee Tower Sites, the Ground Leased Tower Sites and the Easements.

“Ownership Interest” shall mean, in the case of any Note, any ownership or security interest in such Note as the Holder thereof and any other interest therein, whether direct or indirect, legal or beneficial, as owner or as pledgee.

“Participants” shall mean Clearstream Participants, DTC Participants or Euroclear Participants, as applicable.

“Paying Agent” shall initially be (x) the Indenture Trustee, who is hereby authorized by the Issuers to make payments as agent of the Issuers to and payments from the Central Account including payment of principal of or interest (and premium, if any) on the Notes on behalf of the Issuers, or (y) any successor appointed by the Indenture Trustee who (i) meets the eligibility standards for the Indenture Trustee specified in Section 11.06 and (ii) is authorized to make payments to and from the Central Account including payment of principal of or interest (and premium, if any) on the Notes.

“Payment Date” shall have the meaning, for any Series of Notes, ascribed to it in the applicable Indenture Supplement.

“Percentage Interest” shall mean, with respect to the related Class evidenced by any Note, as of any date of determination, a fraction, expressed as a percentage, the numerator of which is the Note Principal Balance of such Note on such date, and the denominator of which is the Class Principal Balance of the related Class on such date.

“Permitted Encumbrances” shall mean, collectively, (i) Liens created or permitted by the Transaction Documents; (ii) Liens existing on the Closing Date; provided that such existing Liens do not secure obligations in the aggregate in excess of $2,000,000; (iii) future Liens for property taxes and assessments not then delinquent; (iv) Liens for Impositions not yet due and payable or Liens arising after the date hereof which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted in accordance with Section 7.04(b) hereof; (v) in the case of Liens arising after the date hereof, statutory Liens of carriers, warehousemen, mechanics, materialmen and other similar Liens arising by operation of law, which are incurred in the ordinary course of business and discharged by the Issuers by payment, bonding or otherwise within 45 days after the filing thereof or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted in accordance with Section 7.04(b) hereof; (vi) Liens arising from reasonable and customary purchase money financing of personal property and equipment leasing to the extent the same are created in the ordinary course of business in accordance with Section 7.16(b) hereof; (vii) all easements, rights-of-way, restrictions and other similar charges or non-monetary encumbrances against real property which do not have a Material Adverse Effect; and (viii) mortgages existing on the Closing Date on the Tower Sites to the extent the Indebtedness and other obligations purportedly secured thereby have been paid in full and the Lien has been released (but the mortgage filing not yet terminated); provided that (x) the Issuers are diligently taking such actions necessary to terminate such mortgage filings and (y) the Issuers provide documentation on a monthly basis to the Indenture Trustee evidencing its progress in terminating such mortgage filings.

“Permitted Indebtedness” shall have the meaning ascribed to it in Section 7.16.

“Permitted Investments” shall have the meaning ascribed to it in the Cash Management Agreement.

“Person” shall mean any individual, corporation, estate, partnership, joint venture, association, joint stock company, limited liability company, trust (including any beneficiary thereof), unincorporated organization, or government or any agency or political subdivision thereof.

“Plan” shall have the meaning ascribed to it in Section 2.02(c).

“Pledge Agreement” shall mean the Pledge and Security Agreement among the Guarantor, the Issuers and the Indenture Trustee dated as of July 31, 2009.

“Pre-Existing Condition” shall have the meaning ascribed to it in Section 7.06(c).

“Prepayment Consideration” shall mean, with respect to any Note, an amount equal to the excess, if any, of (a) the present value as of the date of determination of the remaining scheduled payments of principal and interest from the date of such prepayment to and including the first Payment Date that occurs six months prior to the Applicable Maturity Date of such Class of such Series of Notes being prepaid absent such prepayment, assuming the remaining principal amount of such Class of such Series of Notes is required to be paid on such Payment Date, computed by discounting such payments on a monthly basis on each Payment Date under the Indenture (assuming a 360-day year of twelve 30-day months) using a discount rate equal to the sum of (i) the Treasury Yield plus (ii) 0.50% over (b) the outstanding principal amount of such Note plus accrued interest to the date of determination.

“Prime Rate” shall mean the “prime rate” published in the “Money Rates” section of The Wall Street Journal, as such “prime rate” may change from time to time. If The Wall Street Journal ceases to publish the “prime rate”, then the Indenture Trustee, in its sole discretion, shall select an equivalent publication that publishes such “prime rate”; and if such “prime rate” is no longer generally published or is limited, regulated or administered by a governmental or quasi- governmental body, then the Indenture Trustee shall select a comparable interest rate index. In either case, such selection shall be made by the Indenture Trustee in its sole discretion and the Indenture Trustee shall notify the Servicer in writing of its selection.

“Proceeding” shall mean any suit in equity, action at law or other judicial or administrative proceeding.

“Purchase Agreement” shall have the meaning, with respect to any Series, ascribed to it in the related Indenture Supplement.

“Qualified Institutional Buyer” shall mean a qualified institutional buyer within the meaning of Rule 144A under the Securities Act.

“Quarterly Advance Rents Reserve Deposits” shall have the meaning set forth in the Cash Management Agreement.

“Rated Final Payment Date” shall have the meaning ascribed to it in the applicable Indenture Supplement.

“Rating Agencies” shall mean Moody’s, Fitch and any other rating agency specified in the applicable Indenture Supplement.

“Rating Agency Confirmation” shall mean with respect to any Rating Agency and any transaction or matter in question, confirmation from such Rating Agency then rating the Notes that such transaction or matter shall not result in a downgrade, qualification, or withdrawal of then current ratings of any Class of Notes (or the placing of such Class on negative credit watch or ratings outlook in contemplation of any such action with respect thereto).

“Rating Criteria” with respect to any Person, means that (i) the short-term unsecured debt obligations of such Person are rated at least “A-1” by S&P, “P-1” by Moody’s and “F-1” by Fitch, if deposits are held by such Person for a period of less than one month, or (ii) the long-term unsecured debt obligations of such Person are rated at least “AA-” by S&P (or “A” if the short-term unsecured debt obligations of such Person are rated at least “A-1”), “Aa2” by Moody’s and “A” by Fitch, if deposits are held by such Person for a period of one month or more.

“Receipts” shall mean all revenues, receipts and other payments to the Issuers of every kind arising from ownership, operation or management of the Tower Sites, including without limitation, Rents, all warrants, stock options, or equity interests in any Tenant, licensee or other Person occupying space at, or providing services related to or for the benefit of, the Tower Sites received by the Issuers or any Related Person of the Issuers in lieu of rent or other payment, but excluding, (i) any amounts received by the Issuers and required to be paid to any Person that is not a Related Person as management fees, brokerage fees, fees payable to the owner of a Managed Tower Site or similar fees or reimbursements, (ii) any other amounts received by the Issuers or any Related Person that constitute the property of a Person other than a Issuers (including, without limitation, all revenues, receipts and other payments arising from the ownership, operation or management of properties by Affiliates of the Issuers), and (iii) security deposits received under a Lease, unless and until such security deposits are applied to the payment of amounts due under such Lease.

“Record Date” shall have the meaning ascribed to it in the applicable Indenture Supplement.

“Regulation S” shall mean Regulation S promulgated under the Securities Act.

“Regulation S Global Note” shall mean with respect to any Class of Notes offered and sold outside the United States in reliance on Regulation S, a single global Note, in definitive, fully registered form without interest coupons, which Note bears a Regulation S Legend.

“Regulation S Legend” shall mean, with respect to any Class of Notes, a legend generally to the effect that such Note may not be offered, sold, pledged or otherwise transferred in the United States or to a U.S. Person prior to the date that is 40 days following the later of the commencement of the offering of the Notes and the Closing Date except pursuant to an exemption from the registration requirements of the Securities Act.

“Related Person” shall mean any Person that is an Affiliate of any of the Issuers or the Guarantor.

“Release Date” shall mean the date that is 40 days following the later of (i) the Closing Date and (ii) the commencement of the initial offering of the Notes in reliance on Regulation S.

“Release Price” shall mean, for any Tower Site, an amount equal to the greater of (i) 125% of the Allocated Note Amount of such Tower Site (or, in the case of the disposition of an Issuer in connection with the disposition of all the Tower Sites of such Issuer, all of the Tower Sites owned by such Issuer) and (ii) such amount as shall result in the DSCR following the proposed disposition being equal to or greater than the DSCR immediately prior to such disposition.

“Remaining Term” shall mean, with respect to any Lease, that portion of the term of such Lease that shall end on the date that is the earliest date as of which the Lease would expire if the Tenant provided the required written notice of its intent not to renew such Lease to the applicable Issuer.

“Remaining Weighted Average Life” shall mean on a given date with respect to any Note, the number of days equal to the quotient obtained by dividing (i) the sum of each of the products obtained by multiplying (a) the amount of each then remaining scheduled payment of principal of such Note from the date of such date of determination to and including the first Payment Date that occurs six months prior to the Applicable Maturity Date of such Class of such Series of Notes being prepaid absent such prepayment, assuming the remaining principal amount of such class of such Series of Notes is required to be paid on such Payment Date, by (b) the number of days from and including such date of determination to but excluding the date on which such payment of principal (defined in clause (i)(a) herein) is scheduled to be made, by (ii) then outstanding principal amount of such Note.

“Reminder Notice” shall mean a notice substantially in the form of Exhibit B.

“Rent Roll” shall mean, collectively, a rent roll for each of the Tower Sites certified by the Issuer Entity and substantially in the form of Exhibit D.

“Rents” shall mean the monies owed to the Issuers by the Tenants pursuant to the Leases.

“Replacement Tower Site” shall have the meaning ascribed to it in Section 7.33.

“Requesting Party” shall have the meaning ascribed to it in Section 11.11(c).

“Reserve Sub-Account” shall have the meaning ascribed to it in Section 3.01(a)(i).

“Reserves” shall mean the reserves held by or on behalf of the Indenture Trustee pursuant to this Indenture or the other Transaction Documents, including without limitation, the reserves established pursuant to Article IV.

“Responsible Officer” shall mean, when used with respect to the Indenture Trustee or the Note Registrar, as applicable, any officer within the corporate trust department of such Person, including any vice president, assistant vice president, assistance secretary, assistant treasurer, trust officer or any other officer of such Person who customarily performs functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restoration” shall have the meaning ascribed to it in Section 7.06(b).

“Rule 144A” shall mean Rule 144A promulgated under the Securities Act and any successor provision thereto.

“Rule 144A Global Note” shall mean, with respect to any Class of Notes, a single global Note, in definitive, fully registered form without interest coupons, which Note does not bear a Regulation S Legend.

“Rule 144A Information” shall mean the information required to be delivered pursuant to Rule 144(A)(d)(4) under the Securities Act to permit compliance with Rule 144A in connection with resales thereof.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Scheduled Defeasance Payments” shall mean payments on or prior to, but as close as possible to (i) each Payment Date after the date of defeasance and through and including the first Payment Date that is six months prior to the Applicable Maturity Date of the Class of Notes having the latest maturity in amounts equal to the scheduled payments due on such dates under this Indenture, including payments of Indenture Trustee Fees, Servicing Fees and Workout Fees, if any, and (ii) the first Payment Date that is six months prior to the Applicable Maturity Date of the Class of Notes having the latest maturity, in an amount equal to the outstanding principal balance of each Class of Notes and accrued interest thereon.

“Scheduled Principal Payments” with respect to any Class or Series of Notes shall have the meaning ascribed to it in the applicable Indenture Supplement relating to such Class or Series of Notes.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the United States Securities Act of 1933, as amended.

“Security Agreement” shall mean the Security Agreement among the Issuers and the Indenture Trustee dated as of July 31, 2009.

“Semi-Annual Rents Reserve Deposits” shall have the meaning set forth in the Cash Management Agreement.

“Series” shall mean a series of Notes issued pursuant to this Indenture and the related Indenture Supplement.

“Series/Class Principal Balance” shall mean, as of any date of determination, the aggregate Outstanding principal balance of all Notes of such Class of such Series on such date.

“Servicer” shall have the meaning set forth in the Servicing Agreement.

“Servicer Remittance Date” shall have the meaning ascribed to it in the Servicing Agreement.

“Servicing Advances” shall have the meaning set forth in the Servicing Agreement.

“Servicing Agreement” shall mean the Servicing Agreement between the Servicer and the Indenture Trustee dated as of July 31, 2009.

“Servicing Fee” shall have the meaning set forth in the Servicing Agreement.

“Servicing Standard” shall have the meaning set forth in the Servicing Agreement.

“SFAS No. 13” means Statement of Financial Accounting Standards No. 13 published by the Financial Accounting Standards Board.

“Similar Law” shall have the meaning set forth in Section 2.02(c).

“Site Acquisition Fee” shall have the meaning ascribed to it in the Servicing Agreement.

“Site Release/Substitution Fee” shall have the meaning ascribed to it in the Servicing Agreement

“Site Space” shall mean the space on Tower Sites that is leased, subleased or licensed to Tenants under a Lease.

“Special Servicing Fee” shall have the meaning ascribed to it in the Servicing Agreement.

“Special Servicing Period” shall mean any period of time during which any of the Notes constitute Specially Serviced Notes (as such term is defined in the Servicing Agreement).

“Sub-Account” shall have the meaning ascribed to it in Section 3.01(a).

“Supplemental Financial Information” shall mean (i) commencing with the 2009 fiscal year, a comparison of budgeted expenses and the actual expenses for the prior fiscal year or corresponding fiscal quarter for such prior year, and (ii) such other financial reports as the subject entity shall routinely and regularly prepare, or can reasonably prepare, as requested by the Indenture Trustee or the Servicer.

“Tenant” shall mean the Person who leases, subleases, licenses or enters into any other agreement in respect of Site Space from the Issuers pursuant to a Lease.

“Third Party Owner” shall mean the Person that owns the Managed Tower Sites.

“Tower Site” or “Tower Sites” shall mean the wireless communication towers that are part of the Assets.

“Tower Site Management Agreement” shall mean the lease, management or similar agreement between an Issuer and a Third Party Owner with respect to a Managed Tower Site.

“Transaction Documents” means the Notes, this Indenture, the Indenture Supplement, the Management Agreement, the Servicing Agreement, the Cash Management Agreement, the Pledge Agreement, the Security Agreement, the Assignment of Management Agreement, the Environmental Indemnity, any interest rate swap agreements with respect to the payment of interest on any Notes, and any and all other documents and agreements executed by any of the Issuers or the Guarantor in connection with the issuance of the Notes. For the avoidance of doubt, the term “Transaction Documents” shall not include the Leases, Ground Leases, Insurance Policies or Easements.

“Transfer” shall mean any direct or indirect transfer, sale, pledge, hypothecation, or other form of assignment of any Ownership Interest in a Note.

“Transferee” shall mean any Person who is acquiring by Transfer any Ownership Interest in a Note.

“Transferor” shall mean any Person who is disposing by Transfer any Ownership Interest in a Note.

“Treasury Yield” shall means at the date of determination with respect to any Note, the interest rate (expressed as a decimal and, in the case of United States Treasury bills, converted to a bond equivalent yield) determined to be the per annum rate equal to the monthly yield to maturity for United States Treasury securities maturing on the Average Life Date of such Note and trading in the public securities markets as determined by interpolation between the most recent weekly average yield to maturity for two series of United States Treasury securities trading in the public securities markets. The date of determination of any Prepayment Consideration shall be the third Business Day prior to the date of prepayment.

“Trust Estate” shall mean all money, instruments, rights and other property that are subject or intended to be subject to the Lien created by this Indenture for the benefit of the Noteholders and the other Secured Parties (including, without limitation, all property and interests Granted to the Indenture Trustee), including all proceeds thereof.

“United States” shall mean any State, Puerto Rico, Guam, American Samoa, the U.S. Virgin Islands and other territories or possessions of the United States of America, except with respect to U.S. Federal income tax matters in which case it shall have the meaning given to it in the Code.

“Unseasoned Tower Site” means any Tower Site that has been owned by any of the Issuers for less than 12 full calendar months.

“U.S. Persons” shall mean U.S. Persons within the meaning of Rule 902(k) of the Securities Act.

“Voting Rights” shall mean the voting rights evidenced by the respective Notes as determined in accordance with Section 12.04.

“Workout Fee” shall have the meaning ascribed to it in the Servicing Agreement.

SECTION 1.02. Rules of Construction. Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP as in effect from time to time;

(c) “or” is not exclusive;

(d) “including” means including without limitation;

(e) words in the singular include the plural and words in the plural include the singular;

(f) all references to “Dollars” or “$” are to United States dollars unless otherwise stated;

(g) any agreement, instrument or statute defined or referred to in this Indenture or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; references to a Person are also to its permitted successors and assigns; and

(h) any reference to a Section, Article, Exhibit or Schedule shall mean such Section, Article, Exhibit or Schedule to this Indenture.

ARTICLE II

The Notes

SECTION 2.01. The Notes. (a) The Notes shall be substantially in the form attached hereto as Exhibit A; provided, however, that any of the Notes may be issued with appropriate insertions, omissions, substitutions and variations, and may have imprinted or otherwise reproduced thereon such letters, numbers or other manner of identification and such legend or legends, not inconsistent with the provisions of this Indenture, as may be required to comply with any law or with rules or regulations pursuant thereto, or with the rules of any securities market in which the Notes may be admitted to trading, or to conform to general usage. Any portion of the text of any Note may be set forth on the reverse thereof, with an appropriate reference thereto on the face of the Note. The Notes shall be issuable in book-entry form and in accordance with Section 2.03, and beneficial ownership interests in the Book-Entry Notes shall initially be held and transferred through the book-entry facilities of the Depositary; provided, however, Notes purchased by Institutional Accredited Investors that are not Qualified Institutional Buyers shall be delivered in fully registered, certificated form (“Definitive Notes”). Each Class of Notes shall be issued in minimum denominations of $25,000 and in any whole dollar denomination in excess thereof; provided, however, that in accordance with Section 2.03, Notes issued in registered form to Institutional Accredited Investors that are not Qualified Institutional Buyers shall be issued in minimum denominations of $250,000 and in integral multiples of $1,000 in excess thereof.

(b) The Notes shall be executed by manual or facsimile signature (including in counterparts) by an Authorized Officer of each of the Issuers. Notes bearing the manual or facsimile signatures of individuals who were at any time the Authorized Officers of each of the Issuers shall be entitled to all benefits under this Indenture, subject to the following sentence, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Notes or did not hold such offices at the date of issuance of such Notes. No Note shall be entitled to any benefit under this Indenture, or be valid or obligatory for any purpose, however, unless there appears on such Note a certificate of authentication substantially in the form provided for herein executed by an authorized signatory of the Indenture Trustee by manual signature, and such certificate of authentication upon any Note shall be conclusive evidence, and the only evidence, that such Note has been duly authenticated and delivered hereunder. All Notes shall be dated the date of their authentication.

SECTION 2.02. Registration of Transfer and Exchange of Notes. (a) The Issuers may, at their own expense, appoint any Person with appropriate experience as a securities registrar to act as Note Registrar hereunder; provided that in the absence of any other Person appointed in accordance herewith acting as Note Registrar, the Indenture Trustee agrees to act in such capacity in accordance with the terms hereof. The Note Registrar shall be subject to the same standards of care, limitations on liability and rights to indemnity as the Indenture Trustee, and the provisions of Sections 11.01, 11.02, 11.03, 11.04, 11.05(b), and 11.05(c) shall apply to the Note Registrar to the same extent that they apply to the Indenture Trustee and the same rights of recovery. Any Note Registrar appointed in accordance with this Section 2.02(a) may at any time resign by giving at least 30 days’ advance written notice of resignation to the Indenture Trustee, the Servicer and the Issuers. The Issuers may at any time terminate the agency of any Note Registrar appointed in accordance with this Section 2.02(a) by giving written notice of termination to such Note Registrar, with a copy to the Servicer and the Indenture Trustee.

At all times during the term of this Indenture, there shall be maintained at the office of the Note Registrar a Note Register in which, subject to such reasonable regulations as the Note Registrar may prescribe, the Note Registrar shall provide for the registration of Notes and of transfers and exchanges of Notes as herein provided. The Issuers, the Servicer and the Indenture Trustee shall have the right to inspect the Note Register or to obtain a copy thereof at all reasonable times, and to rely conclusively upon a certificate of the Note Registrar as to the information set forth in the Note Register.

Upon written request of any Noteholder of record made for purposes of communicating with other Noteholders with respect to their rights under the Indenture (which request must be accompanied by a copy of the communication that the Noteholder proposes to transmit), the Note Registrar, within 30 days after the receipt of such request, must afford the requesting Noteholder access during normal business hours to, or deliver to the requesting Noteholder a copy of, the most recent list of Noteholders held by the Note Registrar. Every Noteholder, by receiving such access, agrees with the Note Registrar and the Indenture Trustee that neither the Note Registrar nor the Indenture Trustee shall be held accountable in any way by reason of the disclosure of any information as to the names and addresses of any Noteholder, regardless of the source from which such information was derived.

(b) No transfer, sale, pledge or other disposition of any Note or interest therein shall be made unless that transfer, sale, pledge or other disposition is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws, or is otherwise made in accordance with the Securities Act and such state securities laws.

If a transfer of any Note that constitutes a Definitive Note is to be made without registration under the Securities Act (other than in connection with the initial issuance of the Notes or a transfer of a Book-Entry Note to a successor Depositary as contemplated by Section 2.03(c)), then the Note Registrar shall refuse to register such transfer unless it receives (and, upon receipt, may conclusively rely upon) either: (i) a certificate from the Noteholder desiring to effect such transfer substantially in the form attached hereto as Exhibit C-5 or Exhibit C-6 and a certificate from the prospective Transferee substantially in the form attached hereto as Exhibit C-3 or Exhibit C-4; or (ii) an Opinion of Counsel satisfactory to the Note Registrar to the effect that such transfer may be made without registration under the Securities Act (which Opinion of Counsel shall not be an expense of the Issuers, the Servicer, the Indenture Trustee or the Note Registrar in their respective capacities as such), together with the written certification(s) as to the facts surrounding such transfer from the Noteholder desiring to effect such transfer and/or such Noteholder’s prospective Transferee on which such Opinion of Counsel is based.

If a transfer of any interest in a Rule 144A Global Note is to be made without registration under the Securities Act (other than in connection with the initial issuance of the Book-Entry Notes), then the Note Owner desiring to effect such transfer shall be required to obtain either (i) a certificate from such Note Owner’s prospective Transferee substantially in the form attached as Exhibit C-1 hereto, or (ii) an Opinion of Counsel (which Opinion of Counsel shall not be an expense of the Issuers, the Servicer, the Indenture Trustee or the Note Registrar in their respective capacities as such), to the effect that such transfer may be made without registration under the Securities Act. Except as provided in the following two paragraphs, no interest in a Rule 144A Global Note for any Class of Book-Entry Notes shall be transferred to any Person who takes delivery other than in the form of an interest in such Rule 144A Global Note. If any Transferee of an interest in a Rule 144A Global Note for any Class of Book-Entry Notes does not, in connection with the subject Transfer, deliver to the Transferor the Opinion of Counsel or the certification described in the second preceding sentence, then such Transferee shall be deemed to have represented and warranted that all the certifications set forth in Exhibit C-1 hereto are, with respect to the subject Transfer, true and correct.

Notwithstanding the preceding paragraph, any interest in a Rule 144A Global Note for a Class of Book-Entry Notes may be transferred (without delivery of any certificate or Opinion of Counsel described in clauses (i) and (ii) of the first sentence of the preceding paragraph) by any Person designated in writing by the Issuers to any Person who takes delivery in the form of a beneficial interest in a Regulation S Global Note for such Class of Notes upon delivery to the Note Registrar of such written orders and instructions as are required under the Applicable Procedures of the Depositary, Clearstream and Euroclear to direct the Indenture Trustee to debit the account of a DTC Participant by a denomination of interests in such Rule 144A Global Note, and credit the account of a DTC Participant by a denomination of interests in such Regulation S Global Note, that is equal to the denomination of beneficial interests in the Class of Notes to be transferred. Upon delivery to the Note Registrar of such orders and instructions, the Indenture Trustee, subject to and in accordance with the Applicable Procedures of the Depositary, shall reduce the denomination of the Rule 144A Global Note in respect of the applicable Class of Notes and increase the denomination of the Regulation S Global Note for such Class by the denomination of the beneficial interest in such Class specified in such orders and instructions.

Also notwithstanding the foregoing, any interest in a Rule 144A Global Note with respect to any Class of Book-Entry Notes may be transferred by any Note Owner holding such interest to any Institutional Accredited Investor (other than a Qualified Institutional Buyer) that takes delivery in the form of a Definitive Note of the same Class as such Rule 144A Global Note upon delivery to the Note Registrar and the Indenture Trustee of (i) such certifications and/or opinions as are contemplated by the second paragraph of this Section 2.02(b) and (ii) such written orders and instructions as are required under the Applicable Procedures of the Depositary to direct the Indenture Trustee to debit the account of a DTC Participant by the denomination of the transferred interests in such Rule 144A Global Note. Upon delivery to the Note Registrar of the certifications and/or opinions contemplated by the second paragraph of this Section 2.02(b), the Indenture Trustee, subject to and in accordance with the Applicable Procedures of the Depositary, shall reduce the denomination of the subject Rule 144A Global Note by the denomination of the transferred interests in such Rule 144A Global Note, and shall cause a Definitive Note of the same Class as such Rule 144A Global Note, and in a denomination equal to the reduction in the denomination of such Rule 144A Global Note, to be executed, authenticated and delivered in accordance with this Indenture to the applicable Transferee.

Except as provided in the next paragraph, no beneficial interest in a Regulation S Global Note for any Class of Book-Entry Notes shall be transferred to any Person who takes delivery other than in the form of a beneficial interest in such Regulation S Global Note. On and prior to the Release Date, a Note Owner desiring to effect any such Transfer shall be required to obtain from such Note Owner’s prospective Transferee a written certification substantially in the form set forth in Exhibit C-2 hereto certifying that such Transferee is not a U.S. Person. On or prior to the Release Date, beneficial interests in the Regulation S Global Note for each Class of Book-Entry Notes may be held only through Euroclear or Clearstream. The Regulation S Global Note for each Class of Book-Entry Notes shall be deposited with the Indenture Trustee as custodian for the Depositary and registered in the name of Cede & Co. as nominee of the Depositary.

Notwithstanding the preceding paragraph, after the Release Date, any interest in a Regulation S Global Note for a Class of Book-Entry Notes may be transferred to any Person designated in writing by the Issuers to any Person who takes delivery in the form of a beneficial interest in the Rule 144A Global Note for such Class of Notes upon delivery to the Note Registrar of such written orders and instructions as are required under the Applicable Procedures of the Depositary, Clearstream and Euroclear to direct the Indenture Trustee to debit the account of a DTC Participant by a denomination of interests in such Regulation S Global Note, and credit the account of a DTC Participant by a denomination of interests in such Rule 144A Global Note, that is equal to the denomination of beneficial interests in the Class of Notes to be transferred. Upon delivery to the Note Registrar of such orders and instructions, the Indenture Trustee, subject to and in accordance with the Applicable Procedures of the Depositary, shall reduce the denomination of the Regulation S Global Note in respect of the applicable Class of Notes and increase the denomination of the Rule 144A Global Notes for such Class by the denomination of the beneficial interest in such Class specified in such orders and instructions.

None of the Issuers, the Guarantor, the Indenture Trustee or the Note Registrar shall be obligated to register or qualify any Class of Notes under the Securities Act or any other applicable state securities law or to take any action not otherwise required under this Indenture to permit the transfer of any Note or interest therein without registration or qualification. Any Noteholder or Note Owner desiring to effect a transfer, sale, pledge or other disposition of any Note or interest therein shall, and, by its acceptance of its Notes or interest therein, does hereby agree to, indemnify the Issuers, the Initial Purchasers, the Indenture Trustee, the Manager, the Servicer and the Note Registrar against any liability that may result if such transfer, sale, pledge or other disposition is not exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws or is not made in accordance with such Federal and state laws.

(c) No transfer of any Note or interest therein shall be made (A) to any retirement plan or other employee benefit plan (as defined in Section 3(31) of ERISA), including individual retirement accounts and annuities, Keogh plans and collective investment funds, insurance company separate accounts and certain insurance company general accounts in which such plans, accounts or arrangements are invested, that is subject to Title I of ERISA, or Section 4975 of the Code or any plan, individual retirement account or other arrangement that is subject to any Federal, state or local law or Non-U.S. law that is substantially similar to Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) (each, a “Plan”), or (B) to any Person who is directly or indirectly acquiring such Note or such interest therein on behalf of, as fiduciary of, as trustee of, or with assets of, a Plan, if the acquisition and holding of such Note or interest therein described in clauses (A) or (B) by the prospective Transferee would result in a violation of Section 406 of ERISA or Section 4975 of the Code or would result in a civil penalty under ERISA or in the imposition of an excise tax under Section 4975 of the Code or is otherwise in violation of any Similar Law. No transfer of any Note shall be made to any Plan or to any Person who is directly or indirectly acquiring such Note on behalf of, as fiduciary of, as trustee of, or with the assets of, a Plan, unless the purchase and holding of such Note or interest therein by such Plan or Person are exempt from the prohibited transaction restrictions of ERISA and the Code or any Similar Law pursuant to one or more prohibited transaction statutory or administrative exemptions. Any attempted or purported transfer of a Note in violation of this Section 2.02(c) shall be null and void and vest no rights in any purported Transferee.

The Note Registrar shall refuse to register the transfer of a Note that constitutes a Definitive Note or a transfer of an interest in a Book-Entry Note that following such purported transfer shall constitute a Definitive Note, unless it has received from the prospective Transferee either:

(i) a certification or deemed representation, as applicable, to the effect that such prospective Transferee is not a Plan and is not directly or indirectly acquiring such Note on behalf of, as fiduciary of, as trustee of, or with assets of, a Plan; or

(ii) a certification or deemed representation, as applicable, that such transfer and holding by such Transferee are exempt from the prohibited transaction restrictions of ERISA and the Code or materially similar provisions under similar law pursuant to one or more prohibited transaction statutory or administrative exemptions.

It is hereby acknowledged that either of the forms of certification attached hereto as Exhibits C-3 and C-4 is acceptable for purposes of clauses (i) and (ii) of the preceding sentence.

The Note Owner desiring to effect a transfer of an interest in a Book-Entry Note (other than a transfer of an interest in a Book-Entry Note that following such purported transfer shall constitute a Definitive Note) shall obtain from its prospective Transferee either:

(i) a certification or deemed representation, as applicable, to the effect that such prospective Transferee is not a Plan and is not directly or indirectly acquiring such interest in such Note on behalf of, as fiduciary of, as trustee of, or with assets of, a Plan; or

(ii) a certification or deemed representation, as applicable, that such transfer and holding by such Transferee are exempt from the prohibited transaction restrictions of ERISA and the Code or materially similar provisions under similar law pursuant to one or more prohibited transaction statutory or administrative exemptions.

It is hereby acknowledged that either of the forms of certification attached hereto as Exhibits C-1 and C-2 is acceptable for purposes of clauses (i) and (ii) of the preceding sentence.

(d) If a Person is acquiring a Note as a fiduciary or agent for one or more accounts, such Person shall be required to deliver to the Note Registrar a certification to the effect that, and such other evidence as may be reasonably required by the Note Registrar to confirm that, it has (i) sole investment discretion with respect to each such account and (ii) full power to make the applicable foregoing acknowledgments, representations, warranties, certifications and/or agreements with respect to each such account as set forth in subsections (b), (c) and/or (d), as appropriate, of this Section 2.02.

(e) Subject to the preceding provisions of this Section 2.02, upon surrender for registration of transfer of any Note at the offices of the Note Registrar maintained for such purpose, one or more new Notes of authorized denominations of the same Class evidencing a like aggregate Percentage Interest shall be executed, authenticated and delivered, in the name of the designated transferee or transferees, in accordance with Section 2.01(b).

(f) At the option of any Noteholder, its Notes may be exchanged for other Notes of authorized denominations of the same Class evidencing a like aggregate Percentage Interest, upon surrender of the Notes to be exchanged at the offices of the Note Registrar maintained for such purpose. Whenever any Notes are so surrendered for exchange, the Notes which the Noteholder making the exchange is entitled to receive shall be executed, authenticated and delivered in accordance with Section 2.01(b).

(g) Every Note presented or surrendered for transfer or exchange shall (if so required by the Note Registrar) be duly endorsed by, or be accompanied by a written instrument of transfer in the form satisfactory to the Note Registrar duly executed by, the Noteholder thereof or his attorney duly authorized in writing.

(h) No service charge shall be imposed for any transfer or exchange of Notes, but the Indenture Trustee or the Note Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Notes.

(i) All Notes surrendered for transfer and exchange shall be physically canceled by the Note Registrar, and the Note Registrar shall dispose of such canceled Notes in accordance with its standard procedures.

SECTION 2.03. Book-Entry Notes. (a) Each Class of Notes shall initially be issued as one or more Notes registered in the name of the Depositary or its nominee and, except as provided in Section 2.03(c), transfer of such Notes may not be registered by the Note Registrar unless such transfer is to a successor Depositary that agrees to hold such Notes for the respective Note Owners with Ownership Interests therein. Such Note Owners shall hold and, subject to Sections 2.02(b) and 2.02(c), transfer their respective ownership interests in and to such Notes through the book-entry facilities of the Depositary and, except as provided in Section 2.03(c) below, shall not be entitled to Definitive Notes in respect of such ownership interests. Notes of each Class of Notes initially sold in reliance on Rule 144A shall be represented by the Rule 144A Global Note for such Class, which shall be deposited with the Indenture Trustee as custodian for the Depositary and registered in the name of Cede & Co. as nominee of the Depositary. Notes of each Class of Notes initially sold in offshore transactions in reliance on Regulation S shall be represented by the Regulation S Global Note for such Class, which shall be deposited with the Indenture Trustee as custodian for the Depositary. All transfers by Note Owners of their respective ownership interests in the Book-Entry Notes shall be made in accordance with the procedures established by the DTC Participant or brokerage firm representing each such Note Owner. Each DTC Participant shall only transfer the ownership interests in the Book-Entry Notes of Note Owners it represents or of brokerage firms for which it acts as agent in accordance with the Depositary’s normal procedures.

(b) The Issuers, the Servicer, the Indenture Trustee and the Note Registrar shall for all purposes, including the making of payments due on the Book-Entry Notes, deal with the Depositary as the authorized representative of the Note Owners with respect to such Notes for the purposes of exercising the rights of Noteholders hereunder. The rights of Note Owners with respect to the Book-Entry Notes shall be limited to those established by law and agreements between such Note Owners and the DTC Participants and indirect participating brokerage firms representing such Note Owners. Multiple requests and directions from, and votes of, the Depositary as holder of the Book-Entry Notes with respect to any particular matter shall not be deemed inconsistent if they are made with respect to different Note Owners. The Indenture Trustee may establish a reasonable record date in connection with solicitations of consents from or voting by Noteholders and shall give notice to the Depositary of such record date.

(c) Notes initially issued in book-entry form shall thereafter be issued as Definitive Notes to applicable Note Owners or their nominees, rather than to DTC or its nominee, only (i) if the Issuers advise the Indenture Trustee in writing that DTC is no longer willing or able to properly discharge its responsibilities as Depositary with respect to such Notes and the Issuers are unable to locate a qualified successor or (ii) in connection with the transfer by a Note Owner of an interest in a Global Note to an Institutional Accredited Investor that is not a Qualified Institutional Buyer. Upon the occurrence of the event described in clause (i) of the preceding sentence, the Indenture Trustee shall be required to notify, in accordance with DTC’s procedures, all DTC Participants (as identified in a listing of DTC Participant accounts to which each Class of Book-Entry Notes is credited) through DTC of the availability of such Definitive Notes. Upon surrender to the Note Registrar of any Class of Book-Entry Notes (or any portion of any Class thereof) by the Depositary, accompanied by re-registration instructions from the Depositary for registration of transfer, Definitive Notes in respect of such Class (or portion thereof) shall be executed and authenticated in accordance with Section 2.01(b) and delivered to the Note Owners identified in such instructions. None of the Issuers, the Servicer, the Indenture Trustee or the Note Registrar shall be liable for any delay in delivery of such instructions and may conclusively rely on, and shall be protected in relying on, such instructions. Upon the issuance of Definitive Notes for purposes of evidencing ownership of any Book-Entry Notes, the registered holders of such Definitive Notes shall be recognized as Noteholders hereunder and, accordingly, shall be entitled directly to receive payments on, to exercise Voting Rights with respect to, and to transfer and exchange such Definitive Notes.

SECTION 2.04. Mutilated, Destroyed, Lost or Stolen Notes. If (i) any mutilated Note is surrendered to the Note Registrar, or the Note Registrar receives evidence to its satisfaction of the destruction, loss or theft of any Note, and (ii) there is delivered to the Issuers, the Indenture Trustee and the Note Registrar such security or indemnity as may be reasonably required by them to hold each of them harmless, then, in the absence of actual notice to a Responsible Officer of the Issuers, Indenture Trustee or the Note Registrar that such Note has been acquired by a bona fide purchaser, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Note, a new Note of the same Class and Series and like Percentage Interest shall be executed, authenticated and delivered in accordance with Section 2.01(b). Upon the issuance of any new Note under this Section 2.04, the Issuers, the Indenture Trustee and the Note Registrar may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other reasonable expenses (including the reasonable fees and expenses of the Indenture Trustee and the Note Registrar) connected therewith. Any replacement Note issued pursuant to this Section shall constitute complete and indefeasible evidence of ownership such Note, as if originally issued, whether or not the lost, stolen or destroyed Note shall be found at any time. In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Issuers in their discretion may, instead of issuing a new Note, pay such Note.

The provisions of this Section 2.04 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

SECTION 2.05. Persons Deemed Owners. Prior to due presentment for registration of transfer, the Issuers, the Servicer, the Indenture Trustee and any agent of any of them may treat the Person in whose name any Note is registered as the owner of such Note on the Note Registrar for the purpose of receiving payments pursuant to Section 5.01 and for all other purposes whatsoever, and none of the Issuers, the Servicer, the Indenture Trustee, the Note Registrar or any agent of any of them shall be affected by notice to the contrary.

SECTION 2.06. Certification by Note Owners. (a) Each Note Owner is hereby deemed, by virtue of its acquisition of an ownership interest in the Book-Entry Notes, to agree to comply with the transfer requirements of Section 2.02(c).

(b) To the extent that under the terms of this Indenture, it is necessary to determine whether any Person is a Note Owner, the Indenture Trustee shall make such determination based on a certificate of such Person in such form as shall be reasonably acceptable to the Indenture Trustee and shall specify the Class, Series and Note Principal Balance of the Book-Entry Note beneficially owned; provided, however, that none of the Indenture Trustee or the Note Registrar shall knowingly recognize such Person as a Note Owner if such Person, to the actual knowledge of a Responsible Officer of the Indenture Trustee or the Note Registrar, as the case may be, acquired its ownership interest in a Book-Entry Note in violation of Section 2.02(c), or if such Person’s certification that it is a Note Owner is in direct conflict with information known by, or made known to, a Responsible Officer of the Indenture Trustee or the Note Registrar, with respect to the identity of a Note Owner. The Indenture Trustee and the Note Registrar shall each exercise its reasonable discretion in making any determination under this Section 2.06(b) and shall afford any Person providing information with respect to its Note Ownership of any Book-Entry Note an opportunity to resolve any discrepancies between the information provided and any other information available to the Indenture Trustee or the Note Registrar, as the case may be. If any request would require the Indenture Trustee to determine the Beneficial Owner of any Note, the Indenture Trustee may condition its making such a determination on the payment by the applicable Person of any and all costs and expenses incurred or reasonably anticipated to be incurred by the Indenture Trustee in connection with such request or determination.

SECTION 2.07. Issuable in Series. The Notes may be issued in one or more Series and one or more Classes of such Series. There shall be established in one or more Indenture Supplements, prior to the issuance of Notes of any Class of any Series,

(i) the title of the Notes of such Class of such Series (which shall distinguish the Notes of such Class of such Series from all other Notes);

(ii) any limit upon the aggregate principal balance of the Notes of such Class of such Series that may be authenticated and delivered under this Indenture (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes of such Class of such Series pursuant to Section 2.04 or 2.06);

(iii) the date or dates on which the principal of the Notes of such Class of such Series is payable;

(iv) the rate or rates at which the Notes of such Class of such Series shall bear interest, if any, or the method by which such rate shall be determined, the date or dates from which such interest shall accrue, the interest payment dates on which such interest shall be payable and the record dates for the determination of Holders to whom interest is payable; and

(v) any other terms of such Class of such Series.

SECTION 2.08. Cancellation. The Issuers at any time may deliver Notes to the Indenture Trustee for cancellation. The Note Registrar and the Paying Agent shall forward to the Indenture Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Indenture Trustee shall cancel all Notes surrendered for transfer, exchange, payment, replacement or cancellation and shall destroy such canceled Notes (subject to the record retention requirement of the Exchange Act) and deliver a certificate of such destruction to the Issuers, unless the Issuers otherwise direct. Except as set forth in Section 2.11, the Issuers may not issue new Notes to replace Notes that it has paid or delivered to the Indenture Trustee for cancellation.

SECTION 2.09. Prepayment. (a) The Issuers shall have no right to prepay the Notes in whole or in part except as expressly set forth in this Indenture. Prior to the second anniversary of the Closing Date, the Issuers may not prepay the Notes in whole or in part unless such prepayment on the Notes is (i) made (A) in accordance with Section 7.32 or 7.34, in connection with a disposition of a Tower Site or Owned Fee Tower Site (or of the Issuer owning such Tower Site), as the case may be, or (B) in accordance with Section 7.06, in connection with certain casualty and condemnation events with respect to a Tower Site and (ii) accompanied by the applicable Prepayment Consideration and any accrued and unpaid interest. From and after the second anniversary of the Closing Date, the Issuers may prepay the Notes in whole or in part at any time; provided that such prepayment is accompanied by the applicable Prepayment Consideration if such prepayment occurs more than six months prior to the Applicable Maturity Date of the Notes being prepaid and accrued and unpaid interest.

(b) In connection with each disposition of a Tower Site or Owned Fee Tower Site, as the case may be, permitted by Section 7.32 or 7.34, the Issuers shall prepay the Notes in an amount equal to the Release Price for such disposed Tower Site or Owned Fee Tower Site, as the case may be, together with (1) accrued and unpaid interest, if any, to the prepayment date and (2) the applicable Prepayment Consideration if such prepayment of any Class of Notes occurs more than six months prior to the Applicable Maturity Date of the Notes being prepaid; provided that the Issuers shall not dispose of a Tower Site unless either (1) after giving pro forma effect to the receipt of proceeds in connection such disposition, (A) the DSCR shall be greater than 1.30 and (B) following such disposition at least 78% of the Operating Revenues of the Tower Sites that remain following such disposition consists of wireless voice or data revenues; or (2) Rating Agency Confirmation is obtained with respect to the Notes from each Rating Agency. Such prepayments first will be allocated or distributed pursuant to Section 5.01, items first through seventh, and then be applied to reduce the Class Principal Balance of the Class A Notes on a pro rata basis until the Class Principal Balance of the Class A Notes is reduced to zero, and then to reduce the Class Principal Balance of any Notes having a later alphabetical designation than the Class A Notes, sequentially in alphabetical order, until the Class Principal Balance of each such Class of Notes is, in turn, reduced to zero.

(c) Any prepayment made pursuant to this Section 2.09 (other than prepayments in connection with casualty or condemnation events and dispositions of Tower Sites) shall be applied at the Issuers’ option to reduce the Series/Class Principal Balance of any Class of any Series of Notes. Notice of any prepayment of any Class of any Series of Notes shall be given in writing by the Issuers to the Indenture Trustee and the Servicer not later than 5 Business Days prior to the date of such prepayment. Such written notice shall set forth:

(i) the clause of this Indenture pursuant to which the prepayment shall occur;

(ii) the prepayment date;

(iii) the principal amount of any Class of any Series of Notes being prepaid;

(iv) the Release Price, if applicable, and the applicable Prepayment Consideration; and

(v) accrued and unpaid interest, if any.

The Issuers shall notify the Indenture Trustee of the Release Price, if applicable, accrued and unpaid interest, if any, and the Prepayment Consideration by delivering to the Indenture Trustee, on or before the applicable prepayment date, an Officer’s Certificate showing the calculation thereof in reasonable detail, and the Indenture Trustee shall have no responsibility for such calculation.

SECTION 2.10. Defeasance. (a) At any time prior to the Payment Date that is six months prior to the Applicable Maturity Date of the Class of Notes having the latest maturity, the Issuers may (upon 30 days’ written notice to the Indenture Trustee) obtain the release from all covenants under this Indenture relating to ownership and operation of the Tower Sites by defeasing all of the Notes then outstanding with U.S. government securities that provide for payments which replicate the required payments on each Outstanding Class of Notes and the Indenture Trustee Fees, Servicing Fees and Workout Fees, if any, through such Applicable Maturity Date (including payment in full of the principal of each Class of Notes on the related Applicable Maturity Date); provided that (i) no Event of Default has occurred and is continuing and (ii) the Issuers shall pay or deliver on the date of such defeasance (the “Defeasance Date”) (a) all interest accrued and unpaid on the Outstanding Class Principal Balance of each Class of Notes to but not including the Defeasance Date, (b) all other sums then due under each Class of Notes and all other Transaction Documents executed in connection therewith, including any costs incurred in connection with such defeasance, and (c) U.S. government securities providing for payments equal to the Scheduled Defeasance Payments. The Issuers shall deliver to the Servicer on behalf of the Indenture Trustee, (1) a security agreement granting the Indenture Trustee a first priority perfected Lien on the U.S. government securities so delivered by the Issuers, (2) an Opinion of Counsel as to the enforceability and perfection of such Lien, (3) a confirmation by an independent certified public accounting firm that the U.S. government securities so delivered are sufficient to pay all interest due from time to time and all principal due upon maturity for each Class of Notes, and all Indenture Trustee Fees, Servicing Fees and Workout Fees, if any, and (4) a Rating Agency Confirmation from each Rating Agency. The Issuers, pursuant to the security agreement described above, shall authorize and direct that the payments received from the U.S. government securities shall be made directly to the Indenture Trustee and applied to satisfy the obligations of the Issuers under the Notes and the Transaction Documents.

(b) If the Issuers will continue to own any assets other than the U.S. government securities delivered in connection with the defeasance, the Issuers shall establish or designate a special-purpose bankruptcy-remote successor entity acceptable to the Indenture Trustee and the Servicer, with respect to which a substantive nonconsolidation opinion satisfactory to the Indenture Trustee has been delivered to the Indenture Trustee and to transfer to that entity the pledged U.S. government securities. The new entity shall assume the obligations of the Issuers under the Notes, the security agreement and the Transaction Documents and the Issuers shall be relieved of their obligations thereunder. The Issuers shall pay $10 to such new entity as consideration for assuming such obligations of the Issuers.

SECTION 2.11. New Tower Sites; Additional Notes. (a) From time to time after the Closing Date, the Issuers shall be entitled to issue Additional Notes, subject to compliance with this Section 2.11, which Additional Notes shall have similar characteristics to the Class A Notes, provided that in the case of Additional Notes issued pursuant to Section 2.11(b) or 2.11(c), (i) the Applicable Maturity Date of such Additional Notes only may be the same as or later than the latest Applicable Maturity Date of the Class A Notes and (ii) any Additional Notes will be subordinated to the Class A Notes in right of payment of each of interest and principal. No Additional Notes shall be issued as Class A Notes.

(b) To the extent new Tower Sites and the related Leases are added to the Assets supporting the Notes, the Issuers may issue Additional Notes subject to satisfaction of the following conditions:

(i) no Early Amortization Event has occurred and is continuing;

(ii) no Event of Default has occurred and is continuing;

(iii) no Manager Termination Event has occurred and is continuing;

(iv) after giving pro forma effect to the issuance of such Additional Notes, the DSCR after such issuance is not less than the DSCR prior to such issuance;

(v) receipt of a Rating Agency Confirmation from each Rating Agency with respect to the Notes; and

(vi) to the extent a Special Servicing Period is in effect, receipt of consent from the Servicer.

(c) The Issuers may issue Additional Notes without adding any new Tower Sites and the related Leases or any other property to the Assets supporting the Notes, subject to satisfaction of the following conditions:

(i) no Early Amortization Event has occurred and is continuing;

(ii) no Event of Default has occurred and is continuing;

(iii) no Manager Termination Event has occurred and is continuing;

(iv) after giving pro forma effect to the issuance of such Additional Notes, the DSCR would be not less than 2.34;

(v) receipt of a Rating Agency Confirmation from each Rating Agency with respect to the Notes; and

(vi) to the extent a Special Servicing Period is in effect, receipt of consent from the Servicer.

(d) The Issuers may also issue new notes in substitution for any Notes which are prepaid with the proceeds of the issuance of such new notes, subject to receipt of a new rating from each Rating Agency with respect to such Notes. If the principal balance of such new notes is greater than the principal balance of the Notes being prepaid, the excess shall constitute Additional Notes.

(e) The provisions of this Section 2.11 shall be subject to the provisions set forth in Section 6.02 of the Servicing Agreement.

ARTICLE III

Accounts

SECTION 3.01. Establishment of Central Account and Sub-Accounts. (a) Central Account. On or before the Closing Date, pursuant to the terms of the Cash Management Agreement, an Eligible Account shall be established by the Issuers with the Indenture Trustee, in the Indenture Trustee’s name, to serve as the “Central Account” (said account, and any account replacing the same in accordance with this Indenture and the Cash Management Agreement, the “Central Account”; and the depositary institution in which the Central Account is maintained, the “Central Account Bank”). The Central Account and the Sub-Accounts shall be pledged to and under the sole dominion and control of the Indenture Trustee (which dominion and control may be exercised by Servicer or other designee of the Indenture Trustee); and except as expressly provided hereunder or in the Cash Management Agreement, the Issuers shall not have the right to control or direct the investment or payment of funds therein. The Issuers may elect to change any financial institution in which the Central Account shall be maintained if such institution is no longer an Eligible Bank, subject to the immediately preceding sentence. The Central Account shall be deemed to contain the following sub-accounts (“Sub-Accounts”), which may be maintained as separate ledger accounts and need not be separate Eligible Accounts and which are more particularly described in the Cash Management Agreement:

(i) “Reserve Sub-Accounts” shall mean the Sub-Accounts of the Central Account established by the Issuers with the Indenture Trustee for the purpose of holding funds in the Reserves including: (a) the Impositions and Insurance Reserve Sub-Account, (b) the Cash Trap Reserve Sub-Account, (c) the Advance Rents Reserve Sub-Account and (d) the Loss Proceeds Reserve Sub-Account.

(b) The Issuers shall pay all reasonable out-of-pocket costs and expenses incurred by the Indenture Trustee in connection with the transactions and other matters contemplated by this Section 3.01, including but not limited to, the Indenture Trustee’s reasonable attorneys’ fees and expenses, and all reasonable fees and expenses of the Central Account Bank, including without limitation their reasonable attorneys’ fees and expenses.

SECTION 3.02. Deposits to Central Account. Pursuant to the Deposit Account Control Agreement, on each Business Day, the Lock Box Bank shall transfer all amounts on deposit in the Lock Box Account as of the close of business on such Business Day into the Central Account.

SECTION 3.03. Withdrawals from Central Account. The Indenture Trustee may make withdrawals from the Central Account as necessary for any of the following purposes: (i) to pay to itself the Indenture Trustee Fee, (ii) at the Servicer’s request, to pay the Servicer the Servicing Fee then owing, any Special Servicing Fee then owing, any Liquidation Fee then owing, any Workout Fee, or any Other Servicing Fees, each of which is payable at the times and in the amounts described herein and in the

Servicing Agreement, (iii) to pay or reimburse the Servicer for Advances made and not previously reimbursed, together with Advance Interest thereon, as set forth in this Indenture and the Servicing Agreement, (iv) to pay, reimburse or indemnify the Servicer and the Indenture Trustee for any other amounts payable, reimbursable or indemnifiable pursuant to the terms of this Indenture or the Servicing Agreement, (v) to pay any other Additional Issuer Expenses, (vi) to pay to the persons entitled thereto any amounts deposited in error and (vii) to clear and terminate the Central Account on the date the Notes and the other Obligations are no longer outstanding.

SECTION 3.04. Application of Funds in Central Account. Funds in the Central Account shall be allocated to the Sub-Accounts (or paid or invested in Permitted Investments, as the case may be) in accordance with this Indenture and the Cash Management Agreement.

SECTION 3.05. Application of Funds After Event of Default. If an Event of Default shall occur and be continuing, then notwithstanding anything to the contrary in this Section, or elsewhere, the Servicer (acting on behalf of the Indenture Trustee) shall have all of the rights and remedies of the Indenture Trustee available under applicable law and under the Transaction Documents. Without limitation of the foregoing, for so long as an Event of Default exists, the Indenture Trustee at the written direction of the Servicer (in its sole and absolute discretion, but subject to the Servicing Standard) may apply any and all funds in the Central Account, the Loss Proceeds Reserve Sub-Account and any other Accounts, Sub-Accounts, and all other cash reserves held by or on behalf of the Indenture Trustee against all or any portion of any of the Obligations; provided, however, (i) that any payments on the Notes shall be made in accordance with the priorities set forth in Section 5.01 and (ii) any and all reserves in the Cash Trap Reserve Sub-Account shall be applied in accordance with Section 4.05. The provisions of this Section are subject to the provisions of Sections 10.01 and 11.01(a).

ARTICLE IV

Reserves

SECTION 4.01. Security Interest in Reserves; Other Matters Pertaining to Reserves. (a) The Issuers hereby pledge, assign and grant to the Indenture Trustee a security interest in and to all of the Issuers’ right, title and interest in and to the Account Collateral, including the Reserves, as security for payment and performance of all of the Obligations hereunder and under the other Transaction Documents. The Reserves constitute Account Collateral and are subject to the security interest in favor of the Indenture Trustee created herein and all provisions of this Indenture and the other Transaction Documents pertaining to Account Collateral.

(b) In addition to the rights and remedies provided in Article III and elsewhere herein, upon the occurrence and during the continuance of any Event of Default, the Servicer (acting on behalf of the Indenture Trustee) shall have all rights and remedies pertaining to the Reserves as are provided for in any of the Transaction

Documents or under any applicable law. Without limiting the foregoing, upon and at all times after the occurrence and during the continuance of an Event of Default, the Indenture Trustee at the written direction of the Servicer (in its sole and absolute discretion, but subject to the Servicing Standard) may use the Reserves (or any portion thereof) for any purpose, including, but not limited to any combination of the following: for (i) payment against of the Obligations including the Prepayment Consideration (if any) applicable upon such payment in such order as the Servicer may determine in its sole discretion; provided, however, that such application of funds shall not cure or be deemed to cure any default; and provided, further, that any payments on the Notes shall be made in accordance with the priorities set forth in Section 5.01; (ii) reimbursement of the Indenture Trustee and Servicer for any actual losses or expenses (including, without limitation, reasonable legal fees) suffered or incurred as a result of such Event of Default; (iii) payment for the work or obligation for which such Reserves were reserved or were required to be reserved; and (iv) application of the Reserves in connection with the exercise of any and all rights and remedies available to the Servicer acting on behalf of the Indenture Trustee at law or in equity or under this Indenture or pursuant to any of the other Transaction Documents.

SECTION 4.02. Funds Deposited with Indenture Trustee. (a) Permitted Investments; Return of Reserves to Issuers. Except only as expressly provided otherwise herein, all funds of the Issuers which are deposited with Central Account Bank as Reserves hereunder shall be held by Central Account Bank in one or more Permitted Investments at the direction of the Issuers in accordance with the Cash Management Agreement. After repayment of all of the Obligations, all funds held as Reserves shall be promptly returned to, or as directed by, the Issuers.

(b) Funding at Closing. The Issuers shall deposit with the Indenture Trustee the amounts necessary to fund each of the Reserves as set forth below. Deposits into the Reserves on the Closing Date may occur by deduction from the amount of proceeds of the issuance of the Notes that otherwise would be disbursed to the Issuers, followed by deposit of the same into the applicable Sub-Account or Accounts of the Central Account in accordance with the Cash Management Agreement on the Closing Date. Notwithstanding such deductions, the Notes shall be deemed for all purposes to be fully paid for on the Closing Date.

SECTION 4.03. Impositions and Insurance Reserve. On the Closing Date, the Issuers shall deposit with the Central Account Bank $650,000 in the Impositions and Insurance Reserve Sub-Account and, pursuant to this Indenture and the Cash Management Agreement, the Indenture Trustee shall deposit in the Impositions and Insurance Reserve Sub-Account, on each Payment Date commencing on the Payment Date in September 15, 2009, 1/12th of the annual charges (as reasonably estimated by the Servicer based on advice from the Manager) for all Impositions and all Insurance Premiums (provided that any amounts in respect of blanket policies shall include only that portion of Insurance Premiums allocated to the coverage provided for the Tower Sites) payable with respect to the Tower Sites hereunder (said funds, together with any interest thereon and additions thereto, the “Impositions and Insurance Reserve”). The initial amount of the monthly deposit to be made to the Impositions and Insurance Reserve from and after the date hereof is $650,000. If at any time the Manager reasonably determines that the amount in the Impositions and Insurance Reserve Sub-Account shall not be sufficient to pay the Impositions and Insurance Premiums when due, the Indenture Trustee shall increase the monthly deposits by the amount that the Manager estimates is sufficient to make up the deficiency and, in such instance, the Issuers shall deposit with the Central Account Bank within 10 Business Days of a written demand by the Indenture Trustee, to be added to and included within such Reserve, a sum of money which the Servicer has determined (in reliance on the Manager’s written request), together with such monthly deposits, shall be sufficient to make the payment of each such charge (but, with respect to blanket policies, only that portion of the Insurance Premiums allocated to the coverage provided for the Issuers and the Tower Sites) at least 10 Business Days prior to the date initially due. The Issuers shall provide the Indenture Trustee (with copies delivered simultaneously to the Servicer) with bills or a statement of amounts due for the next calendar month which shall be accompanied by an Officer’s Certificate and such other documents as may be reasonably required to establish the amounts required to be paid in the following calendar month at least five days prior to the date on which each payment shall first become subject to penalty or interest if not paid, or if paid, copies of paid bills. So long as (i) no Event of Default has occurred and is continuing, (ii) the Issuers have provided the Indenture Trustee and the Servicer with the foregoing materials in a timely manner, and (iii) sufficient funds are held by the Indenture Trustee for the payment of the Impositions and Insurance Premiums relating to the Tower Sites, as applicable, the Indenture Trustee shall, at the Manager’s election and written direction, with written notice simultaneously delivered to the Servicer, (x) pay said items, (y) disburse to the Issuers or the Manager from such Reserve an amount sufficient to pay said items, or (z) reimburse the Issuers for items previously paid by the Issuers or the Manager, as applicable. Interest shall accrue in favor of the Issuers on funds in the Impositions and Insurance Reserve.

SECTION 4.04. Advance Rents Reserve. On the Closing Date, the Issuers shall deposit with the Central Account Bank $2,970,000 and, pursuant to the Cash Management Agreement, the Issuers shall instruct the Indenture Trustee to deposit, (i) the Annual Advance Rents Reserve Deposit, (ii) the Semi-Annual Advance Rents Reserve Deposit and (iii) the Quarterly Advance Rents Reserve Deposit (with the amounts deposited pursuant to clauses (i), (ii) and (iii) subject to adjustment based on the late payments made by Tenants), into a Sub-Account of the Central Account (said Sub-Account, the “Advance Rents Reserve Sub-Account”, and said funds, the “Advance Rents Reserve”) for deposit of such Advance Rents Reserve Deposit. Such Advance Rents Reserve Deposit shall be held, allocated and disbursed in accordance with the terms and conditions of the Cash Management Agreement.

SECTION 4.05. Cash Trap Reserve. If a Cash Trap Condition shall occur, then, from and after the date that it is determined that a Cash Trap Condition has occurred (which shall be based upon the financial reporting required to be delivered pursuant to Section 7.02(a)(iv)) and for so long as such Cash Trap Condition continues to exist, all Excess Cash Flow (except as otherwise expressly provided below) shall be deposited with the Indenture Trustee and held in a Sub-Account of the Central Account

(the “Cash Trap Reserve Sub-Account”) in accordance with the terms of the Cash Management Agreement and this Indenture (said funds, together with any interest thereon, the “Cash Trap Reserve”). Following the occurrence and during the continuation (which shall be based upon the financial reporting required to be delivered pursuant to Section 7.02(a)(iv)) of an Early Amortization Event or an Event of Default, the Indenture Trustee shall apply all funds deposited in the Cash Trap Reserve Sub-Account from time to time on any Payment Date to payment of the Outstanding principal on each Class of Notes on a pro rata basis within each such Class on such Payment Date (including any required Prepayment Consideration). Any such ratable repayment will be applied first to reduce the Class Principal Balance of the Class A Notes until the Class Principal Balance of the Class A Notes is reduced to zero and then to reduce the Class Principal Balance of any Notes having a later alphabetical designation than the Class A Notes, sequentially in alphabetical order, until the Class Principal Balance of each such Class of Notes is, in turn, reduced to zero. For such purposes, the Class A-1 Notes shall be deemed to have the same alphabetical designation as the Class A-2 Notes and shall be pari passu with the Class A-2 Notes. If a Cash Trap Condition ceases to exist (which shall be based upon the financial reporting required to be delivered pursuant to Section 7.02(a)(iv)) and no Event of Default has occurred and is continuing, any funds then on deposit in the Cash Trap Reserve Sub-Account shall be released to the Issuer Entity. The existence of a Cash Trap Condition or an Early Amortization Event and the calculation of DSCR shall be determined by the Servicer in its reasonable good faith determination, which may be based solely upon the Financial Statements received by the Servicer.

ARTICLE V

Payments to Noteholders

SECTION 5.01. Payments. (a) On each Payment Date, based on the Servicer’s Report (attached hereto as Exhibit G), the Indenture Trustee shall apply the funds on deposit in the Central Account on the last day of the immediately preceding Collection Period to itself, the Servicer, and among the Classes of Notes and make payments to the Holders of record of the Notes as of the related Record Dates in the following priority:

first, to the Impositions and Insurance Reserve Sub-Account, in an amount equal to the amount that the Issuers are required by the Indenture to deposit to such sub-account on the next Payment Date;

second, in the following order, to the Indenture Trustee and the Servicer in an amount equal to the Indenture Trustee Fees, the Servicing Fees and Other Servicing Fees due on such Payment Date (or that remain unpaid from prior Payment Dates), then to the Servicer in respect of unreimbursed Advances, if any, including Advance Interest thereon, and then to the payment of other Additional Issuer Expenses due on such Payment Date, and any and all other amounts due and payable to the Servicer and the Indenture Trustee as described in this Indenture and the Servicing Agreement;

third, pro rata based on the Class Principal Balance of each Class of the Class A Notes to the holders thereof in respect of interest pro rata based on the amount of Accrued Note Interest for such Class A Notes on such Payment Date, up to an amount equal to all Accrued Note Interest in respect of each Class A Note for such Payment Date and, to the extent not previously paid, for all prior Payment Dates;

fourth, to the holders of any Classes of Additional Notes having a later alphabetical designation than the Class A Notes, in alphabetical order and pro rata within each such Class based on the Series/Class Principal Balance of such Class of Additional Notes, based on the applicable interest rate in respect of interest accrued on such Class of Additional Notes up to an amount equal to all Accrued Note Interest in respect of each Additional Note of each such Class for such Payment Date and, to the extent not previously paid, for all prior Payment Dates;

fifth, to the Issuers, until the Issuers have received an amount equal to the Monthly Operating Expense Amount for the next calendar month;

sixth, to the Manager, the amount necessary to pay the accrued and unpaid Initial Management Fee;

seventh, to the Issuers, the amount necessary to pay Operating Expenses (excluding Impositions, Insurance Premiums and the Management Fee to the extent applied in items one through sixth above) of the Issuers in excess of the Monthly Operating Expense Amount that, has been approved by the Servicer, if any;

eighth, if no Early Amortization Event has occurred and is continuing and no Event of Default has occurred and is continuing, to the holders of the Class A Notes in an amount equal to the Scheduled Principal Payment due on such Payment Date for the Class A Notes, including the aggregate unpaid Scheduled Principal Payments, if any, with respect to previous Payment Dates;

ninth, if no Early Amortization Event has occurred and is continuing and no Event of Default has occurred and is continuing, to the holders of any Class of Additional Notes having a later alphabetical designation than the Class A Notes, in alphabetical order, in an amount equal to the Scheduled Principal Payment, if any, due on such Payment Date for such Class of Additional Notes, including the aggregate unpaid Scheduled Principal Payments, if any, with respect to previous Payment Dates;

tenth, if a Cash Trap Condition is continuing, no Early Amortization Event has occurred and is continuing and no Event of Default has occurred and is continuing, any amounts remaining in the Central Account after deposits for items first through ninth above have been paid shall be deposited into the Cash Trap Reserve Sub-Account;

eleventh, following the occurrence and during the continuation of an Event of Default, to the holders of the Class A Notes in an amount equal to the Scheduled Principal Payment due on such Payment Date plus the aggregate unpaid scheduled principal payments for such Class A Notes, if any, with respect to previous Payment Dates;

twelfth, following the occurrence and during the continuation of an Event of Default, to the holders of any Class of Additional Notes having a later alphabetical designation than the Class A Notes, in alphabetical order, in an amount equal to the scheduled principal payment due on such Payment Date plus the aggregate unpaid scheduled principal payments for such Additional Notes, if any, with respect to previous Payment Dates;

thirteenth, after the occurrence and during the continuation of an Early Amortization Event or following the occurrence and during the continuation of an Event of Default, any amounts remaining in the Central Account after deposits for items first through ninth and eleventh through twelfth above have been paid, pro rata to the holders of the Class A-1 Notes and the Class A-2 Notes in respect of principal pro rata based on the Note Principal Balance of each such Note on such Payment Date, until the Class Principal Balances of such Notes have been reduced to zero;

fourteenth, after the occurrence and during the continuation of an Early Amortization Event or following the occurrence and during the continuation of an Event of Default, any amounts remaining in the Central Account after deposits for items first through ninth and eleventh through twelfth above have been paid, and after the Class Principal Balance of the Class A Notes have been reduced to zero, to the holders of any Classes of Additional Notes having a later alphabetical designation than the Class A Notes, in alphabetical order, in respect of principal pro rata based on the principal balance of each such Additional Note on such Payment Date, until the principal balances of such Additional Notes have been reduced to zero;

fifteenth, to the Manager, any accrued and unpaid Management Fees in excess of the Initial Management Fee; and

sixteenth, any remaining amounts shall be distributed to, or at the direction of, the Issuers.

(b) On each Payment Date, the Indenture Trustee shall pay any Prepayment Consideration received in respect of any Class or Series of Notes during the related Collection Period to the Holders of the corresponding Class or Series of Notes pro rata based on the amount prepaid on each such Note.

(c) Except as otherwise provided below, all such payments made with respect to each Class of Notes on each Payment Date shall be made to the Holders of such Notes of record at the close of business on the related Record Date and, in the case of each such Holder, shall be made by wire transfer of immediately available funds to the account thereof, if such Holder shall have provided the Indenture Trustee with wiring instructions no later than five Business Days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent Payment Dates), and otherwise shall be made by check mailed to the address of such Holder as it appears in the Note Register. The final payment on each Note shall be made in a like manner, but only upon presentation and surrender of such Note at the offices of the Note Registrar or such other location specified in the notice to Noteholders of such final payment.

(d) Each payment with respect to a Book-Entry Note shall be paid to the Depositary, as Holder thereof, and the Depositary shall be responsible for crediting the amount of such payment to the accounts of its DTC Participants in accordance with its normal procedures. Each DTC Participant shall be responsible for making such payment to the related Note Owners that it represents and to each indirect participating brokerage firm for which it acts as agent. Each such indirect participating brokerage firm shall be responsible for disbursing funds to the related Note Owners that it represents. None of the parties hereto shall have any responsibility therefor except as otherwise provided by this Indenture or applicable law. The Issuers shall perform their respective obligations under the Letters of Representations among the Issuers and the initial Depositary.

(e) The rights of the Noteholders to receive payments from the proceeds of the Collateral in respect of their Notes, and all rights and interests of the Noteholders in and to such payments, shall be as set forth in this Indenture. Neither the Holders of any Class of Notes nor any party hereto shall in any way be responsible or liable to the Holders of any other Class of Notes in respect of amounts previously paid on the Notes in accordance with this Indenture.

(f) Except as otherwise provided herein, whenever the Indenture Trustee receives written notice that the final payment with respect to any Class of any Series of Notes shall be made on the next Payment Date, the Indenture Trustee shall, as promptly as possible thereafter, mail to each Holder of such Class of such Series of Notes of record on such date and the Servicer a notice to the effect that:

(i) the Indenture Trustee expects that the final payment with respect to such Class of such Series of Notes shall be made on such Payment Date but only upon presentation and surrender of such Notes at the office of the Note Registrar or at such other location therein specified, and

(ii) no interest shall accrue on such Notes from and after the end of the Interest Accrual Period for such Payment Date.

Any funds not paid to any Holder or Holders of Notes of such Class on such Payment Date because of the failure of such Holder or Holders to tender their Notes shall, on such date, be set aside and credited to, and shall be held uninvested in trust for, the account or accounts of the appropriate non-tendering Holder or Holders. If any Notes as to which notice has been given pursuant to this Section 5.01(f) shall not have been surrendered for cancellation within six months after the time specified in such notice, the Indenture Trustee shall mail a second notice to the remaining non-tendering Noteholders to surrender their Notes for cancellation in order to receive the final payment with respect thereto. If within one year after the second notice all such Notes shall not have been surrendered for cancellation, then the Indenture Trustee, directly or through an agent, shall take such steps to contact the remaining non-tendering Noteholders concerning the surrender of their Notes as it shall deem appropriate. The costs and expenses of holding such funds in trust and of contacting such Noteholders following the first anniversary of the delivery of such second notice to the non-tendering Noteholders shall be paid out of such funds. No interest shall accrue or be payable to any former Holder on any amount held in trust pursuant to this paragraph. If any Notes as to which notice has been given pursuant to this Section 5.01(f), shall not have been surrendered for cancellation by the second anniversary of the delivery of the second notice, then, subject to applicable escheat laws, the Indenture Trustee shall distribute to the Issuer Entity all unclaimed funds.

(g) Notwithstanding any other provision of this Indenture, the Indenture Trustee shall comply with all Federal withholding requirements respecting payments to Noteholders of interest or original issue discount that the Indenture Trustee reasonably believes are applicable under the Code. The consent of Noteholders shall not be required for such withholding. If the Indenture Trustee does withhold any amount from payments or advances of interest or original issue discount to any Noteholder pursuant to Federal withholding requirements, the Indenture Trustee shall indicate the amount withheld to such Noteholder. Any amount so withheld by the Indenture Trustee shall be treated as a payment made to the Noteholders for all purposes of this Indenture.

ARTICLE VI

Representations and Warranties

The Issuers represent and warrant (and the Guarantor represents and warrants with respect to itself in Sections 6.02, 6.03, 6.09 and 6.16) to the Indenture Trustee that the statements set forth in this Article VI shall be, true, correct and complete in all material respects as of the Closing Date.

SECTION 6.01. Organization, Powers, Good Standing, Business. (a) Organization and Powers. Each Issuer Party is duly organized, validly existing and in good standing under the laws of the state of its formation. Each Issuer Party has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted, and to enter into each Transaction Document to which it is a party and to perform the terms thereof.

(b) Qualification. Each Issuer Party is duly qualified and in good standing in the state of its formation. In addition, each Issuer Party is duly qualified and in good standing in each state where necessary to carry on its present business and operations, except in jurisdictions in which the failure to be qualified and in good standing could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.02. Authorization of Borrowing, etc. (a) Authorization of Borrowing. The Issuers have the power and authority to incur the Indebtedness evidenced by the Notes. The execution, delivery and performance by each Issuer Party of each of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary limited liability company, partnership, trustee, corporate or other action, as the case may be.

(b) No Conflict. The execution, delivery and performance by each Issuer Party of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby do not and shall not: (1) violate (x) any provision of law applicable to any Issuer Party; (y) the partnership agreement, certificate of limited partnership, certificate of formation, certificate of incorporation, bylaws, declaration of trust, limited liability company agreement, operating agreement or other organizational documents, as the case may be, of each Issuer; or (z) any order, judgment or decree of any Governmental Authority binding on any Issuer Party or any of its Affiliates; (2) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of any Issuer Party or any of its Affiliates (except where such breach shall not cause a Material Adverse Effect); (3) result in or require the creation or imposition of any material Lien (other than the Lien of the Transaction Documents) upon the Tower Sites or assets of any Issuer Party; or (4) require any approval or consent of any Person under any Contractual Obligation of any Issuer Party, which approvals or consents have not been obtained on or before the dates required under such Contractual Obligation, but in no event later than the Closing Date (except where the failure to obtain such approval or consent shall not have a Material Adverse Effect).

(c) Governmental Consents. The execution and delivery by each Issuer Party of the Transaction Documents to which it is a party, and the consummation of the transactions contemplated thereby do not and shall not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority.

(d) Binding Obligations. This Indenture is, and the Transaction Documents, including the Notes, when executed and delivered shall be, the legally valid and binding obligations of each Issuer Party that is a party thereto, enforceable against each of the Issuer Parties, as applicable, in accordance with their respective terms, subject to bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditor’s rights. No Issuer Party has any defense or offset to any of its obligations under the Transaction Documents to which it is a party. No Issuer Party has any claim against the Indenture Trustee or any Affiliate of the Indenture Trustee.

SECTION 6.03. Financial Statements. The Financial Statements concerning any Issuer, the Guarantor and their Affiliates which have been furnished by or on behalf of the aforementioned Persons to the Indenture Trustee pursuant to this Indenture present fairly in all material respects the financial condition of the Persons covered thereby.

SECTION 6.04. Indebtedness and Contingent Obligations. As of the Closing Date, the Issuers shall have no outstanding Indebtedness or Contingent Obligations other than the Obligations or any other Permitted Indebtedness.

SECTION 6.05. Title to the Tower Sites. (a) The Issuers have good and marketable fee simple title (or, in the case of the Ground Leased Tower Sites, leasehold title and in the case of the Easements, an easement) to the Tower Sites, other than the Managed Tower Sites, free and clear of all Liens except for the Permitted Encumbrances and except to the extent the effect of which is not reasonably likely to have a Material Adverse Effect.

(b) The Issuers own all personal property on the Tower Sites other than (i) personal property on the Managed Tower Sites and personal property which is owned or leased by Tenants of such Tower Site, (ii) personal property which is not used or necessary for the operation of the applicable Tower Site and (iii) personal property which is leased by the Issuers as permitted hereunder, subject only to the Permitted Encumbrances, or which constitutes leased temporary mobile antennas, except to the extent the effect of which is not reasonably likely to have a Material Adverse Effect.

(c) This Indenture, the other Transaction Documents and the filings contemplated hereby and thereby shall create (i) a valid, perfected first Lien on the Collateral, subject only to the Permitted Encumbrances, and (ii) perfected first priority security interests in and to, and perfected collateral assignments of, all personality in connection therewith (including the Rents and the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances, and except to the extent the effect of which is not reasonably likely to have a Material Adverse Effect.

(d) There are no proceedings in condemnation or eminent domain affecting any of the Tower Sites, and to the actual Knowledge of the Issuers, none is threatened, except to the extent the effect of which is not reasonably likely to have a Material Adverse Effect.

(e) No Person has any option or other right to purchase all or any portion of any interest owned by the Issuers with respect to the Tower Sites, except to the extent the effect of which is not reasonably likely to have a Material Adverse Effect.

(f) There are no mechanic’s, materialman’s or other similar liens or claims which have been filed for work, labor or materials affecting the Tower Sites which are or shall be liens prior to, or equal or coordinate with, the Lien created by this Indenture except to the extent the effect of which is not reasonably likely to have a Material Adverse Effect.

(g) The Permitted Encumbrances, in the aggregate, do not materially interfere with the benefits of the security intended to be provided by this Indenture, materially and adversely affect the value of any of the Collateral taken as a whole, impair the use or operations of the Tower Sites or impair the Issuers’ ability to pay their respective obligations in a timely manner.

SECTION 6.06. Zoning; Compliance with Laws. The Tower Sites and the use thereof comply with all applicable zoning, subdivision and land use laws, regulations and ordinances, all applicable health, fire, building codes, parking laws and all other laws, statutes, codes, ordinances, rules and regulations applicable to the Tower Sites, or any of them, including without limitation, the Americans with Disabilities Act, except to the extent failure to so comply would not, in the aggregate, be reasonably likely to have a Material Adverse Effect. All permits, licenses and certificates for the lawful use, occupancy and operation of each component of each of the Tower Sites given as Collateral hereunder in the manner in which it is currently being used, occupied and operated have been obtained and are current and in full force and effect, except to the extent failure to obtain any such permits, licenses or certificates would not, in the aggregate, be reasonably likely to have a Material Adverse Effect. To the Issuers’ Knowledge, (i) no legal proceedings are pending or threatened with respect to the zoning of any Tower Site and (ii) neither the zoning nor any other right to construct, use or operate any Tower Site is in any way dependent upon or related to any real estate other than such Tower Site, except to the extent same would not, in the aggregate, be reasonably likely to have a Material Adverse Effect.

SECTION 6.07. Leases; Agreements. (a) Leases; Agreements. The Issuers have delivered or shall cause to be delivered to the Indenture Trustee (i) true and complete copies (in all material respects) of all Material Leases and (ii) a list of all Material Agreements affecting the operation and management of the Tower Sites, and such Leases and list of Material Agreements have not been modified or amended except pursuant to amendments or modifications delivered to the Indenture Trustee. Except for the rights of the Manager pursuant to the Management Agreement, and the fee owners of Managed Tower Sites, no Person has any right or obligation to manage any of the Tower Sites or to receive compensation in connection with such management. Except for the parties to any leasing brokerage agreement that has been delivered to the Indenture Trustee, no Person has any right or obligation to lease or solicit Tenants for the Tower Sites, or (except for cooperating outside brokers) to receive compensation in connection with such leasing.

(b) Rent Roll, Disclosure. A true and correct copy of the Rent Roll has been delivered to the Indenture Trustee. Except only as specified in the Rent Roll, or as otherwise disclosed to the Indenture Trustee in the estoppel certificates delivered to the Indenture Trustee and the Servicer on or before the Closing Date, to the Issuers’ Knowledge, (i) the Leases are in full force and effect; (ii) the Issuers have not given any notice of default to any Tenant under any Lease which remains uncured; (iii) no Tenant has any set off, claim or defense to the enforcement of any Lease; (iv) no Tenant is materially in default in the performance of any other obligations under its Lease; and (v) there are no rent concessions (whether in form of cash contributions, work agreements, assumption of an existing Tenant’s other obligations, or otherwise) or extensions of time whatsoever not reflected in such Rent Roll, except to the extent that the failure of the representations set forth in items (i) through (iv) to be true with respect to Leases (other than Material Leases) is not reasonably likely to have a Material Adverse Effect. To the Issuers’ Knowledge, each of the Leases is valid and binding on the parties thereto in accordance with its terms.

(c) Management Agreement. The Issuers have delivered to the Indenture Trustee a true and complete copy of the Management Agreement, and such Management Agreement has not been modified or amended except pursuant to amendments or modifications delivered to the Indenture Trustee and the Servicer. The Management Agreement is in full force and effect and no default by any of the Issuers or Manager exists thereunder.

SECTION 6.08. Condition of the Tower Sites. As of the Closing Date all Improvements are in good repair and condition, ordinary wear and tear excepted and except as would not reasonably be likely to have a Material Adverse Effect. The Issuers have no knowledge of any latent or patent structural or other material defect or deficiency in the Tower Sites, and all necessary utilities are fully connected to the Improvements and are fully operational, are sufficient to meet the reasonable needs of each of the Tower Sites as now used or presently contemplated to be used, and no other utility facilities or repairs are necessary to meet the reasonable needs of each of the Tower Sites as now used or presently contemplated except in each case where such failure, in the aggregate, is not reasonably likely to have a Material Adverse Effect. To the Issuers’ Knowledge, none of the Improvements create encroachments over, across or upon the Tower Sites’ boundary lines, rights of way or easements, and no building or other improvements on adjoining land create such an encroachment, which could reasonably be expected to have a Material Adverse Effect. Access has been insured for all Ground Leased Tower Sites and the Issuers have access to each of the Owned Tower Sites except to the extent that failure to have such access would not be reasonably likely to have a Material Adverse Effect.

SECTION 6.09. Litigation; Adverse Facts. Except as set forth on Schedule 6.09, there are no judgments outstanding against any Issuer Party, or affecting any of the Tower Sites or any property of any Issuer Party, nor to the Issuer Party’s Knowledge is there any action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration now pending or threatened against any Issuer Party or any of the Tower Sites that could reasonably be expected to result in a Material Adverse Effect.

SECTION 6.10. Taxes. All material Federal, state and local tax returns and reports of the Issuers required to be filed have been timely filed (or each such Person has timely filed for an extension and the applicable extension has not expired), and all taxes, assessments, fees and other governmental charges (including any payments in lieu of taxes) upon such Persons and upon its properties, assets, income and franchises which are due and payable have been paid except to the extent same are being contested in accordance with Section 7.04(b) and except to the extent the effect of which is not reasonably likely to have a Material Adverse Effect.

SECTION 6.11. Adverse Contracts. Except for the Transaction Documents, the Issuers are not parties to or bound by, nor is any property of such Person subject to or bound by, any contract or other agreement which restricts such Person’s ability to conduct its business in the ordinary course as currently conducted that, either individually or in the aggregate, has a Material Adverse Effect or could reasonably be expected to have a Material Adverse Effect.

SECTION 6.12. Performance of Agreements. To the Issuers’ Knowledge, no Issuer is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation of any such Issuer which could reasonably be expected to have a Material Adverse Effect, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default which could reasonably be expected to have a Material Adverse Effect.

SECTION 6.13. Governmental Regulation. No Issuer Party is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940 or to any Federal or state statute or regulation limiting its ability to incur indebtedness for borrowed money.

SECTION 6.14. Employee Benefit Plans. Except as set forth on Schedule 6.14, no Issuer Party maintains or contributes to, or has any obligation (including a Contingent Obligation) under, any Employee Benefit Plans.

SECTION 6.15. Broker’s Fees. No broker’s or finder’s fee, commission or similar compensation shall be payable by or pursuant to any contract or other obligation of the Issuers with respect to the issuance of the Notes or any of the other transactions contemplated hereby or by any of the Transaction Documents.

SECTION 6.16. Solvency. The Issuer Parties (a) have not entered into any Transaction Document with the actual intent to hinder, delay, or defraud any creditor and (b) have received reasonably equivalent value in exchange for their obligations under the Transaction Documents. After giving effect to the issuance of the Notes, the fair saleable value of the each Issuer Party’s assets exceed and shall, immediately following the issuance of the Notes, exceed such Issuer’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and Contingent Obligations. The fair saleable value of each Issuer Party’s assets is and shall, immediately following the issuance of the Notes, be greater than such Issuer Party’s probable liabilities, including the maximum amount of its Contingent Obligations on its debts as such debts become absolute and matured. Each of the Issuer Party’s assets do not and, immediately following the issuance of the Notes shall not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. The Issuer Parties do not intend to, and do not believe that they shall, incur Indebtedness and liabilities (including Contingent Obligations and other commitments) beyond their ability to pay such Indebtedness and liabilities as they mature (taking into account the timing and amounts of cash to be received by the Issuers and the amounts to be payable on or in respect of obligations of the Issuer Parties).

SECTION 6.17. Disclosure. No Financial Statements or other information furnished to the Indenture Trustee by the Issuers contains any untrue representation, warranty or statement of a material fact, or omits to state a material fact necessary in order to make the statements contained therein not misleading. No Transaction Document or any other document, certificate or written statement for use in connection with the issuance of the Notes and prepared by the Issuers, or any information provided by any Issuer and contained in any document or certificate for use in connection with the issuance of the Notes, contains any untrue representation, warranty or statement of a material fact, or omits to state a material fact necessary in order to make the statements contained therein not misleading. There is no fact, to the knowledge of Issuers, that has had or is reasonably likely to have a Material Adverse Effect and that has not been disclosed in writing to the Indenture Trustee by the Issuers.

SECTION 6.18. Use of Proceeds and Margin Security. The Issuers shall use the proceeds from the issuance of the Notes only consistent with all applicable laws, statutes, rules and regulations. No portion of the proceeds from the issuance of the Notes shall be used by the Issuers or any Person in any manner that might cause the borrowing or the application of such proceeds to violate Regulation T, Regulation U or Regulation X or any other regulation of the Board of Governors of the Federal Reserve System.

SECTION 6.19. Insurance. Set forth on Schedule 6.19 is a complete and accurate list of all policies of insurance for the Issuers that are in effect as of the Closing Date. Such Insurance Policies conform to the requirements of Section 7.05. No notice of cancellation has been received with respect to such policies, and, to each Issuer’s Knowledge, the Issuers are in compliance with all conditions contained in such policies.

SECTION 6.20. Investments. The Issuers have no (i) direct or indirect interest in, including without limitation stock, partnership interest or other securities of, any other Person (other than the other Issuers), or (ii) direct or indirect loan, advance or capital contribution to any other Person, including all indebtedness from that other Person (other than the other Issuers).

SECTION 6.21. No Plan Assets. None of the Issuer Parties are or shall be (i) employee benefit plans as defined in Section 3(3) of ERISA which is subject to ERISA, (ii) plans as defined in Section 4975(e)(1) of the Code which is subject to Section 4975 of the Code, or (iii) entities whose underlying assets constitute “plan assets” of any such employee benefit plan or plan for purposes of Title I of ERISA of Section 4975 of the Code; provided that, in making such representation, the Issuer Parties have assumed that (i) no portion of the Notes shall be funded with plan assets of any employee benefit plan that is subject to Title I of ERISA or any plan that is covered by Section 4975 of the

Code unless the Indenture Trustee is eligible to apply one or more exemptions such that the issuance of the Notes shall not constitute a nonexempt prohibited transaction under Section 406 of ERISA or that could subject the Issuer Parties or their Affiliates to an excise tax under Section 4975 of the Code; and (ii) such assumption in the preceding clause is true and correct with respect to any party to which the Indenture Trustee transfers or assigns any portion of the Notes.

SECTION 6.22. Governmental Plan. No Issuer Party is or shall be a “governmental plan” within the meaning of Section 3(32) of ERISA and transactions by or with the Issuers are not and shall not be subject to state statutes applicable to the Issuers’ regulating investments of and fiduciary obligations with obligations with respect to governmental plans.

SECTION 6.23. Not Foreign Person. No Issuer Party is a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

SECTION 6.24. No Collective Bargaining Agreements. Except as set forth on Schedule 6.24, no Issuer Party is party to any collective bargaining agreement.

SECTION 6.25. Ground Leases. With respect to each Ground Lease, and except to the extent the effect of which is not reasonably likely to have a Material Adverse Effect:

(a) The Ground Lease contains the entire agreement of the Ground Lessor and the applicable Issuer pertaining to the Ground Leased Tower Site covered thereby. The Issuers have no estate, right, title or interest in or to the Ground Leased Tower Site except under and pursuant to the Ground Lease. The Issuers have delivered, or shall deliver, a true and correct copy of the Ground Lease to the Indenture Trustee and the Ground Lease has not been modified, amended or assigned except as set forth therein.

(b) The Issuers have obtained title insurance insuring the applicable Issuer’s leasehold interest in each of the Ground Leases.

(c) There are no rights to terminate the Ground Lease other than as expressly set forth in the applicable Ground Lease.

(d) The Ground Lease is in full force and effect, and no Ground Lease Default exists on the part of the Issuers or, to the Issuers’ Knowledge, on the part of the Ground Lessor under the Ground Lease. The Issuers have not received any written notice that a Ground Lease Default exists, or that the Ground Lessor or any third party alleges the same to exist.

(e) The applicable Issuer is the exclusive owner of the lessee’s interest under and pursuant to the applicable Ground Lease and has not assigned, transferred, or encumbered its interest in, to, or under the Ground Lease (other than assignments that shall terminate on or prior to the Closing Date), except in favor of the Indenture Trustee pursuant to this Indenture and the other Transaction Documents.

(f) The Ground Lease or a memorandum thereof or other instrument sufficient to permit recording of a deed of trust or similar security instrument has been recorded and the Ground Lease (or the applicable Estoppel) permits the interest of the lessee to be encumbered.

(g) Except for the Permitted Encumbrances, the interests in the Ground Lease are not subject to any Liens superior to, or of equal priority with, this Indenture or any Lien granted under any of the Transaction Documents unless a non-disturbance agreement has been obtained from the applicable holder of such Lien.

(h) Except as set forth on Schedule 6.25(h), the Ground Lease (or the applicable Estoppel) requires the Ground Lessor to give notice of any default by the Issuers to the Indenture Trustee and Servicer which notice must be delivered before the Ground Lessor may terminate the Ground Lease, or the Ground Lease or the Estoppel provides that notice of termination given under the Ground Lease is not effective against the Indenture Trustee unless a copy of the notice has been delivered to the Indenture Trustee and Servicer in the manner described in the Ground Lease.

(i) The Ground Lease does not impose restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial mortgage lender.

(j) Except as set forth on Schedule 6.25(j), the Issuer’s interest in the Ground Lease is assignable to the Indenture Trustee upon notice to, but without the consent of, the Ground Lessor (or, if any such consent is required, it has been obtained prior to the Closing Date) or, except to the extent same is not reasonably likely to have a Material Adverse Effect, in the event that it is so assigned, it is further assignable by the Indenture Trustee and its successors and assigns upon notice to, but without a need to obtain the consent of, the Ground Lessor.

(k) Except as set forth on Schedule 6.25(k), the Ground Lease (or the applicable Estoppel) requires the Ground Lessor to enter into a new lease with the Indenture Trustee upon termination of the Ground Lease following rejection of the Ground Lease in a bankruptcy proceeding under the Bankruptcy Code; provided that the Indenture Trustee cures any defaults that are susceptible to being cured by the Indenture Trustee.

(l) Except as set forth on Schedule 6.25(l), the Indenture Trustee is permitted to cure any default under the Ground Lease that is curable after the receipt of any notice of default.

SECTION 6.26. Easements. With respect to each Easement, and except to the extent the effect of which is not reasonably likely to have a Material Adverse Effect:

(a) Each Easement contains the entire agreement pertaining to the applicable Easement covered thereby. The Issuers have no estate, right, title or interest in or to such Easements except under and pursuant to the Easements. The Issuers have delivered, or shall deliver, true and correct copies of each of the Easements to the Indenture Trustee and the Easements have not been modified, amended or assigned except as set forth therein.

(b) To the Issuers’ Knowledge, the fee owners of the land underlying the Tower Sites subject to an Easement are the exclusive fee simple owners of the fee estate with respect to such Tower Site.

(c) There are no rights to terminate any Easement other than as expressly set forth in the applicable Easement.

(d) Each Easement is in full force and effect and to the Issuers’ Knowledge, no Easement Default exists on the part of the Issuers. The Issuers have not received any written notice that a Easement Default exists, or that any third party alleges the same to exist.

(e) The applicable Issuer is the exclusive owner of the easement interest under and pursuant to the applicable Easement and has not assigned, transferred, or encumbered its interest in, to, or under any Easement (other than assignments that shall terminate on or prior to the Closing Date), except in favor of the Indenture Trustee pursuant to this Indenture and the other Transaction Documents.

SECTION 6.27. Principal Place of Business. Schedule 6.27 sets forth a true and complete list of the principal place of business for the Issuers.

SECTION 6.28. Environmental Compliance. Except to the extent the effect of which is not reasonably likely to have a Material Adverse Effect or cause an imminent threat to human health: the Tower Sites are in compliance with all applicable Environmental Laws (except to the extent failure to so comply would not have a Material Adverse Effect), and no notice of violation of such Environmental Laws has been issued by any Governmental Authority; no action has been taken by the Issuers that would cause the Tower Sites to not be in compliance with all Environmental Laws pertaining to Hazardous Materials; and no Hazardous Materials are present at the Tower Sites (except to the extent the presence thereof on Tower Sites that are not then the subject of a pending acquisition would not have a Material Adverse Effect).

SECTION 6.29. Separate Tax Lot. Each parcel of land that the Issuers own in fee constitutes one or more separate tax parcels except (i) in such jurisdictions where the relevant tax authority does not maintain tax parcels or (ii) in instances in which a tax parcel or tax parcel number has not been designated for a particular land parcel.

ARTICLE VII

Covenants

The Issuers covenant and agree that until payment in full of the Notes, all accrued and unpaid interest and all other Obligations, the Issuers shall perform and comply with all covenants in this Article VII applicable to such Person.

SECTION 7.01. Payment of Principal and Interest. The Issuers shall, on a joint and several basis, duly and punctually pay the principal and interest on the Notes of each Series, and all other Obligations payable by the Issuers, in accordance with the terms of such Notes, this Indenture, any related Indenture Supplement and the other Transaction Documents. Amounts properly withheld under the Code by any Person from a payment to any Noteholder of interest and/or principal shall be considered as having been paid by the Issuers to such Noteholder for all purposes of this Indenture and the related Indenture Supplement.

SECTION 7.02. Financial Statements and Other Reports. (a) Financial Statements.

(i) Annual Reporting. Within 120 days after the end of each fiscal year, commencing with the end of the 2009 fiscal year, the Issuers shall, and shall cause the Guarantor and Crown International to, provide to the Indenture Trustee and the Servicer true and complete copies of the Financial Statements for such year of (A) the Guarantor and the Issuers and (B) Crown International, in each case on a consolidated basis and in a form reasonably acceptable to the Servicer; provided, however, that, while Crown International is a publicly traded entity, delivery of Crown International’s annual report on Form 10-K filed with the SEC shall satisfy the requirements of this Section 7.02(a)(i) with respect to Crown International. All such Financial Statements shall be audited by a certified public accounting firm of national standing in accordance with GAAP consistently applied (or such other accounting basis reasonably acceptable to the Servicer), and shall bear the unqualified certification of such accountants that such Financial Statements present fairly in all material respects the financial position of the subject company. The annual Financial Statements shall be accompanied by Supplemental Financial Information for such calendar year. All such Financial Statements shall also be accompanied by a certification executed by the entity’s chief executive officer or chief financial officer (or other officer with similar duties), satisfying the criteria set forth in Section 7.02(a)(vii) below, and a Compliance Certificate.

(ii) Quarterly Reporting. On or before 45 days after the end of each of the first three fiscal quarters in each year, the Issuers shall, and shall cause the Guarantor and Crown International to, provide to the Indenture Trustee and the Servicer copies of the unaudited Financial Statements for such quarter of (A) the Guarantor and the Issuers and (B) Crown International, in each case on a consolidated basis and in a form reasonably acceptable to the Servicer, together with a certification executed on behalf of each such entity by its respective chief executive officer or chief financial officer (or other officer with similar duties) in accordance with the criteria set forth in Section 7.02(a)(vii) below; provided that, while Crown International is a publicly traded entity, delivery of Crown International’s quarterly report on Form 10-Q filed with the SEC shall satisfy the requirements of this Section 7.02(a)(ii) with respect to Crown International. Such quarterly Financial Statements shall be accompanied by Supplemental Financial Information and a Compliance Certificate for such calendar quarter.

(iii) Lease Reports. Within 45 days after each fiscal quarter, the Issuers shall provide to the Indenture Trustee and the Servicer: (a) a certified Rent Roll and a schedule of security deposits held under Material Leases, each in form and substance reasonably acceptable to the Servicer, (b) a schedule of any Material Leases that expired during such calendar quarter, and (c) a schedule of Material Leases scheduled to expire within the next 12 months.

(iv) Monthly Reporting. Within 30 days after the end of each calendar month, the Issuers shall provide, or cause the Manager to provide, to the Indenture Trustee and the Servicer, in a form reasonably acceptable to the Servicer, the following items determined on an accrual basis: (a) monthly and year to date operating statements prepared for such calendar month; and (b) monthly and year-to-date detailed reports of Operating Expenses and all of the foregoing reports and statements shall be delivered in a form substantially similar to the form attached hereto as Exhibit F. Along with such operating statements, each Issuer shall deliver to the Indenture Trustee and the Servicer a certification executed by such Issuer’s chief executive officer or chief financial officer (or other officer with similar duties) satisfying the criteria set forth in Section 7.02(a)(vii) below and a Compliance Certificate.

(v) Additional Reporting. In addition to the foregoing, the Issuers shall, and shall cause the Guarantor and the Manager to, promptly provide to the Indenture Trustee and the Servicer such further documents and information concerning the operation of a Tower Site and their operations, properties, ownership, and finances as the Indenture Trustee and the Servicer shall from time to time reasonably request upon prior written notice to the Issuers.

(vi) GAAP. The Issuers shall, and shall cause the Guarantor and the Manager to, maintain systems of accounting established and administered in accordance with sound business practices and sufficient in all respects to permit preparation of Financial Statements in conformity with GAAP. All annual Financial Statements shall be prepared in accordance with GAAP (or such other accounting basis reasonably acceptable to the Servicer).

(vii) Certifications of Financial Statements and Other Documents, Compliance Certificate. Together with the Financial Statements and other documents and information provided to the Indenture Trustee and the Servicer by or on behalf of the Issuers, the Guarantor and Crown International under this

Section, the Issuers also shall deliver, and shall cause the Guarantor and Crown International to deliver, to the Indenture Trustee and the Servicer a certification to the Indenture Trustee and the Servicer, upon which the Indenture Trustee and the Servicer can rely, executed on behalf of the Issuers, the Guarantor and Crown International by their respective chief executive officer or chief financial officer (or other officer with similar duties), stating that to their Knowledge after due inquiry such quarterly and annual Financial Statements and information fairly present the financial condition and results of operations of the Issuers, the Guarantor and Crown International for the period(s) covered thereby (except for the absence of footnotes with respect to the monthly and quarterly Financial Statements), and do not omit to state any material information without which the same might reasonably be misleading, and all other non-financial documents submitted to the Indenture Trustee and the Servicer (whether monthly, quarterly or annually), upon which the Indenture Trustee and the Servicer can rely, are true, correct, accurate and complete in all material respects. In addition, where this Indenture requires a “Compliance Certificate”, the Person required to submit the same shall deliver a certificate duly executed on behalf of such Person by its chief executive officer or chief financial officer (or other officer with similar duties) stating that, to their Knowledge after due inquiry, there does not exist any Default or Event of Default, or other default under any of the other Transaction Documents (or if any exists, specifying the same in detail).

(viii) Fiscal Year. Each Issuer represents that its fiscal year, and the fiscal year of the Guarantor, ends on December 31, and agrees that no change shall be made to each such fiscal year.

(ix) Annual Operating Budget and CapEx Budgets. On or before February 15 of each calendar year, the Issuers shall deliver to the Indenture Trustee and the Servicer the Operating Budget and CapEx Budget (in each case presented on a monthly and annual basis) for such calendar year for informational purposes only. Subject to the limitation set forth in the definition of “Monthly Operating Expense Amount”, the Issuers may make changes to the Operating Budget and the CapEx Budget from time to time as deemed reasonably necessary by the Issuers. Notice of any modifications to the Operating Budget and the CapEx Budget shall be delivered to the Indenture Trustee and the Servicer at the time of delivery of the next financial reporting required pursuant to Section 7.02(a)(iv). The Operating Budget shall identify and set forth each Issuer’s reasonable estimate, after due consideration, of all Operating Expenses on a line-item basis consistent with the form of Operating Budget delivered to the Indenture Trustee and the Servicer prior to the Closing Date. The Operating Budget and the CapEx Budget shall be delivered to the Indenture Trustee and the Servicer for the Indenture Trustee’s and the Servicer’s information only and shall not be subject to the Indenture Trustee’s or the Servicer’s approval provided that each such budget is consistent in form with the budgets delivered to the Servicer on or prior to the Closing Date.

(x) Website. No later than the date the Issuers are required to provide the reports under clauses (i) through (ix) above to the Indenture Trustee and the Servicer, either (i) the Issuers may post such reports on the website of an Issuer (or the website of the Crown International) and maintain such posting so long as any Notes remain outstanding or (ii) Crown International may file or furnish such reports on its Form 10-K, 10-Q or 8-K, as the case may be, on EDGAR. To the extent such postings or filings are made in accordance with this clause (x), the reports will be deemed to be delivered and furnished to the Indenture Trustee, the Servicer and the Noteholders.

(b) Accountants’ Reports. Promptly upon receipt thereof, each Issuer shall deliver to the Indenture Trustee and the Servicer copies of all material reports submitted by independent public accountants in connection with each annual audit of the Financial Statements or other business operations of such Issuer made by such accountants, including the comment letter submitted by such accountants to management in connection with the annual audit.

(c) Material Notices.

(i) The Issuers shall promptly deliver, or cause to be delivered to the Indenture Trustee and the Servicer, copies of all notices given or received with respect to a default under any term or condition related to any Permitted Indebtedness of any Issuer, and shall notify the Indenture Trustee within five (5) Business Days of any event of default with respect to any such Permitted Indebtedness.

(ii) The Issuers shall promptly deliver to the Indenture Trustee and the Servicer copies of any and all notices of a material default or breach which is reasonably expected to result in a termination received with respect to any Material Agreement or any Material Lease.

(d) Events of Default, etc. Promptly upon any of the Issuers obtaining Knowledge of any of the following events or conditions, such Issuer shall deliver to the Servicer and the Indenture Trustee (upon which they may rely) a certificate executed on its behalf by its chief financial officer or similar officer specifying the nature and period of existence of such condition or event and what action such Issuer or any Affiliate thereof has taken, is taking and proposes to take with respect thereto: (i) any condition or event that constitutes an Event of Default; (ii) any Material Adverse Effect; or (iii) any actual or alleged material breach or default or assertion of (or written threat to assert) remedies under the Management Agreement, any Ground Lease or any Easement.

(e) Litigation. Promptly upon any of the Issuers obtaining knowledge of (1) the institution of any action, suit, proceeding, governmental investigation or arbitration against the Issuers or any of the Tower Sites not previously disclosed in writing by the Issuers to the Indenture Trustee and the Servicer which would be reasonably likely to have a Material Adverse Effect and is not covered by insurance (subject to applicable deductibles) or (2) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting the Issuers or the Tower Sites which, in each case, if adversely determined could reasonably be expected to have a Material Adverse Effect, the Issuers shall give notice thereof to the Indenture Trustee and the Servicer and, upon request from the Servicer or the Indenture Trustee, provide such other information as may be reasonably available to them to enable the Indenture Trustee and its counsel and the Servicer and its counsel to evaluate such matter.

(f) Insurance. Prior to the end of each insurance policy period of the Issuers, the Issuers shall deliver certificates, reports, and/or other information (all in form and substance reasonably satisfactory to the Servicer), (i) outlining all material insurance coverage maintained as of the date thereof by the Issuers and all material insurance coverage planned to be maintained by the Issuers in the subsequent insurance policy period and (ii) to the extent not paid directly by the Manager, evidencing payment in full of the premiums for such Insurance Policies.

(g) Tax Returns. Within thirty (30) days after filing the same, each Issuer Party shall deliver to the Indenture Trustee and the Servicer a copy of its Federal income tax returns (or the return of the applicable Person into which such Issuer’s Federal income tax return is consolidated) certified on its behalf by its chief financial officer (or similar Person) to be true and correct in all material respects.

(h) Other Information. With reasonable promptness, the Issuers shall deliver such other information and data with respect to such Person and its Affiliates or the Tower Sites as from time to time may be reasonably requested by the Indenture Trustee or the Servicer.

SECTION 7.03. Existence; Qualification. Except as expressly permitted by Section 7.27 of this Indenture the Issuers shall, and shall cause the Guarantor to, at all times preserve and keep in full force and effect their existence as a limited liability company or corporation, as the case may be, and, except as otherwise would not reasonably be expected to have a Material Adverse Effect, all rights and franchises material to its business, including their qualification to do business in each state where it is required by law to so qualify.

SECTION 7.04. Payment of Impositions and Claims. (a) Except for those matters being contested pursuant to clause (b) below, the Issuers shall pay (i) all Impositions; (ii) all material claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets (hereinafter referred to as the “Claims”); and (iii) all Federal, state and local income taxes, sales taxes, excise taxes and all other taxes and assessments of the Issuers on their business, income or assets (other than de minimus taxes and assessments); in each instance before any penalty or fine is incurred with respect thereto.

(b) The Issuers shall not be required to pay, discharge or remove any Imposition or Claim relating to a Tower Site so long as the Issuers contest in good faith such Imposition, Claim or the validity, applicability or amount thereof by an appropriate negotiation, mediation, arbitration or legal proceeding which operates to prevent the collection of such amounts and the sale of the applicable Tower Site or any portion thereof, so long as: (i) no Event of Default shall have occurred and be continuing, (ii) prior to the date on which such Imposition or Claim would otherwise have become delinquent, the Issuers shall have given the Indenture Trustee and the Servicer prior written notice of their intent to contest said Imposition or Claim and shall have deposited with the Indenture Trustee (or with a court of competent jurisdiction or other appropriate body reasonably approved by the Servicer) such additional amounts as are necessary to keep on deposit at all times, an amount by way of cash (or other form reasonably satisfactory to the Servicer), equal to (after giving effect to any Reserves then held by the Indenture Trustee for the item then subject to contest) at least 125% of the total of (x) the balance of such Imposition or Claim then remaining unpaid, and (y) all interest, penalties, costs and charges accrued or accumulated thereon; (iii) no risk of sale, forfeiture or loss of any interest in the applicable Tower Site or any part thereof arises, in the Servicer’s reasonable judgment, during the pendency of such contest; (iv) such contest does not, in the Servicer’s reasonable determination, have a Material Adverse Effect; and (v) such contest is based on bona fide, material, and reasonable claims or defenses. Any such contest shall be prosecuted with due diligence, and the Issuers shall promptly pay the amount of such Imposition or Claim as finally determined, together with all interest and penalties payable in connection therewith. The Indenture Trustee (at the sole direction of the Servicer) shall have full power and authority, but no obligation, to apply any amount deposited with the Indenture Trustee to the payment of any unpaid Imposition or Claim to prevent the sale or forfeiture of the applicable Tower Site for non-payment thereof, if the Servicer reasonably believes that such sale or forfeiture is threatened.

SECTION 7.05. Maintenance of Insurance. The Issuers shall continuously maintain the following described policies of insurance, subject to commercially reasonable policy exclusions and deductibles, without cost to the Indenture Trustee or the Servicer (the “Insurance Policies”):

(i) Property insurance against loss and damage by all risks of physical loss or damage, subject to standard policy exclusions, and other risks covered by the so-called extended coverage endorsement covering the Improvements (other than building foundations and footings) and personal property on each of the Tower Sites owned by any of the Issuers, with coverage for business income loss during the period of restoration, in amounts not less than the full insurable replacement cost of all Improvements (less building foundations and footings) and personal property on the Tower Sites owned by any Issuer;

(ii) Commercial general liability insurance, including death, bodily injury and broad form property damage coverage with a combined single limit in an amount not less than $1,000,000 per occurrence and $2,000,000 in the aggregate for any policy year;

(iii) If any of the Tower Sites (other than the Managed Tower Sites) are in an area (1) prone to earthquakes, as determined by the Manager, or (2) located in whole or in part in a Federally designated “special flood hazard area”, insurance covering such risks with respect to the Improvements (other than building foundations and footings) and personal property owned by any Issuer on such Tower Site in an amount equal to 100% of the full insurable replacement cost of all Improvements (less building foundations and footings) and personal property on such Tower Site owned by any Issuer with a maximum permissible deductible of $25,000 per occurrence and $10,000,000 in the aggregate;

(iv) An umbrella excess liability policy with a limit of not less than $25,000,000 over the underlying primary commercial general liability and automobile liability coverage described in Section 7.05(ii) above;

(v) During any period of construction, repair or restoration conducted by or on behalf of any Issuer on any Tower Site, builders “all risk” insurance in an amount equal to not less than the full insurable replacement cost of the applicable construction project;

(vi) Worker’s compensation insurance in statutory amounts, if any, at all times;

(vii) Such other insurance as may from time to time be reasonably required by the Servicer and which is then customarily required by institutional lenders for securitized loans secured by similar properties similarly situated, against other insurable hazards, including, but not limited to, malicious mischief, vandalism, windstorm, due regard to be given to the size and type of the Tower Site, Improvements, fixtures and equipment and their location, construction and use. Additionally, the Issuers shall carry such insurance coverage as the Indenture Trustee or the Servicer may from time to time require if the failure to carry such insurance would result in a downgrade, qualification or withdrawal of any Class of Notes.

All Insurance Policies shall be in content (including, without limitation, endorsements or exclusions, if any) and form reasonably satisfactory to the Servicer from time to time and, to the extent permissible, shall name the Indenture Trustee and its successors and assignees as their interests may appear as an “additional loss payee” for each of the first party property policies required by this Section 7.05 and shall contain a waiver of subrogation clause reasonably acceptable to the Servicer. Indenture Trustee and its successors and assignees will be added as an “additional insured” on all liability insurance policies required by this Section 7.05. All Insurance Policies required by this Section 7.05 shall provide that the coverage shall not be modified without 30 days’ advance written notice to the Indenture Trustee and the Servicer, and under all first party property claims the Indenture Trustee’s interest in the property will have priority in payments made by the insurer. The Issuers may obtain any insurance required by this Section through blanket policies; provided, however, that such blanket policies shall afford all the protections to the Indenture Trustee as are required under this Section 7.05.

The Issuers shall on the Closing Date and thereafter, within 120 days following the end of each calendar year, deliver to the Indenture Trustee and the Servicer valid evidence of property insurance in the form of ACORD form 28, Evidence of Insurance, or a comparable certificate of insurance affirming: the issuance of the policies of insurance required by this Indenture, that the insurance coverage meets all of the requirements set forth in this Indenture and that the required policies are in full force and effect. An insurance company shall (a) be licensed or authorized to issue insurance in the State where the applicable Tower Site is located and (b) have a claims paying ability rating by the Rating Agencies of “A” (or its equivalent). Notwithstanding the foregoing, a carrier which does not meet the foregoing ratings requirement shall nevertheless be deemed acceptable hereunder provided that such carrier is reasonably acceptable to the Servicer and the Issuers shall obtain and deliver to the Servicer a Rating Agency Confirmation with respect to such carrier from each of the Rating Agencies. If any insurance coverage required under this Section 7.05 is maintained by a syndicate of insurers, the preceding ratings requirements shall be deemed satisfied (without any required Rating Agency Confirmation) as long as at least 75% of the coverage (if there are four or fewer members of the syndicate) or at least 60% of the coverage (if there are five or more members of the syndicate) is maintained with carriers meeting the claims-paying ability ratings requirements set forth above and all carriers in such syndicate have a claims-paying ability rating by Moody’s of not less than “Baa2” (to the extent rated by Moody’s) and by Fitch of not less than “BBB” (to the extent rated by Fitch). The Issuers shall furnish to the Indenture Trustee and the Servicer receipts for the payment of premiums on such Insurance Policies or other evidence of such payment reasonably satisfactory to the Servicer in the event that such premiums have not been paid by the Manager or the Indenture Trustee pursuant to this Indenture. The requirements of this Section 7.05 shall apply to any separate policies of insurance taken out by the Issuers concurrent in form or contributing in the event of loss with the Insurance Policies. First party property losses shall be payable to the Indenture Trustee notwithstanding (1) any act, failure to act or negligence of the Issuers or their agents or employees, the Indenture Trustee or any other insured party which might, absent such agreement, result in a forfeiture of all or part of such insurance payment, other than the wilful misconduct of the Indenture Trustee knowingly in violation of the conditions of such policy, (2) the occupation or use of the Tower Sites or any part thereof for purposes more hazardous than permitted by the terms of such policy, (3) any foreclosure or other action or proceeding taken pursuant to this Indenture or (4) any change in title to or ownership of the Tower Sites or any part thereof following the date on which such loss occurred.

For purposes of determining whether the required insurance coverage is being maintained hereunder, each of the Indenture Trustee and Servicer shall be entitled to rely solely on a certification thereof (including in the form of ACORD form 28, Evidence of Insurance) furnished to it by the Issuer Entity or the Manager, without any obligation to investigate the accuracy or completeness of any information set forth therein, and shall have no liability with respect thereto.

SECTION 7.06. Operation and Maintenance of the Tower Sites; Casualty; Condemnation. (a) The Issuers shall maintain or cause to be maintained in good repair, working order and condition all material property necessary for use in the business of each Issuer, including the applicable Tower Site, and shall make or cause to be made all appropriate repairs, renewals and replacements thereof. All work required or permitted under this Indenture shall be performed in a workmanlike manner and in compliance with all applicable laws.

(b) (i) In the event of casualty or loss at any of the Tower Sites, the Issuers shall give prompt written notice, and in any event within three Business Days, of any such casualty or loss exceeding $250,000, or which is not covered by insurance (subject to applicable deductibles), to the insurance carrier (if applicable), to the Indenture Trustee and the Servicer and to promptly commence and diligently prosecute to completion, in accordance with the terms hereof, the repair and restoration of the Tower Site at least substantially to the Pre-Existing Condition (a “Restoration”). The Issuers hereby authorize and empower the Servicer as attorney-in-fact for the Issuers (jointly with the Issuers unless an Event of Default has occurred and is continuing), or any of them, with respect to Insurance Proceeds in excess of $1,000,000 to make proof of loss, to adjust and compromise any claim under Insurance Policies, to appear in and prosecute any action arising from such Insurance Policies, to collect and receive Insurance Proceeds (to be held in the Loss Proceeds Reserve Sub-Account pending the Issuers’ determination with respect to Restoration of the affected Tower Site as set forth in Section 7.06(c)), and to deduct therefrom the Indenture Trustee’s and the Servicer’s expenses incurred in the collection of such proceeds; provided, however, that nothing contained in this Section shall require the Indenture Trustee or the Servicer to incur any expense or take any action hereunder. The Issuer Entity further authorizes the Indenture Trustee, at the Servicer’s option and direction, with respect to Insurance Proceeds in excess of $1,000,000 (a) to hold the balance of such proceeds to be made available to the Issuers for the cost of Restoration of any of the Tower Sites or (b) subject to Section 7.06(c), to apply such Insurance Proceeds to payment of the Obligations whether or not then due; provided, however, that any such prepayments first shall be allocated or distributed pursuant to Section 5.01(a), items first through seventh, and then be applied to reduce the Class Principal Balance of the Class A Notes on a pro rata basis until the Class Principal Balance of the Class A Notes is reduced to zero, and then to reduce the Class Principal Balance of any Notes having a later alphabetical designation than the Class A Notes, sequentially in alphabetical order, until the Class Principal Balance of each such Class of Notes is, in turn, reduced to zero. Application of any Insurance Proceeds to payment of the Obligations pursuant to the foregoing sentence shall be made with the required Prepayment Consideration.

(ii) The Issuers shall promptly, and in any event within three Business Days, give the Indenture Trustee written notice of any known actual or threatened commencement of any condemnation or eminent domain proceeding affecting the Tower Sites or any portion thereof and, upon the request of the Indenture Trustee or the Servicer, shall deliver to the Indenture Trustee and the Servicer copies of any and all papers served in connection with such proceedings. The Servicer is hereby irrevocably appointed as the attorney-in-fact for the Issuers (jointly with the Issuers unless an Event of Default has occurred and is continuing), or any of them, with respect to Condemnation Proceeds in excess of $1,000,000 to collect, receive and retain any Condemnation Proceeds (to be held in the Loss Proceeds Reserve Sub-Account pending the Issuers’ determination with respect to Restoration of the affected Tower Site as set forth in Section 7.06(c)) and to make any compromise or settlement in connection with such proceeding. In accordance with the terms hereof, the Issuers shall cause the Condemnation Proceeds in excess of $1,000,000 which are payable to the Issuers, to be paid directly to the Indenture Trustee. If the applicable Tower Site is sold following an Event of Default, through foreclosure or otherwise, prior to the receipt by the Indenture Trustee of Condemnation Proceeds, the Indenture Trustee shall have the right to receive said Condemnation Proceeds, or a portion thereof, sufficient to pay the Obligations. Notwithstanding the foregoing, the Issuers may prosecute any Condemnation Proceeding and settle or compromise and collect Condemnation Proceeds of not more than $1,000,000; provided that: (a) no Event of Default shall have occurred and be continuing, (b) in Servicer’s reasonable good faith judgment, such condemnation or taking does not and will not materially restrict access to the Tower Sites or otherwise have a Material Adverse Effect and the Tower Sites remaining after such condemnation or taking are capable of being restored to an economically viable whole of substantially the same type which existed prior to the condemnation or taking or in substantial compliance with all applicable laws, (c) the Issuers apply the Condemnation Proceeds to any reconstruction or repair of the Tower Site necessary or desirable as a result of such condemnation or taking, and (d) the Issuers promptly commence and diligently prosecute such reconstruction or repair to completion in accordance with all applicable laws. Except as provided for in the previous sentence, the Issuers authorize the Servicer and the Indenture Trustee to apply such Condemnation Proceeds, after the deduction of the Indenture Trustee’s and the Servicer’s reasonable expenses incurred in the collection of such Condemnation Proceeds, at the Servicer’s option and direction, (i) to restoration or repair of the Tower Sites or (ii) to payment on the Notes, whether or not then due (provided that the Indenture Trustee (at the direction of the Servicer) shall not exercise the option in this clause (ii) to apply such Condemnation Proceeds to payment of the Obligations if each of the conditions (as applicable) to the release of Loss Proceeds for restoration or repair of the Tower Sites under Section 7.06(c) below have been satisfied with respect to such condemnation awards or damages), with the balance, if any, to the Issuers; provided, however, that any such prepayments first shall be allocated or distributed pursuant to Section 5.01(a), items first through seventh, and then be applied to reduce the Class Principal Balance of the Class A Notes on a pro rata basis until the Class Principal Balance of the Class A Notes is reduced to zero, and then to reduce the Class Principal Balance of any Notes having a later alphabetical designation than the Class A Notes, sequentially in alphabetical order, until the Class Principal Balance of each such Class of Notes is, in turn, reduced to zero. Application of any Condemnation Proceeds to payment of the Obligations pursuant to the foregoing sentence shall be made with the required Prepayment Consideration.

(c) The Servicer will not direct the Indenture Trustee to exercise its option to apply Loss Proceeds to payment of the Obligations if all of the following conditions are met: (i) no Event of Default then exists; (ii) the Servicer reasonably determines that there shall be sufficient funds to complete the Restoration of the Tower Site to at least substantially to the condition it was in immediately prior to such casualty (excluding replacement of obsolete Collateral which is not required in connection with operating the applicable Tower Site) and in compliance with applicable laws (the “Pre-Existing Condition”); (iii) the Servicer reasonably determines that the Net Operating Income of the Tower Sites (including rental income or business interruption insurance) will be sufficient to pay principal and interest on the Notes, all Operating Expenses, and payments for Reserves; and (iv) the Servicer determines that the Restoration of the affected Tower Site to the Pre-Existing Condition will be completed not later than six months prior to the latest Applicable Maturity Date. If the Servicer elects to direct the Indenture Trustee to apply Loss Proceeds to payment of the Obligations, such application shall be made on the Payment Date immediately following such election in accordance with the terms of the Indenture. Notwithstanding the foregoing to the contrary, the Issuers may, in their reasonable discretion, and within 30 days of receipt of such Loss Proceeds, elect not to restore or replace a Tower Site, in which event all such Loss Proceeds held in the Loss Proceeds Reserve Sub-Account with respect to such Tower Site first shall be allocated or distributed pursuant to Section 5.01(a), items first through seventh, and then be applied to reduce the Class Principal Balance of the Class A Notes on a pro rata basis until the Class Principal Balance of the Class A Notes is reduced to zero, and then to reduce the Class Principal Balance of any Notes having a later alphabetical designation than the Class A Notes, sequentially in alphabetical order, until the Class Principal Balance of each such Class of Notes is, in turn, reduced to zero. Any such prepayment shall be made on the Payment Date immediately following such election and shall include the applicable Prepayment Consideration.

(d) The Indenture Trustee shall not be obligated to disburse Loss Proceeds more frequently than once every calendar month. If Loss Proceeds are applied to the payment of the Obligations, such application of Loss Proceeds to principal shall be with the applicable Prepayment Consideration and shall not extend or postpone the due dates of the monthly payments due under the Note or otherwise under the Transaction Documents, or change the amounts of such payments. Any amount of Loss Proceeds remaining in the Indenture Trustee’s possession after full and final payment and discharge of all Obligations shall be refunded to, or as directed by, the Issuers or otherwise paid in accordance with applicable law. If a Tower Site is sold at foreclosure or if the Indenture Trustee acquires title to a Tower Site, the Indenture Trustee shall have all of the right, title and interest of the applicable Issuer in and to any Loss Proceeds and unearned premiums on Insurance Policies.

(e) In no event shall the Indenture Trustee be obligated to make disbursements of Loss Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Issuers, less a retainage equal to the greater of (x) the actual retainage required pursuant to the permitted contract, or (y) 10% of such costs incurred until the Restoration has been completed. The retainage shall in no event be less than the amount actually held back by the Issuers from contractors, subcontractors and materialmen engaged in the Restoration. The retainage shall not be released until the Servicer is reasonably satisfied that the Restoration has been completed in accordance with the provisions of this Section 7.06 and that all approvals necessary for the re-occupancy and use of the Tower Site have been obtained from all appropriate Governmental Authorities, and the Servicer receives final Lien waivers and such other evidence reasonably satisfactory to the Servicer that the costs of the Restoration have been paid in full or shall be paid in full out of the retainage.

SECTION 7.07. Inspection; Investigation. Each Issuer shall permit any authorized representatives designated by the Indenture Trustee or the Servicer to visit and inspect during normal business hours its Tower Sites and its business, including its financial and accounting records, and to make copies and take extracts therefrom and to discuss its affairs, finances and business with its officers and independent public accountants (with such Issuer’s representative(s) present), at such reasonable times during normal business hours and as often as may be reasonably requested, provided that same is conducted in such a manner as to not unreasonably interfere with the Issuers’ business. In addition, such authorized representatives of the Indenture Trustee and Servicer shall also have the right to conduct site investigations of the Tower Sites with respect to environmental matters; provided, however, that no subsurface investigations or other investigations that would reasonably be deemed to be intrusive shall be conducted without the prior written consent of the Issuer, such consent not to be unreasonably withheld. Unless an Event of Default has occurred and is continuing, the Indenture Trustee and Servicer shall provide advance written notice of at least three Business Days prior to visiting or inspecting any Tower Site or such Issuer’s offices.

SECTION 7.08. Compliance with Laws and Obligations. (a) The Issuers shall (A) comply with the requirements of all present and future applicable laws, rules, regulations and orders of any governmental authority in all jurisdictions in which it is now doing business or may hereafter be doing business, other than those laws, rules, regulations and orders the noncompliance with which collectively could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (B) maintain all licenses and permits now held or hereafter acquired by any Issuer, the loss, suspension, or revocation of which, or failure to renew, in the aggregate could have a Material Adverse Effect and (C) perform, observe, comply and fulfill all of its material obligations, covenants and conditions contained in any Contractual Obligation unless contested by the Issuers in good faith in a manner substantially similar to Section 7.04.

(b) Except as otherwise expressly set forth in the Transaction Documents, the Issuer Parties shall not waive, amend, modify, supplement or terminate any such Transaction Documents or any provision thereof without the consent of the Noteholders representing more than 50% of the aggregate Outstanding Class Principal Balance of all Classes of Notes.

SECTION 7.09. Further Assurances. The Issuers shall, from time to time, execute and/or deliver such documents, instruments, agreements, financing statements, and perform such acts as the Indenture Trustee and/or the Servicer at any time may reasonably request to evidence, preserve and/or protect the Assets and Collateral at any time securing or intended to secure the Obligations and/or to better and more effectively carry out the purposes of this Indenture and the other Transaction Documents.

SECTION 7.10. Performance of Agreements. Each Issuer shall duly and punctually perform, observe and comply in all material respects with all of the terms, provisions, conditions, covenants and agreements on its part to be performed, observed and complied with (i) hereunder and under the other Transaction Documents to which it is a party, (ii) under all Material Agreements and Leases and (iii) all other agreements entered into or assumed by such Person in connection with the Tower Sites, and shall not suffer or permit any material default or event of default (giving effect to any applicable notice requirements and cure periods) to exist under any of the foregoing except where the failure to perform, observe or comply with any agreement referred to in this clause (iii) would not reasonably be expected to have a Material Adverse Effect. Notwithstanding the foregoing to the contrary, the Issuers shall be permitted to terminate any Tower Site Management Agreement which the Issuers reasonably deem necessary in accordance with prudent business practices, provided that (i) the Issuers provide written notice to the Indenture Trustee and the Servicer of such determination not later than thirty (30) days prior to such termination, (ii) together with such notice the Issuers provide a certificate reasonably acceptable to the Servicer certifying that (on a pro forma basis) for such termination the projected DSCR for the 12-month period following such termination will be equal to or greater than the projected DSCR during such 12-month period assuming such termination did not occur (for purposes of calculating the DSCR during such 12-month period, the Issuer may give pro forma effect to the prospective impact on any of the items included in the calculation of the DSCR, including the projected costs associated with compliance with applicable environmental laws, increases in property taxes, costs associated with the renewal or modification of such Tower Site Management Agreement, and such other factors related to such particular Tower Site Management Agreement which could reasonably be expected to impact the DSCR) and (iii) if (1) the aggregate Allocated Note Amount with respect to (x) each such Tower Site for which termination has occurred under this Section 7.10, Section 7.24(a), and Section 7.25(a), and (y) the Tower Site for which a termination is proposed, is greater than 5% of the aggregate Initial Class Principal Balance of all Classes of Notes, or (2) at least 78% of the Operating Revenues of the Tower Sites that remain following a proposed termination do not consist of wireless voice or data revenues, the Issuers have provided prior written notice to each Rating Agency.

SECTION 7.11. Leases. Any Rents which constitute Advance Rents Reserve Deposits shall be deposited into the Advance Rents Reserve Sub-Account to be applied in accordance with the Cash Management Agreement. The Issuers shall, at the Indenture Trustee’s or the Servicer’s request, furnish the Indenture Trustee or Servicer, as applicable, with executed copies of all Material Leases hereafter made. Each new Lease other than (x) the addition of new sites pursuant to existing master Leases, or (y) Governmental Leases shall specifically provide that such Lease (i) is subordinate to the

Indenture, provided that the Indenture Trustee agrees not to disturb the applicable Tenant’s possession for so long as Tenant is not in default under the terms of the applicable Lease (as evidenced by an agreement to that effect (each such agreement, a “Lease Estoppel”)); (ii) that the Tenant attorns to the Indenture Trustee; (iii) that the attornment of the Tenant shall not be terminated by foreclosure; and (iv) that in no event shall the Indenture Trustee, as successor landlord or as a direct or indirect successor owner of an Issuer, be liable to the Tenant for any act or omission of any prior landlord or for any liability or obligation of any prior landlord occurring prior to the date that the Indenture Trustee or any subsequent owner acquires title (whether directly or indirectly through ownership of an Issuer) to the Tower Site. On the Closing Date and at such other times as shall be required by applicable law (including upon replacement of the Manager), the Indenture Trustee shall execute a power of attorney enabling Manager (on behalf of the Indenture Trustee) to execute Lease Estoppels in a form reasonably satisfactory to the Indenture Trustee and the Servicer (with the appropriate information completed therein) without any material changes being made to the form.

SECTION 7.12. Management Agreement. (a) The Issuers shall cause the Manager to manage the Tower Sites in accordance with the Management Agreement. The Issuers shall (i) perform and observe all of the material terms, covenants and conditions of the Management Agreement on the part of each Issuer to be performed and observed and (ii) promptly notify the Indenture Trustee and the Servicer of any notice to any of the Issuers of any material default under the Management Agreement of which it is aware. If any of the Issuers shall default in the performance or observance of any material term, covenant or condition of the Management Agreement on the part of the Issuers to be performed or observed, then, without limiting the Indenture Trustee’s other rights or remedies under this Indenture or the other Transaction Documents, and without waiving or releasing the Issuers from any of their obligations hereunder or under the Management Agreement, the Issuers grant the Indenture Trustee or the Servicer on its behalf the right, upon prior written notice to the Issuers, to pay any sums and to perform any act as may be reasonably appropriate to cause such material conditions of the Management Agreement on the part of the Issuers to be performed or observed; provided, however, that neither the Indenture Trustee nor the Servicer shall be under any obligation to pay such sums or perform such acts.

(b) The Issuers shall not surrender, terminate, cancel, or modify (other than non-material changes), the Management Agreement, or enter into any other management agreement with any new Manager, or consent to the assignment by the Manager of its interest under the Management Agreement, in each case without delivery of prior written notice to each Rating Agency and written consent of the Servicer; provided, however, that written consent of the Servicer is not required to the extent an Acceptable Manager replaces the existing Manager under the existing Management Agreement (other than as modified by any non-material change). If the Servicer consents to the appointment of a new Manager, or if an Acceptable Manager becomes the Manager, such new Manager, or the Acceptable Manager, as the case may be, and the Issuers shall, or with respect to an Acceptable Manager, prior to commencement of its duties as Manager, execute a subordination of management agreement in substantially the form previously delivered by the Manager as of the Closing Date.

(c) The Servicer shall have the right to terminate the Manager pursuant to Section 20 of the Management Agreement.

(d) The Indenture Trustee and the Servicer are each permitted to utilize and in good faith rely upon the advice of the Manager (or to utilize, at its own expense (except to the extent that a particular expense is expressly provided herein to be an Advance or an Additional Issuer Expense) other agents or attorneys), in performing certain of its obligations under this Indenture and the other Transaction Documents, including, without limitation, Tower Site management, operation, and maintenance; Tower Site dispositions, releases, terminations, additions, and substitutions; application of funds pursuant to Article V of this Indenture; and confirmation of compliance by the Issuer Parties with the provisions hereunder and under the other Transaction Documents; and neither the Indenture Trustee nor the Servicer shall have any liability with respect to utilizing and relying upon the Manager as described above.

SECTION 7.13. Maintenance of Office or Agency by Issuer Entity. (a) The Issuer Entity shall maintain an office, agency or address on behalf of itself and other Issuers where Notes may be presented or surrendered for payment, where Notes may be surrendered for registration of transfer or exchange, and where notices and demands to or upon the Issuers in respect of the Notes, this Indenture and any Indenture Supplement may be served. The Issuer Entity shall give prompt written notice to the Indenture Trustee of the location, and any change in the location, of such office, agency or address; provided, however, that if the Issuer Entity does not furnish the Indenture Trustee with an address in The City of New York where Notes may be presented or surrendered for payment, such presentations, surrenders, notices, and demands may be made or served at the Corporate Trust Office, and the Issuer Entity hereby appoints the Indenture Trustee to receive all such presentations, surrenders, notices, and demands on behalf of the Issuers. The Issuer Entity hereby appoints the Corporate Trust Office as their agency for such purposes.

(b) The Issuer Entity may also from time to time designate one or more other offices or agencies where Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Issuer Entity shall give prompt written notice to the Indenture Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

SECTION 7.14. Deposits; Application of Deposits. The Issuers shall deposit all Receipts into, and otherwise comply with, the Lock Box Account established on or prior to the Closing Date. All such deposits to the Lock Box Account and the Central Account shall be allocated pursuant to the terms of the Cash Management Agreement and this Indenture.

SECTION 7.15. Estoppel Certificates. (a) Within 10 Business Days following a request by the Indenture Trustee or the Servicer, the Issuers shall provide to the Indenture Trustee and the Servicer a duly acknowledged written statement (upon which the Indenture Trustee and the Servicer can rely) confirming (i) the amount of the outstanding principal balance of the Notes, (ii) the terms of payment and maturity date of the Notes, (iii) the date to which interest has been paid, (iv) whether any offsets or defenses exist against the Obligations, and if any such offsets or defenses are alleged to exist, the nature thereof shall be set forth in detail and (v) that this Indenture, the Notes and the other Transaction Documents are legal, valid and binding obligations of the Issuers and have not been modified or amended, or if modified or amended, describing such modification or amendments.

(b) Within 10 Business Days following a written request by the Issuers, the Indenture Trustee shall provide to the Issuers a duly acknowledged written statement setting forth the amount of the outstanding principal balance of the Notes then Outstanding, the date to which interest has been paid, and whether the Indenture Trustee has provided the Issuers with written notice of any Event of Default. Compliance by the Indenture Trustee with the requirements of this Section shall be for informational purposes only and shall not be deemed to be a waiver of any rights or remedies of the Indenture Trustee hereunder or under any other Transaction Document.

SECTION 7.16. Indebtedness. The Issuers shall not directly or indirectly create, incur, assume, guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness except for the following (collectively, “Permitted Indebtedness”):

(a) The Obligations;

(b) (i) Unsecured trade payables not evidenced by a note and arising out of purchases of goods or services in the ordinary course of business and (ii) Indebtedness incurred in the financing of equipment or other personal property used at any Tower Site in the ordinary course of business, provided that (a) each such trade payable is payable not later than 90 days after the original invoice date and is not overdue by more than 30 days, and (b) the aggregate amount of such trade payables and Indebtedness relating to financing of equipment and personal property or otherwise referred to in clauses (i) and (ii) above outstanding does not, at any time, exceed $15,000,000; and

(c) subject to compliance with the conditions set forth in Section 2.10, Additional Notes.

In no event shall any Indebtedness other than the Notes (including Additional Notes, if any) and the Obligations be secured, in whole or in part, by the Collateral or other Assets, including, but not limited to, the Tower Sites and the Leases or any portion thereof or interest therein and any proceeds of any of the foregoing.

SECTION 7.17. No Liens. The Issuers shall not create, incur, assume or permit to exist any Lien on or with respect to the Tower Sites, any other Collateral or any such direct or indirect ownership interest in the Issuers, except the Permitted Encumbrances.

SECTION 7.18. Contingent Obligations. Other than Permitted Indebtedness, no Issuer Party shall directly or indirectly create or become or be liable with respect to any Contingent Obligation.

SECTION 7.19. Restriction on Fundamental Changes. Except as otherwise expressly permitted in this Indenture, no Issuer Party shall (i) amend, modify or waive any term or provision of such Issuer Party’s partnership agreement, certificate of limited partnership, articles of incorporation, by-laws, articles of organization, operating agreement or other organizational documents so as to violate or permit the violation of the single-purpose entity provisions set forth in Article VIII, unless required by law; or (ii) liquidate, wind-up or dissolve such Issuer Party.

SECTION 7.20. Transactions with Related Persons. The Issuers shall not directly or indirectly enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Related Person of any of the Issuers or with any director, officer or employee of any Issuer, except transactions pursuant to the reasonable requirements of the business of the Issuers and upon fair and reasonable terms that are no less favorable to any of the Issuers than would be obtained in a comparable arm’s length transaction with a Person that is not a Related Person of any Issuer. The Issuers shall not make any payment or permit any payment to be made on behalf of the Issuers to any Related Person of any of the Issuers when or as to any time when any Event of Default shall exist except as may be permitted by the Indenture Trustee (solely at the discretion of the Servicer) pursuant to the terms of the Cash Management Agreement and this Indenture. Notwithstanding the foregoing, transfers of Tower Sites among the Issuers shall be permitted provided that appropriate amendments, if any, to the Transaction Documents are approved by and delivered to the Indenture Trustee and the Servicer in connection with such transfers as are necessary to continue the Indenture Trustee’s security interest in the Collateral.

SECTION 7.21. Bankruptcy, Receivers, Similar Matters. (a) Voluntary Cases. The Issuer Parties shall not commence any voluntary case under the Bankruptcy Code or under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect.

(b) Involuntary Cases, Receivers, etc. The Issuer Parties shall not apply for, consent to, or aid, solicit, support, or otherwise act, cooperate or collude to cause the appointment of or taking possession by, a receiver, trustee or other custodian for all or a substantial part of the assets of any Issuer. As used in this Indenture, an “Involuntary Issuer Bankruptcy” shall mean any involuntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, in which any of the Issuers is a debtor or any portion of the Tower Sites is property of the estate therein. The Issuer shall not file a petition for, consent to the filing of a petition for, or aid, solicit, support, or otherwise act, cooperate or collude to cause the filing of a petition for an Involuntary Issuer Bankruptcy. In any Involuntary Issuer Bankruptcy, no Issuer Party shall, without the prior written consent of the Indenture Trustee and the Servicer, consent to the entry of any order, file any motion, or support any motion (irrespective of the subject of the motion), and the Issuers shall not file or support any plan of reorganization. The Issuers having any interest in any Involuntary Issuer Bankruptcy shall do all things reasonably requested by the Indenture Trustee and the Servicer to assist the Indenture Trustee and the Servicer in obtaining such relief as the Indenture Trustee and the Servicer shall seek, and shall in all events vote as directed by the Indenture Trustee. Without limitation of the foregoing, each such Issuer Party shall do all things reasonably requested by the Indenture Trustee or the Servicer to support any motion for relief from stay or plan of reorganization proposed or supported by the Indenture Trustee or the Servicer.

SECTION 7.22. ERISA. (a) No ERISA Plans. The Issuers shall not, and shall not permit the Guarantor to, establish any Employee Benefit Plan or Multiemployer Plan, or commence making contributions to (or become obligated to make contributions to) any Employee Benefit Plan or Multiemployer Plan.

(b) Compliance with ERISA. The Issuers shall not, and shall not permit the Guarantor to: (i) engage in any non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code; or (ii) except as may be necessary to comply with applicable laws, establish or amend (or have any liability, directly or indirectly, with respect to) any Employee Benefit Plan which establishment or amendment could result in liability to the Issuers, the Guarantor or any ERISA Affiliate or increase the benefits obligation of the Issuers or the Guarantor; provided that if the Issuers are in default of this covenant under subsection (i), the Issuers shall be deemed not the be in default if such default results solely because (x) any portion of the Notes have been, or shall be, funded with plan assets of any employee benefit plan that is subject to Title I of ERISA or any plan that is covered by Section 4975 of the Code and (y) notwithstanding the required representations and covenants to the contrary, the purchase or holding of such portion of the Notes by such employee benefit plan or plan constitutes a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

(c) No Plan Assets. The Issuers shall not, and shall not permit the Guarantor to, at any time during the term of this Indenture become (1) an employee benefit plan defined in Section 3(3) of ERISA which is subject to ERISA, (2) a plan as defined in Section 4975(e)(1) of the Code which is subject to Section 4975 of the Code, (3) a “governmental plan” within the meaning of Section 3(32) of ERISA or (4) an entity any of whose underlying assets constitute (or be deemed to constitute) “plan assets” of any such employee benefit plan, plan or governmental plan for purposes of Title I of ERISA, Section 4975 of the Code or any state statutes applicable to the Issuers or the Guarantor regulating investments of governmental plans.

SECTION 7.23. Money for Payments to be Held in Trust. (a) The Paying Agent is hereby authorized to pay the principal of and interest on any Notes (as well as any other Obligation hereunder and under any other Transaction Document) on behalf of the Issuers and shall have an office or agency in The City of New York where Notes may be presented or surrendered for payment and where notices, designations or requests in respect for payments with respect to the Notes and any other Obligations due hereunder and under any other Transaction Document may be served. The Issuers hereby appoint the Indenture Trustee as the initial Paying Agent for amounts due on the Notes of each Series and the other Obligations.

(b) On each Payment Date (or such other dates as may be required or permitted hereunder) the Paying Agent shall cause all payments of amounts due and payable with respect to any Notes and other Obligations that are to be made from amounts withdrawn from the Central Account to be made on behalf of the Issuers by the Paying Agent, and no amounts so withdrawn from the Central Account for payments of the Notes and other Obligations shall be paid over to the Issuers.

(c) With respect to each Class of any Series, any Paying Agent other than the initial Paying Agent shall execute and deliver to the Indenture Trustee an instrument in which such Paying Agent shall agree with the Indenture Trustee (and if the Indenture Trustee acts as Paying Agent, it hereby so agrees) that such Paying Agent shall:

(i) hold all sums held by it for the payment of amounts due with respect to the Notes of such Class of such Series and all other Obligations in trust for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as provided in this Indenture and pay such sums to such Persons as provided in this Indenture;

(ii) give the Indenture Trustee and Servicer notice of any default by the Issuers (or any other obligor) in the making of any payment required to be made with respect to the Notes of such Class of such Series and all other Obligations;

(iii) at any time during the continuance of any such default or Event of Default, upon the written request of the Indenture Trustee (which shall be at the direction of the Servicer), forthwith pay to the Indenture Trustee all sums so held in trust by such Paying Agent; and

(iv) immediately resign as a Paying Agent and forthwith pay to the Indenture Trustee all sums held by it in trust for the payment of the Notes of such Class of such Series and all other Obligations if at any time it ceases to meet the eligibility standards required to be met by a Paying Agent at the time of its appointment, in which case the Indenture Trustee shall reasonably promptly appoint a successor Paying Agent.

(d) Subject to applicable laws with respect to escheatment of funds, any money held by the Indenture Trustee or any Paying Agent in trust for the payment of any amount due with respect to any Note and remaining unclaimed for two years after such amount has become due and payable shall be discharged from such trust and be paid to the Issuer Entity on an Issuer Entity Request; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Issuers for payment thereof (but only to the extent of the amounts so paid to the Issuer Entity), and all liability of the Indenture Trustee or such Paying Agent with respect to such trust money shall thereupon cease; provided, however, that the Indenture Trustee or such Paying Agent, before being required to make any such repayment shall at the expense and direction of the Issuer Entity cause to be published once, in a newspaper published in the English language, customarily published on each Business Day and of general circulation in the Borough of Manhattan, The City of New York, notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such publication, any unclaimed balance of such money then remaining shall be repaid to the Issuer Entity. The Indenture Trustee shall also adopt and employ, at the expense and direction of the Issuer Entity, any other reasonable means of notification of such repayment (including, but not limited to, mailing notice of such repayment to Holders whose right to or interest in monies due and payable but not claimed is determinable from the records of the Indenture Trustee or of any Paying Agent, at the last address of record for each such Holder).

SECTION 7.24. Ground Leases. (a) Modification. Except as provided in this Section 7.24, the Issuers shall not modify or amend any material substantive or economic terms of, or, subject to the terms hereof, terminate or surrender any Ground Lease, in each case without the prior written consent of the Servicer, which consent shall not be unreasonably withheld, conditioned or delayed. Any such attempted or purported material modification, amendment, or any surrender or termination of any Ground Lease without the Servicer’s prior written consent shall be null and void and of no force or effect. Notwithstanding the foregoing to the contrary, the Issuers may, without the Servicer’s consent:

(i) extend the terms of the Ground Leases on commercially reasonable substantive and economic terms;

(ii) terminate any Ground Lease which the Issuers reasonably deem necessary in accordance with prudent business practices; provided that (A) the Issuers provide written notice to the Indenture Trustee and the Servicer of such determination not later than 30 days prior to such termination, (B) together with such notice the Issuers provide a certificate reasonably acceptable to the Servicer certifying that (on a pro forma basis) for such termination the projected DSCR for the 12-month period following such termination will be equal to or greater than the projected DSCR during such 12-month period assuming such termination did not occur (for purposes of calculating the DSCR during such 12-month period, the Issuer may give pro forma effect to the prospective impact on any of the items included in the calculation of the DSCR, including the projected costs associated with compliance with applicable environmental laws, increases in property taxes, costs associated with the renewal or modification of such Ground Lease, and such other factors related to such particular Ground Lease which could reasonably be expected to impact the DSCR) and (C) if (1) the aggregate Allocated Note Amount of (x) each such Tower Site for which a termination has occurred under this Section 7.24(a), Section 7.10, and Section 7.25(a) plus (y) the Tower Site for which a termination is proposed is greater than 5% of the aggregate Initial Class Principal Balance of all Classes of Notes, or (2) at least 78% of the Operating Revenues of the Tower Sites that remain following a proposed termination do not consist of wireless voice or data revenues, the Issuers shall have provided prior written notice to each Rating Agency; and

(iii) provided no Event of Default shall have occurred and is then continuing, increase the area of real property covered by a Ground Lease, and in connection therewith amend and restate the existing Ground Lease or replace the existing Ground Lease (either, an “Amended Ground Lease”), to include such additional real property, provided that such Ground Lease is on commercially reasonable substantive (including, by way of either an estoppel or as provided by the terms of the Amended Ground Lease, such lender protections as were available to the Indenture Trustee in the Ground Lease (or Estoppel delivered in connection therewith) being replaced with the Amended Ground Lease) and economic terms (taking into consideration the additional real property covered by the Amended Ground Lease), and subject to the following conditions:

(A) the Indenture Trustee and the Servicer shall have received at least ten (10) day’s prior written notice of the execution of the Amended Ground Lease, together with a summary of the economic terms thereof, and, following execution and delivery of the Amended Ground Lease, the Indenture Trustee and the Servicer shall have received a copy of the Amended Ground Lease certified by the applicable Issuer as being true, accurate and complete, together with an estoppel from the applicable Ground Lessor demonstrating that the Amended Ground Lease is in full force and effect;

(B) on or prior to execution and delivery of the Amended Ground Lease, the Indenture Trustee and the Servicer shall have received a database search environmental report from a consultant reasonably acceptable to the Servicer on the real property to be included under the Amended Ground Lease, together with a Phase I or Phase II environment assessment report (if any environmental database report search reveals any condition that in the Servicer’s reasonable judgment warrants such a report) which concludes that the subject property does not contain material amounts of any Hazardous Materials (except for cleaning and other products used in connection with the routine maintenance, operation or repair of the subject property or the operation thereof as a tower property in full compliance with Environmental Laws) and is not in material violation of any Environmental Laws;

(C) the Issuers shall pay or reimburse the Indenture Trustee and the Servicer for all reasonable costs and expenses incurred by the Indenture Trustee and the Servicer (including, without limitation, reasonable attorneys fees and disbursements) in connection with such Amended Ground Lease, and all recording charges, filing fees, taxes or other expenses (including, without limitation, mortgage and intangibles taxes and documentary stamp taxes) payable in connection therewith; and

(D) if the aggregate Allocated Note Amount of all Ground Leased Tower Sites for which an Amended Ground Lease has been executed exceeds 20% of the Initial Class Principal Balance of all Classes of Notes, the Issuers shall deliver a Rating Agency Confirmation from each Rating Agency to the Indenture Trustee.

(b) Performance of Ground Leases. The Issuers shall fully perform as and when due each and all of their obligations under each Ground Lease in accordance with the terms of such Ground Lease, and shall not cause or suffer to occur any material breach or default in any of such obligations. The Issuers shall exercise any option to renew or extend any Ground Lease and if the Issuers elect not to renew a Ground Lease (which shall only be permitted if the Issuers would be entitled to terminate such Ground Lease pursuant to clause (a) above) the Issuers shall give the Servicer and the Indenture Trustee 30 days’ prior written notice of the Issuers’ intention not to renew such Ground Lease. If the Issuers fail to renew a Ground Lease which is required to be renewed pursuant to this Section 7.24(b), the Indenture Trustee and/or the Servicer shall have the right to renew such Ground Lease on behalf of the Issuers. Notwithstanding that certain of the obligations of the Issuers under this Indenture may be similar or identical to certain of the obligations of the Issuers under the Ground Leases, all of the obligations of the Issuers under this Indenture are and shall be separate from and in addition to their obligations under the Ground Leases.

(c) Notice of Default. If any of the Issuers shall have or receive any written notice that any Ground Lease Default has occurred, then the Issuers promptly shall notify the Indenture Trustee and the Servicer in writing of the same and promptly deliver to the Indenture Trustee and the Servicer a true and complete copy of each such notice. Further, the Issuers shall provide such documents and information as the Indenture Trustee and the Servicer shall reasonably request concerning the Ground Lease Default.

(d) The Indenture Trustee’s and Servicer’s Right to Cure. If any Ground Lease Default shall occur and be continuing, or if any Ground Lessor asserts that a Ground Lease Default has occurred (whether or not the Issuers question or deny such assertion), then, subject to (i) the terms and conditions of the applicable Ground Lease and applicable law, and (ii) the Issuers’ right to terminate Ground Leases in accordance with Section 7.24(a) hereof, the Servicer, upon five Business Days’ prior written notice to the Issuers, unless the Indenture Trustee or the Servicer reasonably determines that a shorter period (or no period) of notice is necessary to protect the Indenture Trustee’s interest in the Ground Lease, may (but shall not be obligated to) take any action that Servicer deems reasonably necessary to protect the Indenture Trustee’s interest in the Ground Lease, including, without limitation, (i) performance or attempted performance of the applicable Issuer’s obligations under the applicable Ground Lease, (ii) curing or attempting to cure any actual or purported Ground Lease Default, (iii) mitigating or attempting to mitigate any damages or consequences of the same and (iv) entry upon the applicable Ground Leased Tower Site for any or all of such purposes. Upon the Indenture Trustee’s or the Servicer’s request, each Issuer shall submit satisfactory evidence of payment or performance of any of its obligations under each Ground Lease. The Indenture Trustee or the Servicer may pay and expend such sums of money as the Indenture Trustee or the Servicer in its sole discretion deems necessary or desirable for any such purpose, and the Issuers shall pay to the Indenture Trustee or the Servicer, as applicable, within five Business Days of the written demand of the Indenture Trustee or the Servicer all such sums so paid or expended by the Indenture Trustee or the Servicer, as applicable, together with interest thereon from the date of expenditure at the then lowest Note Rate.

(e) Legal Action. The Issuers shall not commence any action or proceeding against any Ground Lessor or affecting or potentially affecting any Ground Lease or the Indenture Trustee and the Servicer’s interest therein, the effect of which could cause an event of default or termination of any such Ground Lease, without the prior written consent of the Indenture Trustee and the Servicer, which consent shall not be unreasonably withheld, conditioned or delayed. The Issuers promptly shall notify the Indenture Trustee and the Servicer if any action or proceeding shall be commenced between any Ground Lessor and an Issuer, or affecting or potentially affecting any Ground Lease or such Issuer’s or the Indenture Trustee’s and the Servicer’s interest therein (including, without limitation, any case commenced by or against any Ground Lessor under the Bankruptcy Code). The Issuers hereby grant the Indenture Trustee and the Servicer the option, exercisable upon notice from the Indenture Trustee or the Servicer to the applicable Issuer, to participate in any such action or proceeding with counsel of the Indenture Trustee’s or the Servicer’s choice. The Issuers shall cooperate with the Indenture Trustee and the Servicer, comply with the reasonable instructions of the Indenture Trustee and the Servicer, execute any and all powers, authorizations, consents or other documents reasonably required by the Indenture Trustee and the Servicer in connection therewith, and the Issuers shall not settle any such action or proceeding without the prior written consent of the Indenture Trustee and the Servicer, which consent shall not be unreasonably withheld, conditioned or delayed.

(f) Bankruptcy. (i) If any Ground Lessor shall reject any Ground Lease under or pursuant to Section 365 of the Bankruptcy Code, the Issuers shall not elect to treat the Ground Lease as terminated but shall elect to remain in possession of the applicable Ground Leased Tower Site and the leasehold estate under such Ground Lease.

(ii) The Issuers acknowledge and agree that in any case commenced by or against the Issuers under the Bankruptcy Code, the Indenture Trustee by reason of the liens and rights granted under the Transaction Documents shall have a substantial and material interest in the treatment and preservation of such Issuer’s rights and obligations under such Ground Lease, and that such Issuer shall, in any such bankruptcy case, provide to the Indenture Trustee immediate and continuous reasonably adequate protection of such interests. Each Issuer and the Indenture Trustee agree that such adequate protection shall include but shall not necessarily be limited to the following:

(A) The Indenture Trustee shall be deemed a party to the Ground Lease (but shall not have any obligations thereunder) for purposes of Section 365 of the Bankruptcy Code, and shall, provided that, prior to an Event of Default, no such action by the Indenture Trustee would adversely and materially affect the Issuers’ ability to prosecute, or defend, any such claims asserted therein, have standing to appear and act as a party in interest in relation to any matter arising out of or related to the Ground Lease or such Ground Leased Tower Site.

(B) The Issuers shall serve the Indenture Trustee and the Servicer with copies of all notices, pleadings and other documents relating to or affecting the Ground Lease or the applicable Ground Leased Tower Site. Any notice, pleading or document served by the Issuers on any other party in the bankruptcy case shall be contemporaneously served by such Issuer on the Indenture Trustee and the Servicer, and any notice, pleading or document served upon or received by such Issuer from any other party in the bankruptcy case shall be served by such Issuer on the Indenture Trustee and the Servicer promptly upon receipt by such Issuer.

(C) Upon written request of the Indenture Trustee (which shall be at the Servicer’s discretion), the Issuers shall assume the Ground Lease, and shall take such steps as are necessary to preserve such Issuer’s right to assume the Ground Lease, including without limitation using commercially reasonable efforts to obtain extensions of time to assume or reject the Ground Lease under Subsection 365(d) of the Bankruptcy Code to the extent it is applicable.

(g) If the Issuers or the applicable Ground Lessor seeks to reject any Ground Lease or have the Ground Lease deemed rejected, then prior to the hearing on such rejection the Indenture Trustee shall, subject to applicable law, be given no less than twenty (20) days’ notice and opportunity to elect in lieu of rejection to have the Ground Lease assumed and assigned to a nominee of the Indenture Trustee. If the Indenture Trustee shall so elect (which shall be at the Servicer’s direction) to assume and assign the Ground Lease, then the Issuers shall, subject to applicable law, continue any request to reject the Ground Lease until after the motion to assume and assign has been heard. If the Indenture Trustee shall not elect (which shall be at the Servicer’s direction) to assume and assign the Ground Lease, then the

Indenture Trustee may, subject to applicable law, obtain in connection with the rejection of the Ground Lease a determination that the applicable Ground Lessor, at the Indenture Trustee’s option (which shall be at the Servicer’s direction), shall (1) agree to terminate the Ground Lease and enter into a new lease with the Indenture Trustee on the same terms and conditions as the Ground Lease, for the Remaining Term of the Ground Lease, or (2) treat the Ground Lease as breached and provide the Indenture Trustee with the rights to cure defaults under the Ground Lease and to assume the rights and benefits of the Ground Lease.

Each Issuer shall join with and support any request by the Indenture Trustee to grant and approve the matters set forth in clause (g) as necessary for adequate protection of the Indenture Trustee’s interests. Notwithstanding the foregoing, the Indenture Trustee may seek additional terms and conditions, including such economic and monetary protections as it or the Servicer deems reasonably appropriate to adequately protect its interests, and any request for such additional terms or conditions shall not delay or limit the Indenture Trustee’s right to receive the specific elements of adequate protection set forth herein.

Each Issuer hereby appoints the Indenture Trustee as its attorney in fact to act on behalf of such Issuer in connection with all matters relating to or arising out of the assumption or rejection of any Ground Lease, in which the other party to the lease is a debtor in a case under the Bankruptcy Code. This grant of power of attorney is present, unconditional, irrevocable, durable and coupled with an interest.

SECTION 7.25. Easements. (a) Modification. Except as provided in this Section 7.25, the Issuers shall not modify or amend any material substantive or economic terms of, or, subject to the terms hereof, terminate or surrender any Easement, in each case without the prior written consent of the Indenture Trustee and the Servicer, which consent shall not be unreasonably withheld, conditioned or delayed. Any such attempted or purported material modification, amendment, or any surrender or termination of any Easement without the Indenture Trustee’s and the Servicer’s prior written consent shall be null and void and of no force or effect. Notwithstanding the foregoing to the contrary, the Issuers shall be permitted, without the Indenture Trustee’s and the Servicer’s consent, to:

(i) extend the terms of the Easement on commercially reasonable substantive and economic terms;

(ii) terminate any Easement which the Issuers reasonably deem necessary in accordance with prudent business practices; provided that (A) the Issuers provide written notice to the Indenture Trustee and the Servicer of such determination not later than thirty (30) days prior to such termination, (B) together with such notice the Issuers provide a certificate reasonably acceptable to the Servicer certifying that (on a pro forma basis) for such termination the projected DSCR for the 12-month period following such termination will be equal to or greater than the projected DSCR during such 12-month period assuming such termination did not occur (for purposes of calculating the DSCR during such

12-month period, the Issuer may give pro forma effect to the prospective impact on any of the items included in the calculation of the DSCR, including the projected costs associated with compliance with applicable environmental laws, increases in property taxes, costs associated with the renewal or modification of such Easement, and such other factors related to such particular Easement which could reasonably be expected to impact the DSCR) and (C) if (1) the aggregate Allocated Note Amount with respect to (x) each such Tower Site for which a termination has occurred under this Section 7.25(a), Section 7.10 and Section 7.24(a) and (y) the Tower Site for which a termination is proposed is greater than 5% of the aggregate Initial Class Principal Balance of all Classes of Notes, or (2) at least 78% of the Operating Revenues of the Tower Sites that remain following a proposed termination do not consist of wireless voice or data revenues, the Issuers shall have provided prior written notice to each Rating Agency. In connection with any termination permitted pursuant to the terms of this Section 7.25(a), the Issuers may sell any Collateral associated with the applicable Tower Site and no longer required in connection with the operation of the Issuers’ business;

(iii) provided no Event of Default shall have occurred and is then continuing, increase the area of real property covered by an Easement, and in connection therewith amend and restate or replace the existing agreement establishing the Easement (an “Amended Easement”), to include such additional real property, provided that such Amended Easement is on commercially reasonable substantive and economic terms (taking into consideration the additional real property covered by the Amended Easement), and subject to the following conditions:

(A) the Indenture Trustee and the Servicer shall have received at least ten (10) day’s prior written notice of the execution of the Amended Easement, together with a summary of the economic terms thereof, and, following execution and delivery of the Amended Easement, the Indenture Trustee and the Servicer shall have received a copy of the Amended Easement certified by the applicable Issuer as being true, accurate and complete;

(B) on or prior to execution and delivery of the Amended Easement, the Indenture Trustee and the Servicer shall have received a database search environmental report prepared by a consultant reasonably acceptable to the Servicer on the real property to be included under the Amended Easement, together with a Phase I or Phase II environment assessment report (if any environmental database search report reveals any condition that in the Servicer’s reasonable judgment warrants such a report) which concludes that the subject property does not contain material amounts of any Hazardous Materials (except for cleaning and other products used in connection with the routine maintenance, operation or repair of the subject property or the operation thereof as a tower property in full compliance with Environmental Laws) and is not in material violation of any Environmental Laws;

(C) the Issuers shall pay or reimburse the Indenture Trustee and the Servicer for all reasonable costs and expenses incurred by the Indenture Trustee and the Servicer (including, without limitation, reasonable attorneys fees and disbursements) in connection with such Amended Easement, and all recording charges, filing fees, taxes or other expenses (including, without limitation, mortgage and intangibles taxes and documentary stamp taxes) payable in connection therewith; and

(D) if the aggregate Allocated Note Amount of all Tower Sites for which an Amended Easement has been executed exceeds 20% of the Initial Class Principal Balance of all Classes of Notes, the Issuers shall deliver a Rating Agency Confirmation from each Rating Agency to the Indenture Trustee and the Servicer.

(b) Performance of Easements. The Issuers shall fully perform as and when due each and all of its obligations under each Easement in accordance with the terms of such Easement, and shall not cause or suffer to occur any material breach or default in any of such obligations. Notwithstanding that certain of the obligations of the Issuers under this Indenture may be similar or identical to certain of the obligations of the Issuers under the Easements, all of the obligations of the Issuers under this Indenture are and shall be separate from and in addition to its obligations under the Easements.

(c) Notice of Default. If any of the Issuers shall have or receive any written notice that any Easement Default has occurred, then the Issuers promptly shall notify the Indenture Trustee and the Servicer in writing of the same and promptly deliver to the Indenture Trustee and the Servicer a true and complete copy of each such notice. Further, the Issuers shall provide such documents and information as the Indenture Trustee and the Servicer shall reasonably request concerning the Easement Default.

(d) The Indenture Trustee’s and Servicer’s Right to Cure. If any Easement Default shall occur and be continuing, or if the fee owner asserts that an Easement Default has occurred (whether or not the Issuers question or deny such assertion), then, subject to the terms and conditions of the applicable Easement and applicable law the Servicer, upon five Business Days’ prior written notice to the Issuers, unless the Indenture Trustee or the Servicer reasonably determines that a shorter period (or no period) of notice is necessary to protect the Indenture Trustee’s interest in the Easement, may (but shall not be obligated to) take any action that the Indenture Trustee or the Servicer deems reasonably necessary in order to protect the Indenture Trustee’s interest in the Easement, including, without limitation, (i) performance or attempted performance of the applicable Issuer’s obligations under the applicable Easement, (ii) curing or attempting to cure any actual or purported Easement Default, (iii) mitigating or attempting to mitigate any damages or consequences of the same and (iv) entry upon the applicable Easement for any or all of such purposes. Upon the Indenture Trustee’s or the Servicer’s request, each Issuer shall submit satisfactory evidence of payment or performance of any of its obligations under each Easement. The Indenture Trustee or the Servicer may pay and expend such sums of money as the Indenture Trustee or the Servicer in its sole discretion deems necessary or desirable for any such purpose, and the Issuers shall pay to the Indenture Trustee or the Servicer, as applicable, within five (5) Business Days of the written demand of the Indenture Trustee or the Servicer all such sums so paid or expended by the Indenture Trustee or the Servicer, as applicable, together with interest thereon from the date of expenditure at the then lowest Note Rate.

SECTION 7.26. Rule 144A Information. So long as any of the Notes are Outstanding, and the Issuers are not subject to Section 13 or 15(d) of the Exchange Act, upon the request of a Noteholder, the Issuers shall promptly furnish at their expense to such Holder, and the prospective purchasers designated by such Holder, Rule 144A Information in order to permit compliance with Rule 144A under the Securities Act in connection with the resale of such Notes by such Holder. The Issuers shall include a Reminder Notice with any Rule 144A Information furnished, and shall provide a copy of such information and notice to the Depositary with a request that participants in the Depositary forward such information to Note Owners.

SECTION 7.27. Dormant Issuer. The Guarantor or any Issuer shall have the right to wind up and dissolve an Issuer to the extent such Issuer is a Dormant Issuer with the consent of the Servicer and in accordance with such Dormant Issuer’s organizational documents, this Indenture and the other Transaction Documents; provided that the consent of the Servicer shall not be required in connection with the dissolution of GS Savings Inc.

SECTION 7.28. [Reserved].

SECTION 7.29. Limitations on Changes of Control. Except as expressly permitted by Sections 7.32 and 7.34, any transfer of the direct or indirect ownership by Crown International of the Guarantor and/or the Issuers shall be prohibited except for the following: (i) a transfer of no more than 49% of the direct or indirect ownership interests in the Guarantor (in the aggregate), (ii) a transfer or a series of transfers that result in the proposed transferee, together with Affiliates of such transferee, owning in the aggregate (directly or indirectly) more than 49% of the economic and beneficial interests in the Guarantor (where, prior to such transfer, such proposed transferee and its Affiliates owned in the aggregate (directly or indirectly) 49% or less of such interests in the Guarantor); provided that such transfer shall not be permitted unless the Indenture Trustee receives, prior to such transfer, both (x) evidence reasonably satisfactory to the Indenture Trustee (which shall be required to include a legal nonconsolidation opinion reasonably acceptable to the Indenture Trustee and the Rating Agencies) that the single purpose nature and bankruptcy remoteness of the Guarantor and the Issuers (and their members and shareholders, as applicable) following such transfer or transfers shall be the same as prior to such transfer or transfers and (y) Rating Agency Confirmation from each Rating Agency and (iii) any transfer or issuance of stock of Crown International or the issuance of additional capital stock of Crown International (including common or preferred shares).

SECTION 7.30. [Reserved].

SECTION 7.31. [Reserved].

SECTION 7.32. Disposition of Tower Sites. Prior to the second anniversary of the Closing Date, the Issuers shall not dispose of any Tower Sites, provided that the Issuers may dispose of a Tower Site (including by means of a disposition of an Issuer owning such Tower Site) if required in the Manager’s reasonable judgment in order to cure a breach of a representation, warranty or other default with respect to such Tower Site. From and after the second anniversary of the Closing Date, the Issuers may dispose of Tower Sites (including, in the case of the disposition of all of the Tower Sites owned by such Issuer, through the disposition of such Issuer) at any time without limit. Any disposition of Tower Sites (or the Issuer owning such Tower Sites) permitted by this Section 7.32 shall be subject to Section 2.09, including the obligation that the Issuers pay the applicable Prepayment Consideration (and other amounts therein referred to). After the occurrence and during the continuation of an Event of Default, any disposition of a Tower Site pursuant to this Section 7.32 shall require the consent of the Servicer. The rights set forth in this Section 7.32 shall be in addition to the rights related to substitutions of Tower Sites set forth in Section 7.33. This Section 7.32 shall not apply to dispositions of Owned Fee Tower Sites, which are the subject of Section 7.34.

SECTION 7.33. Tower Site Substitution. The Issuers shall not replace Tower Sites with Replacement Tower Sites except as expressly permitted by this Section 7.33. The Issuer’s may at any time replace Tower Sites with new wireless communication sites to be owned, leased or managed by the Issuers (each a “Replacement Tower Site”); provided that: (i) the Allocated Note Amounts of the replaced Tower Sites (other than those replaced in order to cure a default declared by the Indenture Trustee or the Servicer) do not in the aggregate exceed 5% of the aggregate Initial Class Principal Balance of all Classes of Notes during any calendar year (with any unused portion of such limit is permitted to be carried over into subsequent years), unless the Issuers have provided prior written notice to each Rating Agency; (ii) (w) the percentage of revenues for the Replacement Tower Sites represented by wireless voice or data and investment grade lessees (taken together) is equal or greater than such percentage for the replaced Tower Sites, (x) if any of the Replacement Tower Site is subject to a Ground Lease, such Ground Lease has a term (including all available extensions) of not less than 15 years from the date of substitution, (y) the weighted average Remaining Term of the Leases for the Replacement Tower Sites is equal to or longer than the weighted average Remaining Term of the Tenant Leases on the replaced Tower Sites, and (z) the Maintenance Capital Expenditures for the Replacement Tower Sites are not materially greater than the Maintenance Capital Expenditures for the replaced Tower Sites, in each case unless the Issuers have provided prior written notice to each Rating Agency; (iii) the value of the Replacement Tower Sites, as established by the Issuers to the reasonable satisfaction of the Servicer (acting on its behalf and on behalf of the Indenture Trustee) shall be at least equal to the value of the replaced Tower

Sites; (iv) after the substitution the DSCR is at least equal to the DSCR as of the date immediately preceding the substitution; (v) the Indenture Trustee and the Servicer shall have received such opinions as may be reasonably requested (including as to insolvency and tax matters); (vi) the Issuers shall have reimbursed the Indenture Trustee and the Servicer for all third-party out-of-pocket costs and expenses incurred by the Indenture Trustee and the Servicer in connection with such substitution; (vii) the Issuers shall have delivered an environmental database search report (and a Phase I or Phase II environmental report if such environmental database search report reveals any condition that in the Servicer’s reasonable judgment warrants such a report) to the Indenture Trustee and the Servicer, and such report shall not disclose any material violation of Environmental Laws; and (viii) after the occurrence and during the continuation of an Event of Default, the Servicer shall have consented to such substitution. Additionally, the Issuers may convert any Ground Leased Tower Site to an Owned Fee Tower Site or an Easement at any time subject to compliance with the foregoing requirements of clauses (ii)(z) and (iii) through (vi) above, provided that no such conversion shall be counted towards the 5% limitation described in clause (i) above.

SECTION 7.34. Disposition of Owned Fee Tower Sites. Notwithstanding Section 7.32, the Issuers may dispose of Owned Fee Tower Sites (including, in the case of the disposition of all of the Tower Sites owned by an Issuer, through the disposition of the Issuer) which the Issuers deem reasonably necessary in accordance with prudent business practices; provided that (A) the Issuers provide written notice to the Indenture Trustee and the Servicer of such determination not later than thirty (30) days prior to such disposition and (B) if (1) the aggregate Allocated Note Amount with respect to the Owned Fee Tower Site for which a disposition is proposed together with the Allocated Note Amount of all Owned Fee Tower Sites previously disposed of pursuant to this Section 7.34 is greater than 5% of the aggregate Initial Class Principal Balance of all Classes of Notes, or (2) at least 78% of the Operating Revenues of the Tower Sites that remain following a proposed disposition do not consist of wireless voice or data revenues, the Issuers shall have provided prior written notice to each Rating Agency. After the occurrence and during the continuation of an Event of Default, any disposition of an Owned Fee Tower Site pursuant to this Section 7.34 shall require the consent of the Servicer. In connection with any disposition permitted pursuant to the terms of this Section 7.34, the Issuers may sell any Collateral associated with the applicable Owned Fee Tower Site and no longer required in connection with the operation of the Issuers’ business. Any disposition of Owned Fee Tower Sites (or the Issuer owning such Owned Fee Tower Sites) permitted by this Section 7.34 shall be subject to Section 2.09, including the obligation that the Issuers pay the applicable Prepayment Consideration (and other amounts therein referred to).

ARTICLE VIII

Single-Purpose, Bankruptcy-Remote Representations, Warranties and Covenants

SECTION 8.01. Applicable to Issuers and the Guarantor. The Issuers hereby represent, warrant and covenant as of the Closing Date and until such time as all

Obligations are paid in full, that, except as otherwise expressly permitted under this Indenture or the other Transaction Documents, each of the Issuers and the Guarantor (the “Issuer Parties”):

(a) except for properties, or interests therein, which the Issuers have sold and for which the Issuers have no continuing obligations or liabilities, has not owned, and does not own and shall not own any assets other than (i) with respect to the Issuers, the Tower Sites (including incidental personal property necessary for the operation thereof and proceeds therefrom), and (ii) with respect to the Members and the Issuers, direct or indirect ownership interests in the Issuers or such incidental assets as are necessary to enable it to discharge its obligations with respect to the Issuers (the “Issuer Interests”);

(b) has not, and is not, engaged and shall not engage in any business, directly or indirectly, other than the ownership, management and operation of the Tower Sites or the Issuer Interests, as applicable;

(c) has not entered into, and shall not enter into, any contract or agreement with any partner, member, shareholder, trustee, beneficiary, principal or Affiliate of any Issuer Party except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arm’s-length basis with third parties other than such Affiliate (including the Management Agreement);

(d) has not incurred any Indebtedness (other than among the Issuers) that remains outstanding as of the Closing Date and shall not incur any Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than Permitted Indebtedness;

(e) has not made any loans or advances to any Person that remains outstanding as of the Closing Date and shall not make any loan or advances to any Person (including any of its Affiliates, other than among the Issuers), and has not acquired and shall not acquire obligations or securities of any of its Affiliates other than the other Issuer Parties;

(f) is and reasonably expects to remain solvent and pay its own liabilities, indebtedness, and obligations of any kind from its own separate assets as the same shall become due;

(g) has done or caused to be done and shall do all things necessary to preserve its existence, and shall not, nor shall any partner, member, shareholder, trustee, beneficiary, or principal amend, modify or otherwise change its partnership certificate, partnership agreement, articles of incorporation, by-laws, articles of organization, operating agreement, or other organizational documents in any manner with respect to the matters set forth in this Article VIII;

(h) has continuously maintained, and shall continuously maintain, its existence and be qualified to do business in all states necessary to carry on its business, specifically including in the case of each Issuer, the state where its Tower Sites are located;

(i) has conducted and operated, and shall conduct and operate, its business as presently contemplated with respect to the ownership of the Tower Sites, or the Issuer Interests, as applicable;

(j) has maintained, and shall maintain, books and records and bank accounts (other than bank accounts established hereunder, or established by Manager pursuant to the Management Agreement) separate from those of its partners, members, shareholders, trustees, beneficiaries, principals, Affiliates, and any other Person (other than the other Issuer Parties) and shall maintain separate financial statements except that it may also be included in consolidated financial statements of its Affiliates;

(k) except as contemplated by the Management Agreement, has at all times held, and shall continue to hold, itself out to the public as, a legal entity separate and distinct from any other Person (including any of its partners, members, shareholders, trustees, beneficiaries, principals and Affiliates, and any Affiliates of any of the same), and not as a department or division of any Person (other than the other Issuer Parties) and shall correct any known misunderstandings regarding its existence as a separate legal entity;

(l) has paid, and shall pay, the salaries of its own employees, if any;

(m) has allocated, and shall continue to allocate, fairly and reasonably any overhead for shared office space;

(n) has used, and shall continue to use, its own stationery, invoices and checks (other than those Issuer Parties who are expressly permitted to use, along with other Issuer Parties only, common stationary, invoices and checks);

(o) has filed, and shall continue to file, its own tax returns with respect to itself (or consolidated tax returns, if applicable) as may be required under applicable law;

(p) reasonably expects to maintain adequate capital for its obligations in light of its contemplated business operations;

(q) has not sought, acquiesced in, or suffered or permitted, and shall not seek, acquiesce in, or suffer or permit, its liquidation, dissolution or winding up, in whole or in part;

(r) shall not enter into any transaction of merger or consolidation, sell all or substantially all of its assets, or acquire by purchase or otherwise all or substantially all of the business or assets of, or any stock or beneficial ownership of, any Person;

(s) has not commingled or permitted to be commingled, and shall not commingle or permit to be commingled, its funds or other assets with those of any other Person (other than, with respect to the Issuers, each other Issuer, or as may be held by Manager, as agent, for each Issuer pursuant to the terms of the Management Agreement);

(t) has and shall maintain its assets in such a manner that it is not costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(u) does not and shall not hold itself out to be responsible for the debts or obligations (other than the Obligations) of any other Person;

(v) has not guaranteed or otherwise become liable in connection with any obligation of any other Person (other than the other Issuer Parties) that remains outstanding, and shall not guarantee or otherwise become liable on or in connection with any obligation (other than the Obligations) of any other Person (other than the other Issuer Parties) that remains outstanding;

(w) has not held, and, except for funds deposited into the Accounts in accordance with the Transaction Documents, shall not hold, title to its assets other than in its name;

(x) shall comply in all material respects with all of the assumptions, statements, certifications, representations, warranties and covenants regarding or made by it contained in or appended to the nonconsolidation opinion delivered pursuant hereto;

(y) has conducted, and shall continue to conduct, its business in its own name; and

(z) has observed, and shall continue to observe, all corporate, limited liability company, or limited partnership, as applicable, formalities.

SECTION 8.02. Applicable to Issuer Parties and the Manager. In addition to their respective obligations under Section 8.01, and without limiting the provisions of Section 7.21, the Issuer Parties hereby represent, warrant and covenant that, except a otherwise permitted under this Indenture and the other Transaction Documents, as of the Closing Date and until such time as all Obligations are paid in full:

(a) the Issuer Parties and the Manager shall not, without the prior unanimous written consent of its board of directors, including its two (2) Independent Directors (other than in the case of the Manager, which has no Independent Directors), institute proceedings for itself to be adjudicated bankrupt or insolvent; consent to the institution of bankruptcy or insolvency proceedings against it; file a petition seeking, or consent to, reorganization or relief under any applicable Federal or state law relating to bankruptcy; consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official)

for itself or a substantial part of its property; make any assignment for the benefit of creditors; or admit in writing its inability to pay its debts generally as they become due; and

(b) each Issuer Party has elected and at all times shall maintain, subject to the terms of such Person’s organizational documents, at least two Independent Directors on their boards of directors, who shall be selected by such Issuer Party, as applicable.

ARTICLE IX

Satisfaction and Discharge

SECTION 9.01. Satisfaction and Discharge of Indenture. With respect to each Series, this Indenture and the related Indenture Supplement shall cease to be of further effect with respect to any Notes of such Series except as to (i) rights of registration of transfer and exchange, (ii) substitution of mutilated, destroyed, lost or wrongfully taken Notes of such Series, (iii) rights of Noteholders of such Series to receive payments of principal thereof and interest thereon, (iv) the rights, obligations and immunities of the Indenture Trustee hereunder (including the rights of the Indenture Trustee under Section 11.05 and the obligations of the Indenture Trustee under Section 9.02), and (v) the rights of Noteholders of such Series as beneficiaries hereof with respect to the property so deposited with the Indenture Trustee payable to all or any of them, and the Indenture Trustee, on demand of and at the expense of the Issuers, shall execute proper instruments, to be prepared by the Issuers or their counsel, acknowledging satisfaction and discharge of this Indenture and the related Indenture Supplement with respect to the Notes of such Series, when:

(A) either of

(1) all Notes of such Series theretofore authenticated and delivered (other than (i) Notes of such Series that have been mutilated, destroyed, lost or wrongfully taken and that have been replaced or paid as provided in Section 2.04 and (ii) Notes of such Series for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuers and thereafter repaid to the Issuers or discharged from such trust, as provided in Section 7.23) have been delivered to the Indenture Trustee for cancellation; or

(2) all Notes of such Class not theretofore delivered to the Indenture Trustee for cancellation have become due and payable and the Issuers have irrevocably deposited or caused to be irrevocably deposited with the Indenture Trustee cash or direct obligations of or obligations guaranteed by the United States of America (which shall mature prior to the date such amounts are payable), in trust for such purpose, in an amount sufficient to pay and discharge the entire indebtedness on such Notes not theretofore delivered to the Indenture Trustee for cancellation, for principal and interest to the date of such deposit;

(B) the Issuers have paid or caused to be paid all Obligations and other sums due and payable hereunder by the Issuers; and

(C) the Issuers have delivered to the Indenture Trustee an Officer’s Certificate, an Opinion of Counsel and (if required by the Indenture Trustee) an Independent Certificate from a firm of certified public accountants, each meeting the applicable requirements of Section 16.01 and, subject to Section 16.02, each stating that all conditions precedent provided for in this Indenture relating to the satisfaction and discharge of this Indenture with respect to such Series have been complied with.

SECTION 9.02. Application of Trust Money. With respect to each Series, all monies deposited with the Indenture Trustee pursuant to Section 9.01 shall be held in trust and applied by the Indenture Trustee, in accordance with the provisions of the Notes of such Series, this Indenture and the related Indenture Supplement, to the payment through the Paying Agent to the Holders of the particular Notes of such Series for the payment of which such monies have been deposited with the Indenture Trustee, of all sums due and to become due thereon for the Note Principal Balance of such Notes and interest but such monies need not be segregated from other funds except to the extent required in this Indenture or required by law.

SECTION 9.03. Repayment of Monies Held by Paying Agent. With respect to each Series, in connection with the satisfaction and discharge of this Indenture and the related Indenture Supplement with respect to the Notes of such Series, all monies then held by any Paying Agent other than the Indenture Trustee under the provisions of this Indenture with respect to such Notes shall, upon demand of the Issuers, be paid to the Indenture Trustee to be held and applied according to Section 7.23 and thereupon such Paying Agent shall be released from all further liability with respect to such monies.

ARTICLE X

Events of Default; Remedies

SECTION 10.01. Events of Default. Subject to the standard of care set forth in Section 11.01(a) hereof, which standard may require the Indenture Trustee to act, any rights or remedies granted to the Indenture Trustee under this Article X or elsewhere in this Indenture and other Transaction Documents, upon the occurrence of an Event of Default are hereby expressly delegated to and assumed by the Servicer, who shall act on behalf of the Indenture Trustee with respect to all enforcement matters relating to any such Event of Default (in accordance with the Servicing Standard), including, without limitation, the right to institute and prosecute any Proceeding on behalf of the Indenture

Trustee and Noteholders and direct the application of monies held by the Indenture Trustee (to the extent the Indenture Trustee has the discretion hereunder to apply such monies as it deems necessary or appropriate); provided, however, that such delegation of authority shall not apply to any matters relating to the Controlling Holders Representative set forth in Section 10.05. “Event of Default”, wherever used in this Indenture or in any Indenture Supplement shall mean the occurrence or existence of any one or more of the following:

(a) Principal and Interest. Failure of the Issuers to make any payment of interest due on the Notes on any Payment Date or any payment of principal in full on the Notes on the Rated Final Payment Date, or to pay for any Insurance Policies required pursuant to Section 7.05;

(b) Other Monetary Default. Failure of the Issuers to pay any amount from time to time owing under this Indenture or any other Transaction Documents (other than amounts subject to the preceding paragraph) within ten (10) days after written notice to the Issuers;

(c) Non-Monetary Defaults Under Transaction Documents. Breach or default under any of Section 7.05, 7.11, 7.16, 7.17, 7.18, 7.19 or Article VIII (including with respect to Manager or Guarantor); provided that (i) in the case of an involuntary Lien under Section 7.17, the same shall not constitute an Event of Default if such liens, in the aggregate, are not reasonably likely to have a Material Adverse Effect or if within thirty (30) days after the Issuers’ receipt of notice thereof, the Issuers shall either (x) cause the same to be removed of record, or (y) provide to the Indenture Trustee security for the same in an amount and pursuant to terms both satisfactory to the Indenture Trustee in the Indenture Trustee’s sole discretion, and (ii) in the case of any other default under Section 7.17, such default shall not constitute an Event of Default if cured within thirty (30) days after the occurrence thereof, provided that (x) if such default is capable of cure but with diligence cannot be cured within such thirty (30) day period, (y) the Issuers (or the applicable Issuer) has commenced to cure such default within such thirty (30) day period and has pursued such cure diligently, and (z) each Issuer delivers to the Indenture Trustee promptly following written demand (which demand may be made from time to time by the Indenture Trustee) evidence reasonably satisfactory to the Indenture Trustee of the foregoing, such period may be extended for a period not to exceed ninety (90) days after the original notice of default;

(d) Breach of Warranty. Any representation, warranty, certification or other statement made by any Issuer, Guarantor or Manager in any Transaction Document or in any statement or certificate at any time given in writing pursuant to or in connection with any Transaction Document is false as of the date made and such breach is reasonably likely to have a Material Adverse Effect, provided that such breach shall not constitute an Event of Default if within forty-five (45) days of the Issuers’ Knowledge thereof (or such longer period as may be consented to by the Indenture Trustee), the Issuers’ take such action as may be required to make such representation, warranty, certification or other statement to be true as made, which may include removing the affected Tower Site by disposing of such Tower Site or substituting such Tower Site;

(e) Other Defaults Under Transaction Documents. A default shall occur in the performance of or compliance with any term contained in this Indenture (other than a default already described in another subsection of this Section 10.01) or the other Transaction Documents and such default is reasonably likely to have a Material Adverse Effect and such default is not fully cured within thirty (30) days after receipt by the Issuers of written notice from the Indenture Trustee of such default; provided, however, that if (i) the default is capable of cure but with diligence cannot be cured within such period of thirty (30) days, (ii) the Issuers (or the applicable Issuer) has commenced the cure within such thirty (30) day period and has pursued such cure diligently, and (iii) each Issuer delivers to the Indenture Trustee promptly following written demand (which demand may be made from time to time by the Indenture Trustee) evidence reasonably satisfactory to the Indenture Trustee of the foregoing, then such period shall be extended for so long as is reasonably necessary for the Issuers in the exercise of due diligence to cure such default, but in no event beyond one hundred and twenty (120) days after the original notice of default;

(f) Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court enters a decree or order for relief with respect to any Issuer in an Involuntary Issuer Bankruptcy, or Guarantor in a proceeding under the Bankruptcy Code or under applicable bankruptcy, insolvency or other similar law where Guarantor is a debtor, which decree or order is not stayed or other similar relief is not granted under any applicable Federal or state law unless dismissed within ninety (90) days; (ii) the occurrence and continuance of any of the following events for ninety (90) days unless dismissed or discharged within such time: (x) an Involuntary Issuer Bankruptcy is commenced, (y) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Issuer Party, or (z) an interim receiver, trustee or other custodian is appointed without the consent of any Issuer Party for all or a substantial part of the property of such Person;

(g) Voluntary Bankruptcy; Appointment of Receiver, etc. (i) An order for relief is entered with respect to any Issuer Party or Manager, or any Issuer Party or Manager commences a voluntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, trustee or other custodian for any Issuer Party or Manager, or for all or a substantial part of the property of any Issuer Party or Manager; (ii) any Issuer Party or Manager makes any assignment for the benefit of creditors; or (iii) the Board of Directors or other governing body of any Issuer Party or Manager adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this subsection 10.01(g);

(h) Bankruptcy Involving Equity Interests or Tower Sites. Other than as described in either of Sections 10.01(f) or 10.01(g), all or any portion of the Collateral (other than Ground Leased Tower Sites for which the Ground Lessor is the subject of a bankruptcy proceeding) becomes property of the estate or subject to the automatic stay in any case or proceeding under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect (provided that if the same occurs in the context of an involuntary proceeding, it shall not constitute an Event of Default if it is dismissed or discharged within ninety (90) days following its occurrence);

(i) Solvency. Any Issuer Party ceases to be solvent or admits in writing its present or prospective inability to pay its debts as they become due;

(j) Judgment and Attachments. Any Lien, money judgment, writ or warrant of attachment, or similar process is entered or filed against any Issuer Party or any of its assets which claim is not fully covered by insurance (other than with respect to the amount of commercially reasonable deductibles permitted hereunder), would have a Material Adverse Effect and remains undischarged, unvacated, unbonded or unstayed for a period of forty-five (45) days;

(k) Injunction. The Issuers are enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of their business and such order continues for more than thirty (30) days;

(l) Invalidity of Transaction Documents. This Indenture or any of the Transaction Documents for any reason ceases to be in full force and effect or ceases to be a legally valid, binding and enforceable obligation of the Issuer Parties or any Lien securing the Obligations shall, in whole or in part, cease to be a perfected first priority Lien, subject to the Permitted Encumbrances (except in any of the foregoing cases in accordance with the terms hereof or under any other Transaction Document) which is reasonably likely to have a Material Adverse Effect, and the Issuer Parties do not take all actions requested by the Indenture Trustee to correct such defect within ten (10) days after the written request by the Indenture Trustee to take such action, or any Person under the control of the Issuers or Guarantor who is a party thereto, other than the Indenture Trustee, denies that it has any further liability (as distinguished from denial of the existence of a Default or Event of Default) under any Transaction Documents to which it is party, or gives notice to such effect;

(m) Default under Management Agreement. Any breach or default shall occur in the material obligations of the Issuers under the Management Agreement, and such breach or default either is of such a nature or continues for such a period of time beyond applicable notice and cure periods, if any, that Manager shall have the right to exercise material remedies as a consequence thereof;

(n) Ground Lease. Any default by any of the Issuers beyond any applicable grace period shall occur under any Ground Lease and the Issuers have not effectuated a release or substitution of such affected Tower Site within forty-five (45) days of the expiration of such grace period or, subject to Section 7.24 or Section 7.33 hereof, any actual or attempted surrender, termination, modification or amendment of any Ground Lease without the Indenture Trustee’s and the Servicer’s prior written consent; or

(o) Easements. Any default by any of the Issuers beyond any applicable grace period shall occur under any Easement and the Issuers have not effectuated a release or substitution of such affected Tower Site within forty-five (45) days of the expiration of such grace period or, subject to Section 7.25 or Section 7.33 hereof, any actual or attempted surrender, termination, modification or amendment of any Easement without the Indenture Trustee’s and the Servicer’s prior written consent;

provided that a failure by the Issuers to make a Scheduled Principal Payment (other than the payment in full of principal on the Rated Final Payment Date) shall not constitute an Event of Default.

If more than one of the foregoing paragraphs shall describe the same condition or event, then the Indenture Trustee shall have the right to select which paragraph or paragraphs shall apply. In any such case, the Indenture Trustee shall have the right (but not the obligation) to designate the paragraph or paragraphs which provide for nonwritten notice (or for no notice) or for a shorter time to cure (or for no time to cure).

SECTION 10.02. Acceleration and Remedies. (a) Upon the occurrence and during the continuance of any Event of Default, the Indenture Trustee may, and at the direction of the Noteholders representing more than 50% of the Voting Rights shall, declare all of the Notes immediately due and payable, by written notice in writing to the Issuers. Upon any such declaration, the Outstanding Class Principal Balances of all Classes of Notes together with accrued and unpaid interest thereon through the date of acceleration, the applicable Prepayment Consideration and all other Obligations shall become immediately due and payable, subject to the provisions of Section 16.16.

(b) At any time after a declaration of acceleration of maturity has been made and before a judgment or decree for payment of the amount due has been obtained by the Indenture Trustee as hereinafter provided in this Section 10.02, Noteholders representing more than 50% of the Voting Rights may, with written notice to the Issuers, the Servicer and the Indenture Trustee, rescind and annul such declaration and its consequences; provided, however, if such rescission or annulment is by the Noteholders it shall be effective only if:

(i) the Issuers have paid or deposited with the Indenture Trustee a sum sufficient to pay:

(A) all payments of the principal of and interest on all Notes and all other Obligations that would then be due hereunder or upon such Notes if the Event of Default giving rise to such acceleration had not occurred;

(B) all sums paid or advanced by the Indenture Trustee and the Servicer hereunder or under any other Transaction Document and the compensation, expenses, disbursements and advances of the Indenture Trustee and the Servicer and their respective agents and counsel and other amounts due and owing to the Indenture Trustee and the Servicer hereunder and under the Other Transaction Documents shall have been paid in full; and

(ii) all Events of Default, other than the nonpayment of the principal of the Notes that has become due solely by such acceleration, have been cured or waived as provided in Section 10.15.

(c) Upon the occurrence and during the continuance of an Event of Default of which a Responsible Officer of the Indenture Trustee has actual knowledge, all or any one or more of the rights, powers, privileges and other remedies available to the Indenture Trustee against the Issuers (or the Guarantor) under this Indenture or any of the other Transaction Documents, or at law or in equity, may be exercised by the Indenture Trustee at any time and from time to time, whether or not all or any of the Obligations shall be declared due and payable, and whether or not the Indenture Trustee shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Transaction Documents with respect to the Tower Sites, the Assets, Leases or the Collateral and the proceeds from any of the foregoing. Any such actions taken by the Indenture Trustee shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as the Indenture Trustee may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of the Indenture Trustee permitted by law, equity or contract or as set forth herein or in the other Transaction Documents. Without limiting the generality of the foregoing, if an Event of Default is continuing (i) to the fullest extent permitted by law, the Indenture Trustee shall not be subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to the Indenture Trustee shall remain in full force and effect until the Indenture Trustee has exhausted all of its remedies against each Tower Site, the Assets, Leases and the Collateral and the proceeds from any of the foregoing or the Obligations have been paid in full.

(d) Any amounts recovered from the Tower Sites, the Assets, Leases or any Collateral and the proceeds from any of the foregoing for the Notes and other Obligations after an Event of Default may be applied by the Indenture Trustee (at the written direction of the Servicer, in its sole and absolute discretion, but subject to the Servicing Standard) toward the payment of any interest and/or principal of the Notes and/or any other amounts due under the Transaction Documents in such order, priority and proportions as the Indenture Trustee at the written direction of the Servicer (in its sole and absolute discretion, but subject to the Servicing Standard) shall determine; provided, however, that any such payments on the Notes and amounts due under the other Transaction Documents shall be made in accordance with the priorities set forth in Section 5.01.

(e) The rights and remedies set forth in this Section 10.02 are in addition to, and not in limitation of, any other right or remedy provided for in this Indenture or any other Transaction Document including, without limitation, the rights and remedies provided for in Section 10.08.

SECTION 10.03. Performance by Indenture Trustee. Upon the occurrence and during the continuance of an Event of Default, if any of the Issuers, the Guarantor or the Manager shall fail to perform, or cause to be performed, any material covenant, duty or agreement contained in any of the Transaction Documents (subject to applicable notice and cure periods), the Indenture Trustee may perform or attempt to perform such covenant, duty or agreement on behalf of such Issuer, the Guarantor or the Manager including making protective advances on behalf of any Issuers, or, in its sole discretion, causing the obligations of any of the Issuers to be satisfied with the proceeds of any Reserve. In such event, the Issuers shall, at the request of the Indenture Trustee, promptly pay to the Indenture Trustee, or reimburse, as applicable, any of the Reserves, any actual amount reasonably expended or disbursed by the Indenture Trustee in such performance or attempted performance, together with interest thereon (including reimbursement of any applicable Reserves), from the date of such expenditure or disbursement, until paid. Any amounts advanced or expended by the Indenture Trustee to perform or attempt to perform any such matter shall be added to and included within the Obligations and shall be secured by all of the Collateral securing the Notes. Notwithstanding the foregoing, it is expressly agreed that neither the Indenture Trustee nor the Servicer shall have any liability or responsibility for the performance of any obligation of the Issuers, the Guarantor or the Manager under this Indenture or any other Transaction Document, and it is further expressly agreed that no such performance by the Indenture Trustee or the Servicer shall cure any Event of Default hereunder.

SECTION 10.04. Evidence of Compliance. Promptly following request by the Indenture Trustee or the Servicer, the Issuers, the Guarantor or the Manager shall provide such documents and instruments as shall be reasonably satisfactory to the Indenture Trustee or the Servicer, as applicable, to evidence compliance with any material provision of the Transaction Documents applicable to such entities.

SECTION 10.05. Controlling Holders Representative. (a) The Noteholders (or, in the case of Book-Entry Notes, the Outstanding Note Owners) representing more than 50% of the Voting Rights of all Notes shall be entitled to select a representative (the “Controlling Holders Representative”) having the rights and powers specified in this Indenture and the other Transaction Documents (including those specified in Section 10.06) or to replace an existing Controlling Holders Representative. Upon (i) the receipt by the Indenture Trustee of written requests for the selection of a Controlling Holders Representative from the Noteholders (or, in the case of Book-Entry Notes, the Note Owners) representing more than 50% of the Voting Rights of all Notes, (ii) the resignation or removal of the Person acting as Controlling Holders Representative, or (iii) the issuance of Additional Notes, the Indenture Trustee shall promptly notify the Issuers, Servicer and the Noteholders (and, in the case of Book-Entry Notes, to the extent actually known to a Responsible Officer of the Indenture Trustee or identified thereto by the Depositary, at the expense of the Noteholder or Note Owner requesting information with respect to clause (i) and clause (iii) above if the Depositary charges a fee for such identification, the Note Owners) that they may select a Controlling Holders Representative. Such notice shall set forth the process established by the Indenture Trustee for selecting a Controlling Holders Representative. No appointment of any Person as a Controlling Holders Representative shall be effective until such Person provides the Indenture Trustee with written confirmation of its acceptance of such appointment, written confirmation that it will keep confidential all information received by it as Controlling Holders Representative or otherwise with respect to the Notes, the Assets and/or the Transaction Documents, an address and facsimile number for the delivery of notices and other correspondence and a list of officers or employees of such Person with whom the parties to the Transaction Documents may deal (including their names, titles, work addresses and facsimile numbers). No Affiliate of the Issuers may act as Controlling Holders Representative.

(b) Within 10 Business Days (or as soon thereafter as practicable if the Controlling Holders consists of Book-Entry Notes) of any change in the identity of the Controlling Holders Representative of which a Responsible Officer of the Indenture Trustee has actual knowledge, the Indenture Trustee shall deliver to the Noteholders or Note Owners, as applicable, and the Servicer a notice setting forth the identity of the new Controlling Holders Representative and a list of each Noteholder (or, in the case of Book-Entry Notes, to the extent actually known to a Responsible Officer of the Indenture Trustee or identified thereto by the Depositary or the DTC Participants, each Note Owner), including, in each case, names and addresses. With respect to such information, the Indenture Trustee shall be entitled to rely conclusively on information provided to it by the Noteholders (or, in the case of Book-Entry Notes, subject to Section 2.06, by the Depositary or the Note Owners) of the Notes, and the Servicer shall be entitled to rely on such information provided by the Indenture Trustee with respect to any obligation or right hereunder that the Servicer may have to deliver information or otherwise communicate with the Controlling Holders Representative or any of the Noteholders (or, if applicable, Note Owners). In addition to the foregoing, within two Business Days of the selection, resignation or removal of a Controlling Holders Representative, the Indenture Trustee shall notify the parties to this Indenture of such event.

(c) A Controlling Holders Representative may at any time resign as such by giving written notice to the Indenture Trustee and to each Noteholder (or, in the case of Book-Entry Notes, each Note Owner). The Noteholders (or, in the case of Book-Entry Notes, the Note Owners) representing more than 50% of the Voting

Rights of all Notes shall be entitled to remove any existing Controlling Holders Representative by giving written notice to the Indenture Trustee and to such existing Controlling Holders Representative.

(d) Once a Controlling Holders Representative has been selected pursuant to this Section 10.05, each of the parties to the Transaction Documents and each Noteholder (or Note Owner, if applicable) shall be entitled to rely on such selection unless Noteholders (or, in the case of Book-Entry Notes, the Note Owners) representing more than 50% of the Voting Rights of all Notes, or such Controlling Holders Representative, as applicable, shall have notified the Indenture Trustee and each other party to the Transaction Documents and each Noteholder (or, in the case of Book-Entry Notes, Note Owner), in writing, of the resignation or removal of such Controlling Holders Representative.

(e) Any and all expenses of the Controlling Holders Representative shall be borne pro rata by the Noteholders (or, if applicable, the Note Owners) (with any costs incurred in connection therewith being deemed to be reimbursable Additional Issuer Expense) of all Notes. Notwithstanding the foregoing, if a claim is made against the Controlling Holders Representative by an Issuer with respect to the Transaction Documents or the Notes, the Controlling Holders Representative shall immediately notify the Indenture Trustee and the Servicer, whereupon (if the Servicer or the Indenture Trustee are also named parties to the same action and, in the sole judgment of the Servicer, (i) the Controlling Holders Representative had acted in good faith, without gross negligence or wilful misconduct, with regard to the particular matter at issue, and (ii) there is no potential for the Servicer or the Indenture Trustee to be an adverse party in such action as regards the Controlling Holders Representative) the Servicer on behalf of the Indenture Trustee shall, subject to the Transaction Documents, assume the defense of any such claim against the Controlling Holders Representative.

SECTION 10.06. Certain Rights and Powers of the Controlling Holders Representative. (a) At any time that the Servicer proposes to transfer the ownership of a Tower Site or the ownership of the direct or indirect equity interests of any of the Issuers, the Controlling Holders Representative shall be entitled to advise the Servicer with respect to such transfer, and notwithstanding anything in any other Section of this Indenture to the contrary, but in all cases subject to Section 10.06(b), the Servicer shall not be permitted to take such action if the Controlling Holders Representative has objected in writing within 10 Business Days of having been notified thereof and having been provided with information with respect thereto reasonably requested no later than the fifth Business Day after notice thereof (provided that if such written objection has not been received by the Servicer within such 10 Business Day period, then the Controlling Holders Representative’s approval shall be deemed to have been given).

If the Controlling Holders Representative affirmatively approves or is deemed to have approved in writing such a request, the Servicer shall implement the action for which approval was sought. If the Controlling Holders Representative disapproves of such a request within the 10 Business Day period referred to in the preceding paragraph, the Servicer must (unless it withdraws the request) revise the request and deliver to the Controlling Holders Representative a revised request promptly and in any event within 30 days after such disapproval. The Servicer shall be required to implement the action for which approval was most recently requested (unless such request was withdrawn by the Servicer) upon the earlier of (x) the failure of the Controlling Holders Representative to disapprove a request within 10 Business Days after its receipt thereof and (y) (1) the passage of 60 days following the Servicer’s delivery of its initial request to the Controlling Holders Representative and (2) the determination by the Servicer in its reasonable good faith judgment that the failure to implement the most recently requested action would violate the Servicer’s obligation to act in accordance with the Servicing Standard.

(b) Notwithstanding anything herein to the contrary, (i) the Servicer shall not have any right or obligation to consult with or to seek and/or obtain consent or approval from any Controlling Holders Representative prior to acting, and provisions of the Servicing Agreement requiring such shall be of no effect, during the period prior to the initial selection of a Controlling Holders Representative and, if any Controlling Holders Representative resigns or is removed, during the period following such resignation or removal until a replacement is selected and (ii) no advice, direction or objection from or by the Controlling Holders Representative, as contemplated by Section 10.06(a), may (A) require or cause the Servicer to violate applicable law, the terms of the Notes or any Transaction Document, including the Servicer’s obligation to act in accordance with the Servicing Standard, (B) expose the Servicer or the Indenture Trustee, or any of their respective Affiliates, officers, directors, members, managers, employees, agents or partners, to any material claim, suit or liability, or (C) materially expand the scope of the Servicer’s responsibilities under the Servicing Agreement or this Indenture. In addition, the Controlling Holders Representative may not prevent the Servicer from transferring the ownership of a Tower Site or the ownership of any of the direct or indirect equity interests of the Issuers (including by way of foreclosure on the equity interests of the Issuers) if any Nonrecoverable Advance is outstanding and the Servicer determines in accordance with the Servicing Standard that such foreclosure would be in the best interest of the Noteholders (taken as a whole).

The Controlling Holders Representative shall not be liable to the Noteholders for any action taken, or for refraining from the taking of any action, in good faith pursuant to the Transaction Documents, or for errors in judgment; provided, however, that the Controlling Holders Representative shall not be protected against any liability which would otherwise be imposed by reason of wilful misfeasance, gross negligence or reckless disregard of obligations or duties under the Transaction Documents. Each Noteholder and Note Owner acknowledges and agrees, by its acceptance of its Notes or interest therein, that the Controlling Holders Representative may have special relationships and interests that conflict with those of Noteholders and Note Owners of one or more Classes of Notes, that the Controlling Holders Representative does not have any duties to the Noteholders and Note Owners of any Class of Notes, that the Controlling Holders Representative may take actions that favor the interests of the Noteholders and Note Owners of one or more Classes of Notes over the interests of the Noteholders and Note Owners of a different Class of Notes, that the Controlling Holders Representative shall not be deemed to have been grossly negligent or reckless, or to have acted in bad faith or engaged in wilful misfeasance by reason of its having acted solely in the interests of one Class of Notes and that the Controlling Holders Representative shall have no liability whatsoever for having so acted, and no Noteholder may take any action whatsoever against the Controlling Holders Representative for having so acted or against any director, officer, employee, agent or principal thereof for having so acted.

SECTION 10.07. Collection of Indebtedness and Suits for Enforcement by Indenture Trustee. (a) Subject to the provisions of Section 10.02, the Issuers covenant that if there is an Event of Default described in Section 10.01(a), the Issuers shall pay to the Indenture Trustee, for the benefit of the Holders of the Notes, the whole amount then due and payable on such Notes for the Outstanding Class Principal Balance of all Classes of Notes and interest, with interest upon the overdue principal and, to the extent payment at such rate of interest shall be legally enforceable, upon overdue installments of interest at the rate borne by the relevant Notes and in addition thereto all other Obligations, including, but not limited to, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Indenture Trustee and the Servicer and their respective agents and counsel and other amounts due and owing to the Indenture Trustee and the Servicer hereunder and under the Transaction Documents.

(b) Subject to the provisions of Section 10.02 and Section 16.16, in case the Issuers shall fail forthwith to pay such amounts upon such demand, the Indenture Trustee, in its own name and as trustee of an express trust, may institute a Proceeding for the collection of the sums so due and unpaid, and may prosecute such Proceeding to judgment or final decree, and may enforce the same against the Issuers or other obligor upon such Notes and collect in the manner provided by law out of the property of the Issuers or other obligor upon such Notes wherever situated, the monies adjudged or decreed to be payable.

(c) Subject to the provisions of Section 16.16, if an Event of Default occurs and is continuing, the Indenture Trustee may, as more particularly provided in Section 10.08, in its discretion, proceed to protect and enforce its rights and the rights of the Noteholders, by such appropriate Proceedings as the Indenture Trustee shall deem most effective to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Indenture or any Indenture Supplement or in aid of the exercise of any power granted in this Indenture or any Indenture Supplement, or to enforce any other proper remedy or legal or equitable right vested in the Indenture Trustee by this Indenture or any Indenture Supplement or by law.

(d) In case there shall be pending, relative to the Issuers or any other obligor upon the Notes, proceedings under any applicable Federal, state or foreign bankruptcy, insolvency or other similar law, or in case a receiver, assignee or trustee in bankruptcy or reorganization, liquidator, sequestrator or similar official shall have been appointed for or taken possession of the Issuers or their property or such other obligor, or in case of any other comparable judicial Proceedings relative to the Issuers or other obligor upon the Notes, or to the creditors or property of the Issuers or such other obligor, the Indenture Trustee, irrespective of whether the Outstanding Class Principal Balance shall then be due and payable as therein expressed or by declaration or otherwise and irrespective of whether the Indenture Trustee shall have made any demand pursuant to the provisions of this Section, shall be entitled and empowered, by intervention in such Proceedings or otherwise:

(i) to file and prove a claim or claims for the whole amount of the principal and interest owing and unpaid in respect of Notes, and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Indenture Trustee (including any claim for reasonable compensation, expenses, disbursements and advances of the Indenture Trustee and each predecessor indenture trustee, and their respective agents, attorneys and counsel, and all other amounts due and owing to the Indenture Trustee pursuant to Section 11.05 and all other amounts due and owing to the Servicer under the Servicing Agreement) and of the Noteholders allowed in such Proceedings;

(ii) unless prohibited by applicable law and regulations, to vote on behalf and at the direction of the Noteholders in any election of a trustee, a standby trustee or Person performing similar functions in any such Proceedings;

(iii) to collect and receive any monies or other property payable or deliverable on any such claims and to pay all amounts received with respect to the claims of the Noteholders and of the Indenture Trustee on their behalf; and

(iv) to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Indenture Trustee or the Noteholders allowed in any judicial proceedings relative to the Issuers, their creditors and its property;

and any trustee, receiver, liquidator, custodian or other similar official in any such Proceeding is hereby authorized by each of such Noteholders to make payments to the Indenture Trustee and, in the event that the Indenture Trustee shall consent to the making of payments directly to such Noteholders, to pay to the Indenture Trustee such amounts as shall be sufficient to cover reasonable compensation to the Indenture Trustee, each predecessor indenture trustee and their respective agents, attorneys and counsel, and all other amounts due and owing to the Indenture Trustee pursuant to Section 11.05 and all other amounts due and owing to the Servicer under the Servicing Agreement.

(e) Nothing contained in this Indenture or in any Indenture Supplement shall be deemed to authorize the Indenture Trustee to authorize or consent to or vote for or accept or adopt on behalf of any Noteholder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof or to authorize the Indenture Trustee to vote in respect of the claim of any such Noteholder in any such Proceeding except, as aforesaid, to vote for the election of a trustee in bankruptcy or similar Person and be a member of a creditors’ or other similar committee.

(f) Subject to the provisions of Section 16.16, all rights of action and of asserting claims under this Indenture or in any Indenture Supplement, or under any of the Notes, may be enforced by the Indenture Trustee without the possession of the Notes or the production thereof in any trial or other Proceedings relative thereto, and any such action or Proceedings instituted by the Indenture Trustee may be brought in its own name and as trustee of an express trust, and any recovery of judgment, subject to the payment of the expenses, disbursements, advances, amounts owed to and compensation of the Indenture Trustee, each predecessor indenture trustee and their respective agents and attorneys, shall be for the benefit of the Noteholders.

(g) In any Proceedings brought by the Indenture Trustee (and also any Proceedings involving the interpretation of any provision of this Indenture or any Indenture Supplement to which the Indenture Trustee shall be a party), the Indenture Trustee shall be held to represent all the Noteholders, and it shall not be necessary to make any Noteholder a party to any such Proceedings.

SECTION 10.08. Remedies. If an Event of Default shall have occurred and be continuing, the Indenture Trustee may do one or more of the following (subject to Section 10.02, Section 10.09, and Section 16.16):

(i) institute Proceedings in its own name and as trustee of an express trust for the collection of all amounts then payable on the Notes or under this Indenture, any Indenture Supplement or any other Transaction Document with respect thereto, whether by declaration or otherwise, enforce any judgment obtained and collect from the Issuers and any other obligor upon such Notes, this Indenture, any Indenture Supplement or any other Transaction Document monies adjudged due;

(ii) institute Proceedings from time to time for the complete or partial foreclosure of this Indenture or any Indenture Supplement with respect to the Trust Estate;

(iii) exercise any and all rights and remedies of a secured party under applicable law of any relevant jurisdiction or in equity and take any other appropriate action to protect and enforce the rights and remedies of the Indenture Trustee and the Noteholders;

(iv) sell the Trust Estate or any portion thereof or rights or interest therein, at one or more public or private sales called and conducted in any manner permitted by law;

(v) without notice to the Issuers, except as required by law and as otherwise provided in this Indenture, and at any time or from time to time, charge, set-off and otherwise apply all or any part of the Collateral against the Obligations or any part thereof; and

(vi) demand, collect, take possession of, receive, settle, compromise, adjust, sue for, foreclose or realize upon the Collateral (or any portion thereof) as the Indenture Trustee may determine in its sole discretion.

SECTION 10.09. Optional Preservation of the Trust Estate. If the Notes have been declared to be due and payable under Section 10.02 following an Event of Default, and such declaration and its consequences have not been rescinded and annulled, the Indenture Trustee may, but need not, with the consent of Noteholders representing more than 50% of the aggregate Outstanding Class Principal Balance, elect to maintain possession of the Trust Estate and apply proceeds as if there had been no declaration of acceleration. It is the desire of the Issuers and the Noteholders that there be at all times sufficient funds for the payment of all Obligations, including, but not limited to, the Outstanding Class Principal Balance of and interest on all Classes of Notes, and the Indenture Trustee shall take such desire into account when determining whether or not to maintain possession of the Trust Estate. In determining whether to maintain possession of the Trust Estate, the Indenture Trustee may, at the Issuers’ expense, but need not, obtain and shall be protected in relying upon an opinion of an Independent investment banking or accounting firm of international reputation as to the feasibility of such proposed action and as to the sufficiency of the Trust Estate for such purpose.

SECTION 10.10. Limitation of Suits. Subject to the provisions of Section 16.16, no Noteholder shall have any right to institute any Proceeding, judicial or otherwise, with respect to this Indenture or any Indenture Supplement or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless:

(a) such Holder has previously given written notice to the Indenture Trustee of a continuing Event of Default;

(b) Noteholders by an Affirmative Direction have, made written request to the Indenture Trustee to institute such Proceeding in respect of such Event of Default in its own name as the Indenture Trustee hereunder;

(c) such Holder or Holders has offered to the Indenture Trustee indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred in complying with such request;

(d) the Indenture Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute such Proceedings; and

(e) no direction inconsistent with such written request has been given to the Indenture Trustee during such 60 day period by Noteholders representing more than 50% of the Outstanding Class Principal Balance of all Classes of Notes.

It is understood and intended that no one or more Noteholders shall have any right in any manner whatsoever by virtue of, or by availing of, any provision of this Indenture or any Indenture Supplement to affect, disturb or prejudice the rights of any other Noteholders or to obtain or to seek to obtain priority or preference over any other Noteholders or to enforce any right under this Indenture or any Indenture Supplement, except in the manner provided in this Indenture.

In the event the Indenture Trustee shall receive conflicting or inconsistent requests and indemnity from two or more groups of Noteholders, each representing less than a majority of the Outstanding Class Principal Balance of all Classes of Notes, the Indenture Trustee in its sole discretion may determine what action, if any, shall be taken, notwithstanding any other provisions of this Indenture or any Indenture Supplement. Notwithstanding any provision of this Section 10.10, the Indenture Trustee shall not take any action or permit any action to be taken that is inconsistent with Section 16.16.

SECTION 10.11. Unconditional Rights of Noteholders to Receive Principal and Interest. Notwithstanding any other provisions in this Indenture or any Indenture Supplement, the Holder of any Note shall have the right, which is absolute and unconditional, to receive payment of the principal of and interest on such Note on or after the respective due dates thereof expressed in such Note or in this Indenture or any Indenture Supplement, and such right shall not be impaired without the consent of such Holder.

SECTION 10.12. Restoration of Rights and Remedies. If the Indenture Trustee or any Noteholder has instituted any Proceeding to enforce any right or remedy under this Indenture or any Indenture Supplement and such Proceeding has been discontinued or abandoned for any reason or has been determined adversely to the Indenture Trustee or to such Noteholder, then thereafter all rights and remedies of the Indenture Trustee and the Noteholders shall continue as though no such Proceeding had been instituted.

SECTION 10.13. Rights and Remedies Cumulative. Except as provided herein, no right or remedy conferred in this Indenture, in any Indenture Supplement or in any other Transaction Document upon or reserved to the Indenture Trustee or to the Noteholders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder, in any Indenture Supplement or in any other Transaction Document or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, in any Indenture Supplement, or in any other Transaction Document or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

SECTION 10.14. Delay or Omission Not a Waiver. No delay or omission of the Indenture Trustee or any Holder of any Note to exercise any right or remedy accruing upon any Default or Event of Default shall impair any such right or remedy or constitute a waiver of any such Default or Event of Default or any acquiescence therein. Every right and remedy given by this Article X or by law to the Indenture Trustee or to the Noteholders may be exercised from time to time, and as often as may be deemed expedient, by the Indenture Trustee or by the Noteholders, as the case may be.

SECTION 10.15. Waiver of Past Defaults. Prior to the declaration of the acceleration of the maturity of the Notes as provided in Section 10.02 as may be modified by any Indenture Supplement, Noteholders representing more than 50% of the Outstanding Class Principal Balance of all Classes of Notes may waive any past Default or Event of Default and its consequences except (i) a Default (a) in the payment of principal of or interest on any of the Notes or (b) in respect of a covenant or provision hereof that cannot be amended, supplemented or modified without the consent of each Noteholder and (ii) before any such waiver may be effective, the Indenture Trustee and the Servicer must receive any reimbursement then due or payable in respect of unreimbursed Advances (including Advance Interest thereon) or any other amounts then due to the Servicer or the Indenture Trustee hereunder or under the other Transaction Documents (including, but not limited to, outstanding Advances, Advance Interest, unpaid Additional Issuer Expenses, and all unpaid fees, expenses, and indemnification due to the Servicer and the Indenture Trustee hereunder and under the other Transaction Documents). Upon any such waiver, such Default shall cease to exist and be deemed to have been cured and not to have occurred, and any Event of Default arising therefrom shall be deemed to have been cured and not to have occurred, for every purpose of this Indenture or any Indenture Supplement; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereto.

SECTION 10.16. Undertaking for Costs. All parties to this Indenture or any Indenture Supplement agree, and each Holder of any Note by such Holder’s acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture or any Indenture Supplement, or in any suit against the Indenture Trustee for any action taken, suffered or omitted by it as the Indenture Trustee, the filing by any party litigant (other than an Issuer) in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorney’s fees, against any party litigant (other than an Issuer) in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant (other than an Issuer); but the provisions of this Section 10.16 as may be modified by any Indenture Supplement shall not apply to (a) any suit instituted by the Indenture Trustee, (b) any suit instituted by any Noteholder, or group of Noteholders, representing more than 10% of the Outstanding Class Principal Balance of all Classes of Notes or (c) any suit instituted by any Noteholder for the enforcement of the payment of the principal balance of any Note or interest on any Note on or after the respective due dates expressed in such Note and in this Indenture or any Indenture Supplement.

SECTION 10.17. Waiver of Stay or Extension Laws. The Issuers covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, or plead or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture, any Indenture Supplement or any Transaction Document; and the Issuers (to the extent that they may lawfully do so)

hereby expressly waive all benefit or advantage of any such law, and covenant that they shall not hinder, delay or impede the execution of any power granted in this Indenture to the Indenture Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

SECTION 10.18. Action on Notes. The Indenture Trustee’s right to seek and recover judgment on the Notes or under this Indenture, any Indenture Supplement or any Transaction Document shall not be affected by the seeking, obtaining or application of any other relief under or with respect to this Indenture, any Indenture Supplement or any Transaction Document. No rights or remedies of the Indenture Trustee or the Noteholders shall be impaired by the recovery of any judgment by the Indenture Trustee against the Issuers or by the levy of any execution under such judgment upon any portion of the Trust Estate or upon any of the Assets of the Issuers.

SECTION 10.19. Waiver. The Issuers hereby expressly waive, to the fullest extent permitted by law, presentment, demand, protest or any notice of any kind in connection with this Indenture or the Collateral. The Issuers acknowledge and agree that 10 days’ prior written notice of the time and place of any public sale of the Collateral or any other intended disposition thereof shall be reasonable and sufficient notice to the Issuers within the meaning of the UCC.

ARTICLE XI

The Indenture Trustee

SECTION 11.01. Duties of Indenture Trustee. (a) The Indenture Trustee, prior to the occurrence of an Event of Default of which a Responsible Officer of the Indenture Trustee has actual knowledge and after the curing or waiving of all Events of Default which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Indenture. If an Event of Default of which a Responsible Officer of the Indenture Trustee has actual knowledge occurs and is continuing, the Indenture Trustee (or the Servicer on its behalf) shall exercise such of the rights and powers vested in it by this Indenture, any Indenture Supplement and any other Transaction Document, and use the same degree of care and skill in their exercise as a prudent Person would exercise or use under the circumstances in the conduct of its own affairs (provided that the Servicer shall act in accordance with the Servicing Standard). Any permissive right of the Indenture Trustee contained in this Indenture, any Indenture Supplement and any other Transaction Document shall not be construed as a duty. The Indenture Trustee shall be liable in accordance herewith only to the extent of the respective obligations specifically imposed upon and undertaken by the Indenture Trustee.

(b) Upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Indenture Trustee which are specifically required to be furnished pursuant to any provision of this Indenture, any Indenture Supplement and any other Transaction Document, the

Indenture Trustee shall examine them to determine whether they conform on their face to the requirements of this Indenture, any Indenture Supplement or any other Transaction Document (but need not confirm or investigate the accuracy or mathematical calculations or other facts stated therein). If any such instrument is found not to conform on its face to the requirements of this Indenture, any Indenture Supplement, or any other Transaction Document in a material manner, the Indenture Trustee shall take such action as it deems appropriate to have the instrument corrected. The Indenture Trustee shall not be responsible or liable for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order or other instrument furnished by the Issuers, Crown International, the Manager, the Servicer, the Controlling Holders Representative, any actual or prospective Noteholder or Note Owner or any Rating Agency, and accepted by the Indenture Trustee in good faith, pursuant to this Indenture and any Indenture Supplement.

(c) No provision of this Indenture shall be construed to relieve the Indenture Trustee from liability for its own negligent action, its own negligent failure to act or its own wilful misconduct; provided, however, that:

(i) Prior to the occurrence of an Event of Default of which a Responsible Officer of the Indenture Trustee has actual knowledge, and after the curing or waiving of all Events of Default which may have occurred, the duties and obligations of the Indenture Trustee shall be determined solely by the express provisions of this Indenture, the Indenture Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Indenture or any Indenture Supplement and no implied covenants or obligations shall be read into this Indenture or any Indenture Supplement against the Indenture Trustee.

(ii) In the absence of bad faith on the part of the Indenture Trustee, the Indenture Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Indenture Trustee and conforming to the requirements of this Indenture and any Indenture Supplement.

(iii) The Indenture Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer or Responsible Officers of the Indenture Trustee unless it shall be proved that the Indenture Trustee was negligent in ascertaining the pertinent facts.

(iv) The Indenture Trustee shall not be liable with respect to any action taken, suffered or omitted to be taken by the Indenture Trustee, in good faith in accordance with this Indenture (including at the direction of the Servicer) or the direction of Noteholders entitled to more than 50% (or, as to any particular matter, any higher percentage as may be specifically provided for hereunder) of the Voting Rights relating to the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or exercising any trust or power conferred upon the Indenture Trustee, under this Indenture.

(v) The Indenture Trustee shall not be required to take notice or be deemed to have notice or be deemed to have notice or knowledge of any Event of Default unless either (1) a Responsible Officer shall have actual knowledge of such Event of Default or (2) written notice of such Event of Default referring to the Notes, this Indenture and any Indenture Supplement shall have been received by a Responsible Officer in accordance with the provisions of this Indenture and any Indenture Supplement. In the absence of receipt of such notice or actual knowledge, the Indenture Trustee may conclusively assume that there is no Event of Default.

(vi) Subject to the other provisions of this Indenture, and without limiting the generality of this Section 11.01, the Indenture Trustee shall not have any duty, except as expressly provided herein or in any Indenture Supplement, or in its capacity as successor servicer, (A) to cause any recording, filing, or depositing of this Indenture or any Indenture Supplement or any agreement referred to herein or therein or any financing statement or continuation statement evidencing a security interest, or to cause the maintenance of any such recording or filing or depositing or to any rerecording, refiling or redepositing of any thereof, (B) to see to or cause the maintenance of any insurance, (C) to confirm or verify the truth, accuracy or contents of any reports or certificates of the Issuers, Crown International, the Manager, the Servicer, the Controlling Holders Representative, any Noteholder or Note Owner or any Rating Agency, delivered to the Indenture Trustee pursuant to this Indenture reasonably believed by the Indenture Trustee to be genuine and to have been signed or presented by the proper party or parties (provided, however, that the Indenture Trustee may, in its discretion, make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Indenture Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuers personally or by agent or attorney), and (D) to see to the payment of any assessment or other governmental charge or any Lien or encumbrance of any kind owing with respect to, assessed or levied against, any part of the Collateral other than from funds available in the Central Account (provided that such assessment, charge, Lien or encumbrance did not arise out of the Indenture Trustee’s wilful misfeasance, bad faith or gross negligence).

(vii) None of the provisions contained in this Indenture or any Indenture Supplement shall in any event require the Indenture Trustee to perform, or be responsible for the manner of performance of, any of the obligations of the Servicer under the Servicing Agreement except during such time, if any, as the Indenture Trustee shall be successor to, and be vested with the rights, duties, powers and privileges of, the Servicer in accordance with the terms of this Indenture and the Servicing Agreement.

(viii) For as long as the Person that serves as the Indenture Trustee hereunder also serves as Note Registrar or Paying Agent, the protections, immunities and indemnities afforded to that Person in its capacity as the Indenture Trustee hereunder shall also be afforded to such Person in its capacity as Note Registrar or Paying Agent, as the case may be.

(ix) If the same Person is acting in as the Indenture Trustee and Note Registrar, then any notices required to be given by such Person in one such capacity shall be deemed to have been timely given to itself in any other such capacity.

(d) The Indenture Trustee is hereby directed to execute and deliver the Deposit Account Control Agreement.

(e) The Indenture Trustee shall not be liable for interest on any money received by it except as the Indenture Trustee may agree in writing with the Issuers.

(f) Money held in trust by the Indenture Trustee need not be segregated from other funds except to the extent required by law, this Indenture or any Indenture Supplement.

(g) Every provision in this Indenture and any Indenture Supplement that in any way relates to the Indenture Trustee is subject to paragraphs (a) through (f) of this Section 11.01.

SECTION 11.02. Certain Matters Affecting the Indenture Trustee. Except as otherwise provided in Section 11.01:

(i) the Indenture Trustee may rely upon and shall be protected in acting or refraining from acting upon any resolution, Officers’ Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties;

(ii) the Indenture Trustee may consult with counsel and any advice or opinion of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance therewith;

(iii) the Indenture Trustee shall be under no obligation to exercise any of the trusts or powers vested in it by this Indenture or any Indenture Supplement or to make any investigation of matters arising hereunder or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Noteholders, unless such Noteholders shall have provided to the Indenture Trustee security or indemnity against the costs, expenses and liabilities which may be incurred therein or thereby satisfactory to the Indenture Trustee, in its sole discretion; the Indenture Trustee shall not be required to expend or risk its own funds (except to pay expenses that could reasonably be expected to be incurred in connection with the performance of its normal duties)

or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not assured to it; provided, however, that nothing contained herein shall relieve the Indenture Trustee of the obligation, upon the occurrence of an Event of Default of which a Responsible Officer of the Indenture Trustee has actual knowledge which has not been waived or cured, to exercise such of the rights and powers vested in it by this Indenture or any Indenture Supplement, and to use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs;

(iv) the Indenture Trustee shall not be personally liable for any action reasonably taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Indenture on any Indenture Supplement;

(v) prior to the occurrence of an Event of Default and after the curing or waiving of all Events of Default which may have occurred, the Indenture Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing to do so by Holders of Notes entitled to more than 25% of the Voting Rights; provided, however, that if the payment within a reasonable time to the Indenture Trustee of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Indenture Trustee, not assured to the Indenture Trustee by the security afforded to it by the terms of this Indenture, the Indenture Trustee may require an indemnity satisfactory to the Indenture Trustee, in its sole discretion, against such expense or liability as a condition to taking any such action;

(vi) except as contemplated by Section 11.06, the Indenture Trustee shall not be required to give any bond or surety in respect of the execution of the trusts created hereby or the powers granted hereunder;

(vii) the Indenture Trustee may execute any of the trusts or powers vested in it by this Indenture or any Indenture Supplement and may perform any of its duties hereunder, either directly or by or through agents, attorneys, or custodians, and the Indenture Trustee shall not be responsible for any misconduct or negligence on the part of any such agent, attorney, or custodian appointed by the Indenture Trustee with due care; provided that the use of agents, attorneys, or custodians shall not be deemed to relieve the Indenture Trustee of any of its duties and obligations hereunder (except as expressly set forth herein);

(viii) the Indenture Trustee shall not be responsible for any act or omission of the Servicer or any act or failure to act taken by the Indenture Trustee at the written direction of the Servicer (unless, in the case of the Indenture Trustee, it is acting as Servicer); and

(ix) the Indenture Trustee shall not have any obligation or duty to monitor, determine or inquire as to compliance with any restriction on transfer imposed under Article II under this Indenture or under applicable law with respect to any transfer of any Note or any interest therein, other than to require delivery of the certification(s) and/or Opinions of Counsel described in said Article applicable with respect to changes in registration or record ownership of Notes in the Note Register and to examine the same to determine substantial compliance with the express requirements of this Indenture; and the Indenture Trustee and the Note Registrar shall have no liability for transfers, including transfers made through the book-entry facilities of the Depositary or between or among DTC Participants or Note Owners of the Notes, made in violation of applicable restrictions except for its failure to perform its express duties in connection with changes in registration or record ownership in the Note Register.

SECTION 11.03. Indenture Trustee’s Disclaimer. The Indenture Trustee (i) shall not be responsible for, and makes no representation, as to the validity or adequacy of this Indenture, any Indenture Supplement or the Notes and (ii) shall not be accountable for the Issuers’ use of the proceeds from the Notes, or responsible for any statement of the Issuers in this Indenture, any Indenture Supplement or in any document issued in connection with the sale of the Notes or in the Notes other than the Indenture Trustee’s certificate of authentication.

SECTION 11.04. Indenture Trustee May Own Notes. The Indenture Trustee (in its individual or any other capacity) or any of its respective Affiliates may become the owner or pledgee of Notes with (except as otherwise provided in the definition of “Noteholder”) the same rights it would have if it were not the Indenture Trustee or one of its Affiliates, as the case may be.

SECTION 11.05. Fees and Expenses of Indenture Trustee; Indemnification of and by the Indenture Trustee. (a) On each Payment Date, the Indenture Trustee shall withdraw from the Central Account, out of general collections on the Notes on deposit therein, prior to any payments to be made therefrom to Noteholders on such date, and pay to itself all Indenture Trustee Fees earned in respect of the Notes through the end of then most recently ended Collection Period as compensation for all services rendered by the Indenture Trustee, respectively, hereunder. The Indenture Trustee Fee shall accrue during each Collection Period at the rate per annum equal to 0.009% on the Outstanding Class Principal Balance of all Classes of Notes as of the end of the immediately preceding Collection Period (or, in the case of the initial Collection Period, on a principal balance equal to $250,000,000); provided that the Indenture Trustee Fee shall not be less than $8,500 for any year. The Indenture Trustee Fee shall be calculated on a 30/360 Basis.

(b) The Indenture Trustee and any of its Affiliates, directors, officers, employees or agents shall be entitled to be indemnified and held harmless out of the funds on deposit in the Central Account for and against any loss, liability, claim or expense (including costs and expenses of litigation, and of investigation, reasonable counsel’s fees, damages, judgments and amounts paid in settlement) arising out of, or incurred in connection with, this Indenture, the Notes (unless, in the case of the Indenture Trustee, it incurs any such expense or liability in the capacity of successor Servicer, in which case such expense or liability shall be reimbursable thereto in the same manner as it would be for any other Servicer in accordance with the Servicing Agreement), or any act or omission of the Indenture Trustee (including any act or failure to act taken at the written direction of the Servicer) relating to the exercise and performance of any of the rights and duties of the Indenture Trustee hereunder; provided, however, that none of the Indenture Trustee or any of the other above specified Persons shall be entitled to indemnification or reimbursement pursuant to this Section 11.05(b) for loss, liability, damage, claim or expense incurred by reason of any wilful misfeasance, bad faith or gross negligence in the performance of, or reckless disregard of, such Person’s obligations and duties hereunder. Without limiting the foregoing, the Issuers agree to indemnify and hold harmless the Indenture Trustee and its Affiliates from and against any liability (including for taxes, penalties or interest asserted by any taxing jurisdiction) arising from any failure to withhold taxes from amounts payable in respect of payments from the Central Account. The Indenture Trustee shall notify the Issuers promptly of any claim for which it may seek indemnity. Failure by the Indenture Trustee to so notify the Issuers shall not relieve the Issuers of their obligations hereunder. To the extent the Indenture Trustee (or the Servicer on its behalf) renders services or incurs expenses after an Event of Default specified in Section 10.01(f) or Section 10.01(g), the compensation for services and expenses incurred by it are intended to constitute expenses of administration under any applicable Federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect. The Indenture Trustee (for itself and on behalf of the Servicer) shall have a Lien on the Collateral, as governed by this Indenture, to secure the obligations of the Issuers under this Section 11.05.

(c) Notwithstanding anything in this Indenture to the contrary, in no event shall the Indenture Trustee be liable for special, indirect, or consequential damages of any kind whatsoever (including but not limited to lost profits), even if the Indenture Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(d) This Section 11.05 shall survive the termination of this Indenture or the resignation or removal of the Indenture Trustee as regards rights and obligations prior to such termination, resignation or removal.

SECTION 11.06. Eligibility Requirements for Indenture Trustee. The Indenture Trustee hereunder shall not be an Affiliate of the Servicer or any Issuer (unless the Indenture Trustee is a successor servicer) and shall at all times be a corporation, bank, trust company or association that: (i) is organized and doing business under the laws of the United States of America or any State thereof or the District of Columbia and authorized under such laws to exercise corporate trust powers; (ii) has a combined capital and surplus of at least $100,000,000; and (iii) is subject to supervision or examination by Federal or state authority. If such corporation, bank, trust company or association publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section, the combined capital and surplus of such corporation, bank, trust company or association shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. In addition: (i) the Indenture Trustee shall at all times meet the requirements of Section 26(a)(1) of the Investment Company Act; and (ii) the Indenture Trustee may not have any affiliations or act in any other capacity with respect to the transactions contemplated hereby that would cause PTE 90-24 or PTE 93-31 (in each case as amended by PTE 2000-58 and PTE 2002-41) to be unavailable with respect to any Class of Notes that it would otherwise be available in respect of. Furthermore, the Indenture Trustee or its parent shall at all times maintain (or shall have caused to have been appointed a fiscal agent that at all times maintains) a long-term unsecured debt rating of no less than “A” from Fitch and “A2” from Moody’s and a short-term unsecured debt rating of no less than “F-1” from Fitch and “P-1” from Moody’s (or such lower rating with respect to which the Indenture Trustee shall have received Rating Agency Confirmation from the Rating Agencies assigning such rating). The corporation, bank, trust company or association serving as the Indenture Trustee may have normal banking and trust relationships with the Issuers, the Servicer and their respective Affiliates but, except to the extent permitted or required by the Servicing Agreement, shall not be an “Affiliate” (as such term is defined in Section III of PTE 2000-58) of the Servicer, any sub-servicer, either Initial Purchaser, the Issuers or any “Affiliate” (as such term is defined in Section III of PTE 2000-58) of any such Persons.

SECTION 11.07. Resignation and Removal of Indenture Trustee. (a) The Indenture Trustee may at any time resign and be discharged from its obligations and duties created hereunder with respect to one or more or all Series of Notes by giving not less that 60 days’ prior written notice thereof to the other parties to this Indenture, the Servicer and all of the Noteholders. Upon receiving such notice of resignation, the Issuers shall use their best efforts to promptly appoint a successor indenture trustee meeting the eligibility requirements of Section 11.06 by written instrument, in duplicate, which instrument shall be delivered to the resigning Indenture Trustee and to the successor indenture trustee. A copy of such instrument shall be delivered to the other parties to this Indenture, the Servicer and to the Noteholders by the Issuers. If no successor indenture trustee shall have been so appointed and have accepted appointment within 30 days after the giving of such notice of resignation, the resigning Indenture Trustee may petition any court of competent jurisdiction for the appointment of a successor indenture trustee.

(b) If at any time the Indenture Trustee shall cease to be eligible in accordance with the provisions of Section 11.06 and shall fail to resign after written request therefor by the Issuers or the Servicer, or if at any time the Indenture Trustee shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or a receiver of the Indenture Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Indenture Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, or if the

Indenture Trustee’s continuing to act in such capacity would (as confirmed in writing to the Issuers by Fitch) result in the qualification, downgrade or withdrawal of the rating then assigned to any Class of Notes rated by Fitch (or the placing of such Class of Notes on negative credit watch or ratings outlook negative status in contemplation of any such action with respect thereto), notice shall be provided to Moody’s, and the Issuers, or the Noteholders entitled to more than 50% of the Voting Rights, may remove the Indenture Trustee and appoint a successor indenture trustee by written instrument, in duplicate, which instrument shall be delivered to the Indenture Trustee so removed and to the successor indenture trustee. A copy of such instrument shall be delivered to the other parties to this Indenture, the Servicer and the Noteholders by the Issuers.

(c) The holders of Notes entitled to more than 50% of the Voting Rights may at any time (with or without cause) remove the Indenture Trustee and appoint a successor indenture trustee by written instrument or instruments, in triplicate, signed by such holders or their attorneys-in-fact duly authorized, one complete set of which instruments shall be delivered to the Issuers, one complete set to the Indenture Trustee so removed, and one complete set to the successor indenture trustee so appointed. All expenses incurred by the Indenture Trustee in connection with its transfer of all documents relating to the Notes to a successor indenture trustee following the removal of the Indenture Trustee without cause pursuant to this Section 11.07(c) shall be reimbursed to the removed the Indenture Trustee within 30 days of demand therefor, such reimbursement to be made by the Noteholders that terminated the Indenture Trustee. A copy of such instrument shall be delivered to the other parties to this Indenture, the Servicer and the remaining Noteholders by the successor indenture trustee so appointed.

(d) Any resignation or removal of the Indenture Trustee and appointment of a successor indenture trustee pursuant to any of the provisions of this Section 11.07 shall not become effective until acceptance of appointment by the successor indenture trustee as provided in Section 11.08.

SECTION 11.08. Successor Indenture Trustee. (a) Any successor indenture trustee appointed as provided in Section 11.07 shall execute, acknowledge and deliver to the Issuers, the Servicer and its predecessor indenture trustee an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor indenture trustee shall become effective and such successor indenture trustee, without any further act, deed or conveyance, shall become fully vested with all of the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as the Indenture Trustee herein. The predecessor indenture trustee shall deliver to the successor indenture trustee all documents relating to the Notes held by it hereunder, and the Issuers, the Servicer and the predecessor indenture trustee shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and certainly vest and confirm in the successor indenture trustee all such rights, powers, duties and obligations, and to enable the successor indenture trustee to perform its obligations hereunder.

(b) No successor indenture trustee shall accept appointment as provided in this Section 11.08 unless at the time of such acceptance such successor indenture trustee shall be eligible under the provisions of Section 11.06.

(c) Upon acceptance of appointment by a successor indenture trustee as provided in this Section 11.08, such successor indenture trustee shall mail notice of the succession of such the Indenture Trustee hereunder to the Issuers, the Servicer and the Noteholders.

SECTION 11.09. Merger or Consolidation of Indenture Trustee. Any entity into which the Indenture Trustee may be merged or converted or with which it may be consolidated or any entity resulting from any merger, conversion or consolidation to which the Indenture Trustee shall be a party, or any entity succeeding to the corporate trust business of the Indenture Trustee shall be the successor of the Indenture Trustee hereunder, provided, such entity shall be eligible under the provisions of Section 11.06, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

SECTION 11.10. Appointment of Co-Indenture Trustee or Separate Indenture Trustee. (a) Notwithstanding any other provisions hereof, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any of the Notes or property securing the same may at the time be located, the Indenture Trustee shall have the power and shall execute and deliver all instruments to appoint one or more Persons approved by the Indenture Trustee to act as co-indenture trustee or co-indenture trustees, jointly with the Indenture Trustee, or separate indenture trustee or separate indenture trustees, of the Notes, and to vest in such Person or Persons, in such capacity, such title to the Notes, or any part thereof, and, subject to the other provisions of this Section 11.10, such powers, duties, obligations, rights and trusts as the Indenture Trustee may consider necessary or desirable. No co-indenture trustee or separate indenture trustee hereunder shall be required to meet the terms of eligibility as a successor indenture trustee under Section 11.06, and no notice to holders of Notes of the appointment of co-indenture trustee(s) or separate indenture trustee(s) shall be required under Section 11.08.

(b) In the case of any appointment of a co-indenture trustee or separate indenture trustee pursuant to this Section 11.10, all rights, powers, duties and obligations conferred or imposed upon the Indenture Trustee shall be conferred or imposed upon and exercised or performed by the Indenture Trustee and such separate indenture trustee or co-indenture trustee jointly, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether as Indenture Trustee hereunder or when acting as successor servicer under the Servicing Agreement), the Indenture Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations shall be exercised and performed by such separate indenture trustee or co-indenture trustee solely at the direction of the Indenture Trustee.

(c) Any notice, request or other writing given to the Indenture Trustee shall be deemed to have been given to each of the then separate indenture trustees and co-indenture trustees, as effectively as if given to each of them. Every instrument appointing any separate indenture trustee or co-indenture trustee shall refer to this Indenture and the conditions of this Article XI. Each separate indenture trustee and co-indenture trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Indenture Trustee or separately, as may be provided therein, subject to all of the provisions of this Indenture and any Indenture Supplement, specifically including every provision of this Indenture and any Indenture Supplement relating to the conduct of, affecting the liability of, or affording protection to, the Indenture Trustee. Every such instrument shall be filed with the Indenture Trustee.

(d) Any separate trustee or co-trustee may, at any time, constitute the Indenture Trustee, its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Indenture or any Indenture Supplement on its behalf and in its name. The Indenture Trustee shall not be responsible for any act or inaction of any such trustee or co-trustee. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Indenture Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

(e) The appointment of a co-trustee or separate trustee under this Section 11.10 shall not relieve the Indenture Trustee of its duties and responsibilities hereunder.

SECTION 11.11. Access to Certain Information. (a) The Indenture Trustee shall afford to the Issuers, the Initial Purchasers, the Servicer, the Controlling Holders Representative and each Rating Agency and any banking or insurance regulatory authority that may exercise authority over any Noteholder or Note Owner, access to any documentation regarding the Notes. Such access shall be afforded without charge but only upon reasonable prior written request and during normal business hours at the Corporate Trust Office of the Indenture Trustee.

(b) The Indenture Trustee shall maintain at its Corporate Trust Office and, upon reasonable prior written request and during normal business hours, shall make available, or cause to be made available, for review by the Issuers, the Rating Agencies, and the Controlling Holders Representative originals and/or copies of the following items (to the extent that such items were prepared by or delivered to the Indenture Trustee): (i) the Offering Memorandum and any other disclosure document relating to the Notes, in the form most recently provided to the Indenture Trustee by the Issuers or by any Person designated by the Issuers; (ii) this Indenture, and any applicable Indenture Supplements and any amendments and exhibits hereto or thereto; (iii) the Servicing Agreement, each sub-servicing agreement delivered to the Indenture Trustee since the Closing Date and any amendments and exhibits or thereto; (iv) all Indenture Trustee Reports actually delivered or otherwise made available to Noteholders pursuant to Section 11.11(d) since the Closing Date; and (v) any other information in the possession of the Indenture Trustee that may be necessary to satisfy the requirements of subsection (d)(4)(i) of Rule 144A under the Securities Act. The Indenture Trustee shall provide, or cause to be provided, or make available copies of any and all of the foregoing items to any of the Persons set forth in the previous sentence promptly following request therefor by such Person; provided, however, that except in the case of the Rating Agencies, the Indenture Trustee shall be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing such copies.

(c) Upon reasonable advance notice and at the expense of any Noteholder, Note Owner or Person identified to the Indenture Trustee as a prospective transferee of a Note or an interest therein (a “Requesting Party”), the Indenture Trustee, subject to the succeeding paragraph, shall make available to such Requesting Party copies of (i) the form of Indenture; (ii) the form of Management Agreement; (iii) the Offering Memorandum as amended or supplemented from time to time; (iv) this Indenture and any Indenture Supplement, as amended from time to time; (v) all Indenture Trustee Reports; and (vi) the most recent audited consolidated Financial Statements of the Issuer Parties and Crown International; provided that the Requesting Party furnish to the Indenture Trustee a written certification substantially in the form attached hereto as Exhibit E as to the effect that (x) in the case of a Noteholder, such Person shall keep such information confidential (except that any Noteholder may provide any such information obtained by it to any other Person that holds or is contemplating the purchase of any Note or interest therein, provided that such other Person confirms to such Noteholder in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential); (y) in the case of a Note Owner, such Person is a Beneficial Owner of Notes held in book-entry form and shall keep such information confidential (except that such Note Owner may provide such information to any other Person that holds or is contemplating the purchase of any Note or interest therein, provided that such other Person confirms to such Note Owner in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential) and (z) in the case of a Person identified to the Indenture Trustee as a prospective transferee of a Note or an interest therein, such Person is a bona fide prospective purchaser of a Note or an interest therein, is requesting the information for use in evaluating a possible investment in Notes and shall otherwise keep such information confidential.

(d) Based solely on information provided in the Servicer’s monthly reports (based solely on information provided by the Manager) and delivered to the Indenture Trustee, the Indenture Trustee shall prepare and make available on each Payment Date to each Noteholder such report (collectively, an “Indenture Trustee Report”) and shall also make available an electronic file detailing information regarding the performance of the Tower Sites to the extent such information is delivered to the Indenture Trustee by the Servicer. Until such time as Definitive Notes are issued in respect of the Book-Entry Notes, the foregoing information shall be available to the Note Owners only to the extent that it can be obtained through DTC and the DTC Participants. However, any Note Owner that does not receive information through DTC or a DTC Participant may obtain such information from the Indenture Trustee’s website; provided that the Note Owner furnish to the Indenture Trustee a written certification in the form attached hereto as Exhibit E to the effect that such Person is a Beneficial Owner of the Notes held in book-entry form and shall keep such information confidential. The manner in which notices and other communications are conveyed by DTC to DTC Participants, and by DTC Participants to the Note Owners, shall be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. The Servicer and the Indenture Trustee are required to recognize as Noteholders only those persons in whose names the Notes are registered on the books and records of the Note Registrar.

(e) Neither the Indenture Trustee nor the Servicer shall be liable for providing or disseminating the Indenture Trustee Report or other information to the extent in accordance with the terms of this Indenture.

ARTICLE XII

Noteholders’ Lists, Reports and Meetings

SECTION 12.01. Issuers to Furnish Indenture Trustee Names and Addresses of Noteholders. The Issuers shall furnish or cause to be furnished, to the Indenture Trustee (a) not more than three Business Days prior to each Payment Date a list, in such form as the Indenture Trustee may reasonably require, of the names and addresses of the Holders of Definitive Notes as of such date and (b) at such other times as the Indenture Trustee may request in writing, within 30 days after receipt by the Issuers of any such request, a list of similar form and content as of a date not more than 10 days prior to the time such list is furnished; provided, however, that the Issuers shall not be required to furnish such list so long as the Indenture Trustee is the Note Registrar.

SECTION 12.02. Preservation of Information; Communications to Noteholders. The Indenture Trustee shall cause the Note Registrar to preserve in as current a form as is reasonably practicable, the names and addresses of Holders of Definitive Notes received by the Note Registrar and the names and addresses of the Holders of Definitive Notes contained in the most recent list furnished to the Indenture Trustee as provided in Section 12.01. The Indenture Trustee may destroy any list furnished to it as provided in such Section 12.01 upon receipt of a new list so furnished.

SECTION 12.03. [Reserved].

SECTION 12.04. Voting by Noteholders. (a) At all times during the term of this Indenture, 100% of the Voting Rights will be allocated among the respective Classes of Notes according to the ratio of the Class Principal Balance of each Class of Notes to the Class Principal Balance of all Classes of Notes, provided, however, that the Class A-1 Notes and the Class A-2 Notes shall both be deemed to be one Class of Notes for such purpose. Voting Rights allocated to a Class of Notes shall be allocated among the Notes of such Class in proportion to the Percentage Interest in such Class evidenced thereby. Notes held by the Issuers or any of their Affiliates shall be deemed not to be Outstanding in determining Voting Rights.

(b) Except as otherwise provided in the Indenture or any Indenture Supplement, all resolutions of Noteholders shall be passed by votes representing more than 50% of the Voting Rights of Notes. Book-Entry Notes shall be voted by the Depositary on behalf of the Beneficial Owners thereof in accordance with written instructions received in accordance with applicable DTC procedures.

SECTION 12.05. Communication by Noteholders with Other Noteholders. Noteholders may communicate pursuant to Section 312(b) of the Trust Indenture Act of 1939, as amended, with other Noteholders with respect to their rights under this Indenture, any Indenture Supplement or the Notes. The Issuers, the Guarantor, the Indenture Trustee, and the Note Registrar and anyone else shall have the protection of Section 312(c) of the Trust Indenture Act of 1939, as amended.

ARTICLE XIII

Indenture Supplements

SECTION 13.01. Indenture Supplements Without Consent of Noteholders. The Issuers, the Guarantor and the Indenture Trustee, when authorized by an Issuer Entity Order, at any time and from time to time, may enter into one or more indentures supplemental hereto, in form satisfactory to the Indenture Trustee, for any of the following purposes:

(i) to correct any typographical error or cure any ambiguity, or to cure, correct or supplement any defective or inconsistent provision in this Indenture, any Indenture Supplement or the Notes or any provision in this Indenture, any Indenture Supplement or the Notes which is inconsistent with the Offering Memorandum;

(ii) to convey, transfer, assign, mortgage or pledge any property to the Indenture Trustee, so long as the interests of the Noteholders would not be adversely affected;

(iii) to modify this Indenture or any Indenture Supplement as required or made necessary by any change in applicable law;

(iv) to add to the covenants of the Issuers or any other party for the benefit of the Noteholders, or to surrender any right or power conferred upon the Issuers in this Indenture or any Indenture Supplement;

(v) to add any additional Events of Default, provided that such action does not adversely affect the interests of the Noteholders;

(vi) to prevent the Issuers, the Noteholders or the Indenture Trustee from being subject to taxes (including, without limitation, withholding taxes), fees or assessments, or to reduce or eliminate any such taxes, fees or assessments;

(vii) in connection with the issuance of Additional Notes, to correct, modify or supplement any provision of the Indenture that may be inconsistent with the terms of any Additional Notes or as may be necessary to provide for the issuance of any Additional Notes and the terms thereof; or

(viii) to evidence and provide for the acceptance of appointment by a successor indenture trustee;

provided, however, the amendment of the Indenture or any Indenture Supplement shall be prohibited unless the Indenture Trustee shall first have received an Opinion of Counsel to the effect that such amendment shall not (i) cause the imposition of a tax on the Issuers, (ii) cause any of the Notes to be characterized other than as indebtedness for Federal income tax purposes, or (iii) cause any of the Notes to be deemed to have been exchanged for a new debt instrument pursuant to Treasury Regulations § 1.1001-3 or (iv) cause the Noteholders to experience any material change to the amount, timing, character or source of the income from the Notes for U.S. Federal income tax purposes; provided further that, in each such case, (i) such action shall not, as evidenced by an Officer’s Certificate, adversely affect in any material respect the interests of any Noteholder, or diminish any rights or remedies or increase any liabilities or obligations of the Servicer hereunder, under the Servicing Agreement or any other Transaction Document, (ii) a Rating Agency Confirmation from each Rating Agency shall have been received with respect to such action (or, in the case of clause (vii), Rating Agency Confirmation from Fitch and the provision of prior written notice to Moody’s), and (iii) the Indenture Trustee is hereby authorized to join in the execution of any such indenture supplement to make any further appropriate agreements and stipulations in such indenture supplement.

SECTION 13.02. Indenture Supplements with Consent of Noteholders. The Issuers and the Indenture Trustee, when authorized by an Issuer Entity Order, with a prior direction of Noteholders entitled to more than 50% of the Voting Rights and without prior notice to any other Noteholder, also may amend, supplement or modify this Indenture, any Indenture Supplement or the Notes or waive compliance by the Issuers with any provision of this Indenture, any Indenture Supplement or the Notes; provided, however, that (A) no such amendment, modification, supplement or waiver may adversely affect in any material respect the interests of Noteholders of any Class of Notes differently from the rights of Noteholders of another Class of Notes without the consent of the Noteholders representing more than 50% of the Voting Rights of such adversely affected Class; and (B) no such amendment, modification, supplement or waiver may, without the consent of the Holder of each Note affected thereby (including any tax consequences) and with respect to clause (viii) below, without the consent of the Servicer:

(i) change any Payment Date, the Applicable Maturity Date or the Rated Final Payment Date;

(ii) reduce the amounts required to be paid on the Notes on any Payment Date, the Applicable Maturity Date or the Rated Final Payment Date;

(iii) change the place of payments on the Notes on any Payment Date, the Applicable Maturity Date or the Rated Final Payment Date;

(iv) change the coin or currency in which the principal of any Note or interest thereon is payable;

(v) impair the right of a Noteholder to institute suit for the enforcement of any payment on or with respect to any Note on or after the maturity thereof;

(vi) reduce the percentage in principal balance of the outstanding principal balance of any of the Notes, the consent of whose Holders is required for such amendment or eliminate the requirement that affected Noteholders consent to any amendment;

(vii) change any obligation of the Issuers to maintain an office or agency in the places and for the purposes set forth in this Indenture;

(viii) diminish any rights or remedies or increase any liabilities or obligations of the Servicer hereunder, under the Servicing Agreement or any other Transaction Document;

(ix) deprive the Indenture Trustee of the benefit of a first priority security interest in the Collateral;

(x) permit the creation of any Lien ranking prior to or on parity with the Lien of the Noteholders with respect to the Collateral or, except as otherwise permitted or contemplated in this Indenture or any Indenture Supplement terminate the Lien of the Noteholders on such Collateral or deprive the Noteholders of the security afforded by such; or

(xi) make any change in the foregoing amendment and waiver provisions.

It shall not be necessary for any Act of the Noteholders under this Section 13.02 to approve the particular form of any proposed indenture supplement, but it shall be sufficient if such Act shall approve the substance thereof.

Promptly after the execution by the Issuers and the Indenture Trustee of any indenture supplement pursuant to this Section 13.02, the Indenture Trustee shall mail to the Holders of the Notes and the Servicer a copy of such indenture supplement. Any failure of the Indenture Trustee to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such indenture supplement.

SECTION 13.03. Execution of Indenture Supplements. In executing, or permitting the additional trusts created by, any indenture supplement permitted by this Article XIII or the modification thereby of the trusts created by this Indenture, the Indenture Trustee shall be entitled to receive, and, subject to Section 11.02, shall be fully protected in relying upon, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such indenture supplement is authorized or permitted by this Indenture and that all conditions precedent to the execution and delivery of such indenture supplement have been satisfied. The Indenture Trustee may, but shall not be obligated to (and with respect to the Servicer shall not, except as permitted by the Servicing Agreement), enter into any such indenture supplement that affects the Indenture Trustee’s (or with respect to the Servicer, the Servicer’s) own rights, duties, liabilities or immunities under this Indenture, any Indenture Supplement or otherwise.

SECTION 13.04. Effect of Indenture Supplement. Upon the execution of any indenture supplement pursuant to the provisions hereof, this Indenture shall be and shall be deemed to be modified and amended in accordance therewith with respect to the Notes affected thereby, and the respective rights, limitations of rights, obligations, duties, liabilities and immunities under this Indenture or any Indenture Supplement of the Indenture Trustee, the Servicer, the Issuers and the Holders of the Notes shall thereafter be determined, exercised and enforced hereunder subject in all respects to such modifications and amendments, and all the terms and conditions of any such indenture supplement shall be and be deemed to be part of the terms and conditions of this Indenture and any Indenture Supplement for any and all purposes.

SECTION 13.05. Reference in Notes to Indenture Supplements. Notes authenticated and delivered after the execution of any indenture supplement pursuant to this Article XIII may bear a notation in form approved by the Indenture Trustee as to any matter provided for in such indenture supplement. If the Issuers shall so determine, new Notes so modified as to conform, in the opinion of the Issuers, to any such indenture supplement may be prepared and executed by the Issuers and authenticated and delivered by the Indenture Trustee in exchange for Outstanding Notes.

ARTICLE XIV

Collateral and Security

SECTION 14.01. Issuers’ Obligations Absolute. Subject to Section 5.01, nothing contained in this Indenture or any provision contained in any Indenture Supplement shall impair, as between the Issuers and the Indenture Trustee, the obligation of the Issuers to pay to the Indenture Trustee all amounts payable in respect of the Notes as and when the same shall become due and payable in accordance with the terms thereof and all other Obligations due under the Transaction Documents, or prevent the Indenture Trustee or Servicer (except as expressly otherwise provided in Section 16.16) from exercising all rights, powers and remedies otherwise permitted by this Indenture, any Indenture Supplement, any other Transaction Document and by applicable law upon a default in the payment of the Notes or under this Indenture, any Indenture Supplement, or any other Transaction Document.

SECTION 14.02. Release of Liens. Upon the sale or substitution of a Tower Site in accordance with the terms of this Indenture, the Indenture Trustee shall release the Lien on any Collateral related to such Tower Site.

ARTICLE XV

Guaranty

SECTION 15.01. Guaranty. (a) Guarantor hereby irrevocably, absolutely and unconditionally guarantees for ratable the benefit of the Noteholders and the other Secured Parties, the prompt and complete payment and performance of the Issuers’ obligations when due (whether at stated maturity, acceleration or otherwise) under the Transaction Documents. The obligations which are the subject of the guaranty referred to in this Section 15.01(a) are hereinafter collectively referred to as the “Guaranteed Obligations”.

(b) Nothing contained in this Guaranty shall be deemed to limit, reduce or otherwise affect Guarantor’s liability pursuant to any other guaranty executed and delivered by Guarantor in connection with the Indenture.

(c) All sums payable under this Guaranty shall be payable within five (5) days after demand therefor and without reduction for any offset, claim, counterclaim or defense.

SECTION 15.02. Unconditional Character of Obligations of Guarantor. (a) The obligations of Guarantor hereunder shall be irrevocable, absolute and unconditional, irrespective of the validity, regularity or enforceability, in whole or in part, of the Notes, the Indenture or the other Transaction Documents or any provision thereof, or the absence of any action to enforce the same, any waiver or consent with respect to any provision thereof, the recovery of any judgment against any Issuer, Guarantor or any other Person or any action to enforce the same, any failure or delay in the enforcement of the obligations of the Issuers under the Notes, the Indenture or any other Transaction Documents or Guarantor under this Guaranty or the Pledge Agreement, or any setoff, counterclaim, and irrespective of any other circumstances which might otherwise limit recourse against Guarantor by the Indenture Trustee or constitute a legal or equitable discharge or defense of a guarantor or surety. The Indenture Trustee may enforce the obligations of Guarantor under this Guaranty by a proceeding at law, in equity or otherwise, independent of any foreclosure or similar proceeding under the Notes or any deficiency action against the Issuers or any other Person at any time, either before or after an action against the Issuer or any other Person. This Guaranty is a guaranty of payment and performance and not merely a guaranty of collection. Guarantor waives diligence, notice of acceptance of this Guaranty, filing of claims with any court, any proceeding to enforce any provision of the Notes, the Indenture or any other Transaction Documents, against Guarantor, the Issuers or any other Person, any right to require a proceeding first against the Issuers or any other Person, or to exhaust any security for the performance of the Guaranteed Obligations or any other obligations of the Issuers or any other Person, or any protest, presentment, notice of default (except as may be expressly required under the Transaction Documents) or other notice or demand whatsoever, and Guarantor hereby covenants and agrees that it shall not be discharged of its obligations hereunder.

(b) The obligations of Guarantor under this Guaranty, and the rights of the Indenture Trustee to enforce the same by proceedings, whether by action at law, suit in equity or otherwise, shall not be in any way affected by any of the following:

(i) any insolvency, bankruptcy, liquidation, reorganization, readjustment, composition, dissolution, receivership, conservatorship, winding up or other similar proceeding involving or affecting the Issuers, the Manager, the Collateral or any part thereof, Guarantor or any other Person;

(ii) any failure by the Indenture Trustee or any other Person, whether or not without fault on its part, to perform or comply with any of the terms of the Indenture, or any other Transaction Documents, or any document or instrument relating thereto;

(iii) the sale, transfer or conveyance of any Collateral or any interest therein to any Person, whether now or hereafter having or acquiring an interest in any Collateral;

(iv) the release of any Issuer or any other Person from the performance or observance of any of the agreements, covenants, terms or conditions contained in any of the Transaction Documents by operation of law or otherwise; or

(v) the release in whole or in part of any Collateral for any or all Guaranteed Obligations or for the Notes or any portion thereof.

(c) Except as otherwise specifically provided in this Guaranty, Guarantor hereby expressly and irrevocably waives all defenses in an action brought by the Indenture Trustee to enforce this Guaranty based on claims of waiver, release, surrender, alteration or compromise and all setoffs, reductions, or impairments, whether arising hereunder or otherwise.

(d) The Indenture Trustee may deal with the Issuers and Affiliates of the Issuers as freely as if this Guaranty did not exist and shall be entitled, among other things, to grant the Issuers or any other Person such extension or extensions of time to perform any act or acts as may be deemed advisable by the Indenture Trustee, at any time and from time to time, without terminating, affecting or impairing the validity of this Guaranty or the obligations of Guarantor hereunder.

(e) No compromise, alteration, amendment, modification, extension, renewal, release or other change of, or waiver, consent, delay, omission, failure to act or other action with respect to, any liability or obligation under or with respect to, or of any of the terms, covenants or conditions of, the Note, the Indenture or the other Transaction Documents or any amendment, modification or other change of any legal requirement, shall in any way alter, impair or affect any of the obligations of Guarantor hereunder, and Guarantor agrees that if any Transaction Documents are modified with the Indenture Trustee’s consent, the Guaranteed Obligations shall automatically be deemed modified to include such modifications.

(f) The Indenture Trustee may proceed to protect and enforce any or all of its rights under this Guaranty by suit in equity or action at law, whether for the specific performance of any covenants or agreements contained in this Guaranty or otherwise, or to take any action authorized or permitted under applicable law, and shall be entitled to require and enforce the performance of all acts and things required to be performed hereunder by Guarantor. Each and every remedy of the Indenture Trustee shall, to the extent permitted by law, be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity.

(g) No waiver shall be deemed to have been made by the Indenture Trustee of any rights hereunder unless the same shall be in writing and signed by the Indenture Trustee, and any such waiver shall be a waiver only with respect to the specific matter involved and shall in no way impair the rights of the Indenture Trustee or the obligations of Guarantor to the Indenture Trustee in any other respect or at any other time.

(h) At the option of the Indenture Trustee, Guarantor may be joined in any action or proceeding commenced by the Indenture Trustee against the Issuers in connection with or based upon the Note, the Indenture or any other Transaction Documents and recovery may be had against Guarantor in such action or proceeding or in any independent action or proceeding against Guarantor to the extent of Guarantor’s liability hereunder, without any requirement that the Indenture Trustee first assert, prosecute or exhaust any remedy or claim against the Issuers or any other Person, or any security for the obligations of the Issuers or any other Person.

(i) Guarantor agrees that this Guaranty shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment is made by the Issuers or Guarantor to the Indenture Trustee and such payment is rescinded or must otherwise be returned by the Indenture Trustee (as determined by the Indenture Trustee in its sole and absolute discretion) upon insolvency, bankruptcy, liquidation, reorganization, readjustment, composition, dissolution, receivership, conservatorship, winding up or other similar proceeding involving or affecting any Issuer or Guarantor, all as though such payment had not been made.

(j) In the event that Guarantor shall advance or become obligated to pay any sums under this Guaranty or in connection with the Guaranteed Obligations or in the event that for any reason whatsoever any Issuer or any subsequent owner of the Collateral or any part thereof is now, or shall hereafter become, indebted to Guarantor, Guarantor agrees that (i) the amount of such sums and of such indebtedness and all interest thereon shall at all times be subordinate as to the Lien, the time of payment and in all other respects to all sums, including principal and interest and other amounts, at any time owed under the Indenture or other Transaction Documents, and (ii) Guarantor shall not be entitled to enforce or receive payment thereof until all principal, interest and other sums due pursuant to the Indenture or other Transaction Documents have been paid in full. Nothing herein contained is intended or shall be construed to give Guarantor any right of subrogation in or under the Transaction Documents or any right to participate in any way therein, or in the right, title or interest of the Indenture Trustee in or to any collateral for the Notes, notwithstanding any payments made by Guarantor under this Guaranty, until the actual and irrevocable receipt by the Indenture Trustee of payment in full of all principal, interest and other sums due with respect to the Notes or otherwise payable under the Indenture or other Transaction Documents. If any amount shall be paid to Guarantor on account of such subrogation rights at any time when any such sums due and owing to the Indenture Trustee or the Servicer shall not have been fully paid, such amount shall be paid by Guarantor to the Indenture Trustee or the Servicer, as applicable, for credit and application against such sums due and owing to the Indenture Trustee or the Servicer, as applicable. The foregoing shall not prohibit the Issuer from using the proceeds of the Notes for any permitted use under the Indenture, including, without limitation, the making of distributions to Guarantor.

(k) Guarantor’s obligations hereunder shall survive the exercise of any power of sale or similar proceeding involving any collateral for this Guaranty or the Notes and the exercise by the Indenture Trustee of any or all of its remedies pursuant to the Transaction Documents.

SECTION 15.03. Interest; Expenses. (a) If Guarantor fails to pay all or any sums due hereunder within five (5) days after demand therefor by the Indenture Trustee, the amount of such sums payable by Guarantor to the Indenture Trustee shall bear interest from the expiration of such five (5) day period until paid at the then lowest Note Rate in effect from time to time, and Guarantor shall be obligated to pay the same in addition to the Guaranteed Obligations.

(b) Guarantor hereby agrees to pay, in addition to the Guaranteed Obligations, all out-of-pocket costs, charges and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, that may be incurred by the Indenture Trustee in enforcing the covenants, agreements, obligations and liabilities of Guarantor under this Guaranty.

SECTION 15.04. Other Guaranties; Singular and Plural; Joint and Several Liability. (a) The obligations of Guarantor hereunder are separate and distinct from, and in addition to, the obligations of Guarantor now or hereafter arising under the other guaranties pursuant to which Guarantor has guaranteed the payment and performance of certain other obligations of the Issuers described therein.

(b) If there is more than one entity comprising Guarantor, all references to Guarantor herein shall be to such Guarantor or any one or more of them. All obligations and liabilities of Guarantor hereunder are in addition to, not in lieu of and are independent of: (i) all obligations of the Issuers under any other Transaction Document, including the Notes and the Indenture; and (ii) any obligation of Guarantor under any other Transaction Document to which Guarantor is a party.

(c) All obligations of Guarantor hereunder shall be joint and several.

(d) If any of the Issuers acquires or creates another subsidiary after the date hereof, then such newly acquired or created subsidiary that was formed under the laws of the United States or any state thereof or the District of Columbia will guarantee the Notes as a Guarantor and execute a Indenture Supplement and deliver an Opinion of Counsel satisfactory to the Indenture Trustee and the Servicer within 30 Business Days of the date on which it was acquired or created and execute and/or deliver such documents, instruments, agreements, financing statements, and perform such acts as the Indenture Trustee and/or the Servicer at any time may reasonably request to evidence the inclusion of such subsidiaries in the Assets and Collateral securing or intended to secure the Obligations; provided that each such subsidiary (i) shall be a bankruptcy remote single purpose entity substantially similar to the Issuers and (ii) shall be subject to the covenants under this Indenture as and to the same extent as the Issuers.

SECTION 15.05. Successors and Assigns. This Guaranty shall be binding upon Guarantor, and Guarantor’s respective estate, heirs, personal representatives, successors and assigns, may not be assigned or delegated by Guarantor and shall inure to the benefit of the successor and assigns of the Indenture Trustee, the Noteholders and the other Secured Parties.

ARTICLE XVI

Miscellaneous

SECTION 16.01. Compliance Certificates and Opinions, etc. Upon any application or request by the Issuers to the Indenture Trustee or Servicer to take any action under any provision of this Indenture, any Indenture Supplement or any Transaction Document, the Issuers shall furnish to the Indenture Trustee and Servicer (i) an Officer’s Certificate stating that all conditions precedent, if any, provided for in this Indenture, any Indenture Supplement, or any Transaction Document relating to the proposed action have been complied with, when reasonably requested by the Indenture Trustee or Servicer, (ii) an Opinion of Counsel stating that in the opinion of such counsel all such conditions precedent, if any, have been complied with, and (iii) if applicable, an

Independent Certificate from a firm of certified public accountants meeting the applicable requirements of this Section 16.01, except that, in the case of any such application or request as to which the furnishing of such documents is specifically required by any provision of this Indenture, any Indenture Supplement or any Transaction Document, no additional certificate or opinion need be furnished.

Every certificate or opinion provided by or on behalf of the Issuers with respect to compliance with a condition or covenant provided for in this Indenture, or any Indenture Supplement or any other Transaction Document shall include:

(i) a statement that the Person making such certificate or opinion has read or has caused to be read such covenant or condition;

(ii) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(iii) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(iv) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Nothing herein shall be deemed to require either the Indenture Trustee or the Servicer to confirm, represent or warrant the accuracy of (or to be liable or responsible for) any other Person’s information or report, including any communication from any Issuer, the Guarantor or the Manager. In connection with the performance of its obligations hereunder and under the other Transaction Documents, each of the Indenture Trustee and the Servicer shall be entitled to rely upon any written information or certification (without any obligation to investigate the accuracy or completeness of any information or certification set forth therein) or recommendation provided to it by the Manager, and neither the Indenture Trustee nor the Servicer shall have any liability with respect thereto.

SECTION 16.02. Form of Documents Delivered to Indenture Trustee. (a) In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

(b) Any certificate or opinion of an Authorized Officer of the Issuers may be based, insofar as it relates to legal matters, upon a certificate or Opinion of Counsel, unless such officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the matters upon which such officer’s certificate or opinion is based are erroneous. Any such certificate of an Authorized Officer or Opinion of Counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an officer or officers of the Issuers, stating that the information with respect to such factual matters is in the possession of the Issuers, unless such officer or officers of the Issuers or such counsel knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to such matters are erroneous.

(c) Where any Person is required to make, give or execute two or more applications, requests, comments, certificates, statements, opinions or other instruments under this Indenture, any Indenture Supplement or any other Transaction Document, they may, but need not, be consolidated and form one instrument.

(d) Whenever in this Indenture, any Indenture Supplement or any other Transaction Document, in connection with any application or certificate or report to the Indenture Trustee, it is provided that the Issuers shall deliver any document as a condition of the granting of such application, or as evidence of the Issuers’ compliance with any term hereof, in any Indenture Supplement or any other Transaction Document, it is intended that the truth and accuracy, at the time of the granting of such application or at the effective date of such certificate or report (as the case may be), of the facts and opinions stated in such document shall in such case be conditions precedent to the right of the Issuers to have such application granted or to the sufficiency of such certificate or report. The foregoing shall not, however, be construed to affect the Indenture Trustee’s or Servicer’s right to rely upon the truth and accuracy of any statement or opinion contained in any such document as provided in Article XI.

SECTION 16.03. Acts of Noteholders. (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture or any Indenture Supplement to be given or taken by Noteholders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Noteholders in person or by agents duly appointed in writing; and except as otherwise expressly provided in this Indenture or in any Indenture Supplement such action shall become effective when such instrument or instruments are delivered to the Indenture Trustee and the Servicer, and, where it is hereby expressly required, to the Issuers. Such instrument or instruments (and the action embodied in this Indenture or in any Indenture Supplement and evidenced thereby) are sometimes referred to in this Indenture as the “Act” of the Noteholders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture or any Indenture Supplement and (subject to Article XI) conclusive in favor of the Indenture Trustee, the Servicer and the Issuers, if made in the manner provided in this Section 16.03.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved in any reasonable manner which the Indenture Trustee deems sufficient.

(c) The ownership, principal balance and serial numbers of the Notes, and the date of holding the same, shall be proved by the Note Register.

(d) If the Issuers shall solicit from Noteholders any request, demand, authorization, direction, notice, consent, waiver or other Act, the Issuers may, at their option, fix in advance a record date for the determination of Noteholders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other Act, but the Issuers shall have no obligation to do so. Any such record date shall be fixed at the Issuers’ discretion. If not set by the Issuers prior to the first solicitation of a Noteholder made by any Person in respect of any such matters referred to in the foregoing sentence, such record date shall be the date 30 days prior to such first solicitation of Noteholders. If such a record date is fixed, such request, demand, authorization, direction, notice, consent and waiver or other Act may be sought or given before or after the record date, but only the Noteholders of record at the close of business on such record date shall be deemed to be Noteholders for the purpose of determining whether Noteholders of the requisite proportion of the Notes Outstanding have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the Notes Outstanding shall be computed as of such record date.

(e) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Notes shall bind the Holder of every Note issued upon the registration thereof or in exchange therefor or in lieu thereof, in respect of anything done, omitted or suffered to be done by the Indenture Trustee, the Servicer or the Issuers in reliance thereon, whether or not notation of such action is made upon such Note.

(f) Without limiting the foregoing, a Noteholder entitled hereunder or under any Indenture Supplement to take any action hereunder or thereunder with regard to any Note may do so with regard to all or any part of the principal balance of such Note or by one or more appointed agents each of which may do so pursuant to such appointment with regard to all or any part of such principal balance of such Note.

SECTION 16.04. Notices; Copies of Notices and Other Information. (a) Any request, demand, authorization, direction, notice, consent, waiver or Act of Noteholders or other documents provided or permitted by this Indenture shall be in writing and if such request, demand, authorization, direction, notice, consent, waiver or Act of Noteholders is to be made upon, given or furnished to or filed with:

(i) the Indenture Trustee by any Noteholder or by the Issuers shall be sufficient for every purpose hereunder if made, given, furnished or filed in writing to or with the Indenture Trustee at its Corporate Trust Office; or

(ii) the Issuers by the Indenture Trustee, the Servicer, or by any Noteholder shall be sufficient for every purpose hereunder if in writing and mailed first-class, postage prepaid and by facsimile to the Issuer Entity addressed to: 1220 August Drive, Suite 500, Houston, Texas 77057 or at any other address previously furnished in writing to the Indenture Trustee and the Servicer by the Issuer Entity. The Issuers shall promptly transmit any notice received by them from the Noteholders to the Indenture Trustee and Servicer.

(b) Any notice to be given to the Indenture Trustee hereunder shall also be given to the Note Registrar and the Servicer in writing, personally delivered, faxed or mailed by certified mail and shall not be deemed given to the Indenture Trustee until also given to the Note Registrar and the Servicer; provided, however, that only one notice to the Indenture Trustee shall be necessary at any time that the Indenture Trustee is also the Note Registrar.

(c) Any notice, and copies of any reports, certificates, schedules, statements, documents or other information to be given to the Indenture Trustee by the Issuers or Crown International hereunder shall also be simultaneously given to the Servicer in writing, personally delivered, faxed or mailed by certified mail and shall not be deemed given to the Indenture Trustee until also given to the Servicer; provided, however, that only one notice or copy of such reports, certificates, schedules, or other information required to be given to the Indenture Trustee shall be necessary at any time that the Indenture Trustee is also the Servicer.

(d) Notices required to be given to the Rating Agencies by the Issuers or the Indenture Trustee shall be in writing, personally delivered, faxed or mailed by certified mail, to the following addresses: (i) Fitch, Inc., One State Street Plaza, New York, NY 10004, Attention: [•], (ii) Moody’s Investors Service, Inc., 7 World Trade Center, 250 Greenwich Street, New York, NY 10007, Attention: [•].

SECTION 16.05. Notices to Noteholders; Waiver. (a) Where this Indenture or any Indenture Supplement provides for notice to Noteholders of any event, such notice shall be sufficiently given (unless otherwise expressly provided in this Indenture or in any Indenture Supplement) if in writing and mailed, first-class, postage prepaid to each Noteholder affected by such event, at his address as it appears on the Note Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Noteholders is given by mail, neither the failure to mail such notice nor any defect in any notice so mailed to any particular Noteholder shall affect the sufficiency of such notice with respect to other Noteholders, and any notice that is mailed in the manner provided in this Indenture shall conclusively be presumed to have been duly given.

(b) Where this Indenture or any Indenture Supplement provides for notice in any manner, such notice may be waived in writing by any Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Noteholders shall be filed with the Indenture Trustee but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such a waiver.

(c) In case, by reason of the suspension of regular mail service as a result of a strike, work stoppage or similar activity, it shall be impractical to mail notice of any event to Noteholders when such notice is required to be given pursuant to any provision of this Indenture or any Indenture Supplement, then any manner of giving such notice as shall be satisfactory to the Indenture Trustee shall be deemed to be a sufficient giving of such notice.

(d) Where this Indenture or any Indenture Supplement provides for notice to the Rating Agencies, failure to give such notice to the Rating Agencies shall not affect any other rights or obligations created hereunder or under any Indenture Supplement, and shall not under any circumstance constitute a Default or Event of Default.

SECTION 16.06. Payment and Notice Dates. All payments to be made and notices to be delivered pursuant to this Indenture, any Indenture Supplement or any other Transaction Document shall be made by the responsible party as of the dates set forth in this Indenture, in any Indenture Supplement or in any other Transaction Document.

SECTION 16.07. Effect of Headings and Table of Contents. The Article and Section headings in this Indenture or in any Indenture Supplement and the Table of Contents are for convenience only and shall not affect the construction hereof or thereof.

SECTION 16.08. Successors and Assigns. All covenants and agreements in this Indenture, any Indenture Supplement and the Notes by the Issuers and the Guarantor shall bind their successors and assigns, whether so expressed or not. All agreements of the Indenture Trustee in this Indenture and any Indenture Supplement shall bind its successors, co-trustees and agents.

SECTION 16.09. Severability. In case any provision in this Indenture or any Indenture Supplement or in the Notes of any Series shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 16.10. Benefits of Indenture. Subject to Section 13.01 and Section 13.02 and Article XI, nothing in this Indenture, any Indenture Supplement or in the Notes, express or implied, shall give to any Person, other than the parties hereto, the Servicer and their successors hereunder, the Noteholders and any other party secured hereunder or under any such Indenture Supplement, and any other Person with an ownership interest in any part of the Collateral and the Rating Agencies, any benefit or any legal or equitable right, remedy or claim under this Indenture or any Indenture Supplement.

SECTION 16.11. Legal Holiday. In any case where the date on which any payment is due shall not be a Business Day, then (notwithstanding any other provision of the Notes, this Indenture or any Indenture Supplement) payment need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the date on which nominally due, and, except as otherwise expressly provided in this Indenture or in any such Indenture Supplement, no interest shall accrue for the period from and after any such nominal date.

SECTION 16.12. Governing Law. THIS INDENTURE AND EACH INDENTURE SUPPLEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO ANY OF ITS PRINCIPLES OF CONFLICTS OF LAWS WHICH WOULD INVOKE THE SUBSTANTIVE LAW OF A DIFFERENT JURISDICTION) AS TO ALL MATTERS, INCLUDING, WITHOUT LIMITATION, MATTERS OF VALIDITY, CONSTRUCTION, EFFECT, PERFORMANCE AND REMEDIES. THE ISSUERS IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY NEW YORK STATE COURT OR UNITED STATES FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN, THE CITY OF NEW YORK IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR IN RELATION TO THIS INDENTURE OR EACH SUCH INDENTURE SUPPLEMENT.

SECTION 16.13. Counterparts. This Indenture and any Indenture Supplement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such respective counterparts shall together constitute but one and the same instrument.

SECTION 16.14. Recording of Indenture. If this Indenture or any Indenture Supplement is subject to recording in any appropriate public recording offices, such recording is to be effected by the Issuers and at their expense.

SECTION 16.15. Corporate Obligation. No recourse may be taken, directly or indirectly, with respect to the obligations of the Issuers, the Guarantor or the Indenture Trustee, in each of their capacities hereunder or under any Indenture Supplement, on the Notes, under this Indenture or any Indenture Supplement or any certificate or other writing delivered in connection herewith, under any Indenture Supplement, against (i) the Indenture Trustee, the Paying Agent and the Note Registrar in its individual capacity, or (ii) any partner, owner, beneficiary, agent, officer, director, employee or agent of the Indenture Trustee in its individual capacity, any holder of equity in the Issuers, the Guarantor or the Indenture Trustee or in any successor or assign of the Indenture Trustee in its individual capacity, except as any such Person may have expressly agreed (it being understood that the Indenture Trustee has no such obligations in its individual capacity), and except that any such partner, owner or equity holder shall be fully liable, to the extent provided by applicable law, for any unpaid consideration for stock, unpaid capital contribution or failure to pay any installment or call owing to such entity.

SECTION 16.16. No Petition. The Indenture Trustee, by entering into this Indenture or any Indenture Supplement, and each Noteholder, by accepting a Note, and each Note Owner, by accepting an ownership interest in a Global Note, hereby covenants and agrees that neither it nor the Indenture Trustee on behalf of such Noteholder shall at any time institute against the Issuers or the Guarantor, or join in any institution against the Issuers or the Guarantor of, any bankruptcy, reorganization, insolvency or similar proceedings, or other proceedings under any Federal, state or foreign bankruptcy or similar law in connection with any obligations relating to the Notes, this Indenture, any such Indenture Supplement or any of the Transaction Documents.

SECTION 16.17. Extinguishment of Obligations. Notwithstanding anything to the contrary in this Indenture or any Indenture Supplement, all obligations of the Issuers and the Guarantor hereunder or under any Indenture Supplement shall be deemed to be extinguished in the event that, at any time, the Issuers and the Guarantor have no assets (which shall include claims that may be asserted by the Issuers and the Guarantor with respect to contractual obligations of third parties to the Issuers and the Guarantor). No further claims may be brought against any of the Issuers’ directors or officers or against their shareholders or members, as the case may be, for any such obligations, except in the case of fraud or actions taken in bad faith by such Persons.

SECTION 16.18. Inspection. The Issuers agree that, with reasonable prior notice, the Issuers shall permit any representative of the Indenture Trustee or the Servicer, during the Issuers’ normal business hours, to examine all the books of account, records, reports and other papers of the Issuers, to make copies and extracts therefrom, to cause such books to be audited by independent certified public accountants (only at one or more locations outside of the United States), and that the Issuers shall discuss their affairs, finances and accounts with their officers, employees, and independent certified public accountants, all at such reasonable times and as often as may be reasonably requested.

SECTION 16.19. [Reserved].

SECTION 16.20. Waiver of Immunities. To the extent that the Issuers have or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to themselves or their property, the Issuers hereby irrevocably waive such immunity in respect of their obligations under this Indenture, any Indenture Supplement, the Notes and any other Transaction Document, to the extent permitted by law.

SECTION 16.21. Non-Recourse. The Noteholders shall not have at any time any recourse on the Notes or under this Indenture or any Indenture Supplement against the Issuers (other than the Collateral) or against the Indenture Trustee, the Servicer or any agents or Affiliates thereof (but not the Guarantor, which shall remain fully liable under the Guaranty).

SECTION 16.22. Indenture Trustee’s Duties and Obligations Limited. The duties and obligations of the Indenture Trustee, in its various capacities hereunder and under any Indenture Supplement, shall be limited to those expressly provided for in their entirety in this Indenture (including any exhibits to this Indenture and to any Indenture Supplement). Any references in this Indenture and in any Indenture Supplement (and in the exhibits to this Indenture and to any Indenture Supplement) to duties or obligations of the Indenture Trustee, in its various capacities hereunder and under any such Indenture Supplement, that purport to arise pursuant to the provisions of any of the Transaction Documents or any such Indenture Supplement shall only be duties and obligations of the Indenture Trustee, or the Indenture Trustee in its other capacities, as applicable, if the Indenture Trustee is a signatory to any such Transaction Documents or any such Indenture Supplement. By its acquisition of the Notes, each Noteholder shall be deemed to have authorized and directed the Indenture Trustee to enter into the Transaction Documents to which the Indenture Trustee is a signatory.

SECTION 16.23. Appointment of Servicer. The Issuers hereby consent to the appointment of Midland Loan Services, Inc. to act as Servicer.

SECTION 16.24. Waiver of Trial Jury. EACH OF THE ISSUERS, THE GUARANTOR AND THE INDENTURE TRUSTEE IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 16.25. Force Majeure. In no event shall the Indenture Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God; it being understood that the Indenture Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Issuers, the Guarantor and the Indenture Trustee have caused this Indenture to be duly executed by their respective officers, thereunto duly authorized, all as of the date and year first written above.

PINNACLE TOWERS ACQUISITION HOLDINGS LLC,

by	/s/ Jay Brown
Name:	Jay Brown
Title:	SVP, CFO & Treasurer

GS SAVINGS INC.,

by	/s/ Jay Brown
Name:	Jay Brown
Title:	SVP, CFO & Treasurer

GOLDENSTATE TOWERS, LLC,

by	/s/ Jay Brown
Name:	Jay Brown
Title:	SVP, CFO & Treasurer

PINNACLE TOWERS ACQUISITION LLC,

by	/s/ Jay Brown
Name:	Jay Brown
Title:	SVP, CFO & Treasurer

TOWERS VENTURES III LLC,

by	/s/ Jay Brown
Name:	Jay Brown
Title:	SVP, CFO & Treasurer

TVHT, LLC,

by	/s/ Jay Brown
Name:	Jay Brown
Title:	SVP, CFO & Treasurer

GLOBAL SIGNAL HOLDINGS III LLC,

by	/s/ Jay Brown
Name:	Jay Brown
Title:	SVP, CFO & Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

by	/s/ Julie Hoffman-Ramos
Name:	Julie Hoffman-Ramos
Title:	Assistant Treasurer

144